As filed with the U.S. Securities and Exchange Commission on October 19, 2011
Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vu1 Corporation
(Exact name of registrant as specified in its charter)

California	3461	84-067714
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

469 Seventh Avenue, Suite 356
New York, New York 10018
(212) 359-9503
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 Scott C. Blackstone, Ph.D.
Vu1 Corporation
Chief Executive Officer
469 Seventh Avenue, Suite 356
New York, New York 10018
(212) 359-9503
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

 Copy to:
Spencer G. Feldman, Esq.
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue – 15th Floor
New York, New York 10166
Tel: (212) 801-9200; Fax: (212) 801-6400;
E-mail: feldmans@gtlaw.com

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-accelerated Filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, no par value	_____ shares	(2)	$_____ per share	$23,000,000	$2,635.80

(1)	Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee.

(2)	Including ________ shares of common stock that may be purchased by the underwriters to cover over-allotments.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED OCTOBER 19, 2011

__________ Shares

Common Stock

We are offering _______ shares of our common stock.  Our common stock is currently quoted on the OTC Bulletin Board under the symbol VUOC.  On October 17, 2011, our common stock closed at $0.38 per share.  We have applied to list our common stock for trading on a national securities exchange, and expect such listing to occur concurrently with the closing of this offering.

The share and per share information in this prospectus does not reflect a proposed up to 1-for-20 reverse stock split of our outstanding shares of common stock to occur on or before the closing of this offering.

These are speculative securities and involve a high degree of risk and substantial dilution.  You should not invest in our common stock unless you can afford to lose your entire investment.
Please see “Risk Factors” beginning on page 5 of this prospectus to read about the risks you should consider before buying our common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us (1)	$	$
(1)	Does not reflect additional compensation to the underwriters in the form of a non-accountable expense allowance of 1% of the total offering price.

In connection with this offering, we have also agreed to sell to _____________, the representative of the underwriters, a warrant to purchase up to 5% of the shares sold in this offering, for $100.  If the representative exercises this warrant, each share of common stock may be purchased at $___ per share (125% of the public offering price).

The underwriters have an option exercisable within 45 days after the date of this prospectus to purchase up to _____ additional shares of common stock from us at the public offering price, less the underwriting discount, solely to cover over-allotments.

The underwriters expect to deliver the shares of common stock against payment in U.S. dollars in New York, New York on _________, 2011.

The date of this prospectus is _____ __, 2011

[Artwork to be added consisting of pictures of Vu1’s line of ESL lighting products]

You should rely only on the information contained in this prospectus.  Neither the underwriters nor we have authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  Neither the underwriters nor we are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.  Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully.  All references to “we,” “us,” the “company” and “Vu1” mean Vu1 Corporation including its subsidiaries, except where it is clear that the term refers only to Vu1 Corporation.  Unless otherwise indicated, all information contained in this prospectus assumes that the underwriters will not exercise their over-allotment option or their underwriters’ warrants, and that no outstanding stock options, warrants or other convertible securities will be exercised or converted.  This prospectus contains forward-looking statements, which involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Our Company

We design, develop and sell mercury-free lighting products using our proprietary Electron Stimulated Luminescence™, or ESL, technology.  Our ESL lights use a form of cathode-ray tube technology in which accelerated electrons stimulate phosphor to create light, making the surface of our lights glow in a highly energy-efficient manner and with a warm white natural light.  In December 2010, we released our first product, the R30 reflector light for recessed fixtures (a direct replacement for the 65-watt incandescent flood light), which we believe will capture a growing share of the general illumination market in 2011 and over the next several years.  We believe our current and planned ESL lighting products offer advantages over competing technologies including increased energy efficiency, longer product lifetime, environmentally safer and toxin-free disposal, superior light quality and lower cost of usage.  We also believe that our ESL lights have the potential to replace traditional incandescent light bulbs, compact fluorescent light bulbs (CFLs) and solid-state light emitting diodes (LEDs) in the future because of these competitive advantages.  Our technology, intellectual property position and strategic manufacturing relationship should enable us to share in the revenues from the worldwide general lighting products market as our current and planned ESL lights enter mainstream consumer, commercial and industrial markets.

Our primary growth strategy is to accelerate the introduction of our lighting products into the commercial and residential general illumination market with the goal of obtaining widespread marketplace adoption over the next two years.  In support of this objective, we are pursuing a multi-channel sales, marketing and distribution strategy, which includes efforts to establish business relationships with “big box” retailers, electrical and lighting distributors and municipal utilities, some of whom are currently evaluating our lights for resale to their customers.  We also intend to outsource our online order facility to an e-commerce fulfillment service provider to enable consumers to more efficiently buy our lights and review our product catalog.

In addition to our R30 reflector light, which received certification from Underwriters Laboratories Inc. (UL®) in October 2010, we are currently developing our version of the standard Edisonian A19 screw-in light (and its European equivalent, the A60), the most common general purpose electric light in the world, for anticipated release during the second quarter of 2012.  In June 2011, we submitted our A19 light to UL for certification and, in August 2011, received that certification.  We are also developing an R40 flood light for the United States commercial market and a smaller R63 light for the European market to be used in currently-installed recessed lighting fixtures. According to Strategies Unlimited, an independent research firm, the worldwide lighting market accounts for approximately $90 billion in annual sales.

We believe a significant contributing factor to our prospects are government regulations mandating the use of energy-efficient lighting, including the elimination of the production of traditional incandescent light bulbs in Europe by 2012 and in the United States by 2014, and regulations restricting the use of hazardous substances such as the mercury contained in CFLs.  We believe these developments disrupt the well-entrenched lighting industry of past decades and, given the energy conservation and eco-friendly characteristics of our ESL lighting products, create significant opportunities for us to introduce our products into the market in place of incandescent bulbs, as well as CFLs and LEDs.  Unlike LEDs, our lights also work with existing lighting fixtures without modification.

In October 2011, we established a key strategic business relationship with Huayi Lighting Company Ltd., an experienced lighting products manufacturer.  Under a new manufacturing agreement, Huayi Lighting has agreed, under our direction, to produce substantially all of our ESL lighting products for resale to our customers over the next five years.  Through this relationship, Huayi Lighting is responsible for fabricating the required electronic components of our lights, sourcing the glass components from its multiple approved suppliers and using its established automated processes to assemble and package finished products.  We expect the first shipment of lights from Huayi Lighting in January 2012.  We have begun to transition our manufacturing operations to Huayi Lighting from our existing facility in the Czech Republic, which in the past has primarily provided us with product testing, engineering development and pilot production of our initial products.  Through these development efforts in the Czech Republic, we have filed eight U.S. and related foreign patent applications, of which two patents have been granted and two applications are expected to be granted shortly, covering important features of our current and planned lighting technology and products, and have accumulated over the past six years a substantial amount of technical know-how relating to our ESL technology.

As of October 17, 2011, we employed a team of 28 research scientists, engineers and laboratory technicians concentrating on technology development and innovation.  We intend in the future to establish a research and development center in New England to develop new products for the lighting industry by taking advantage of the latest technology advancements.

Our executive officers and directors have significant experience in developing and executing a “go-to-market” business model in a competitive, high growth industry.  In addition, our management team has assembled highly-skilled technical personnel in Europe and the United States to conduct ongoing research and product development of new lighting products and next-generation technologies.

Corporate Information

We were incorporated under the laws of the State of California in August 1996 under the name of Telegen Corporation.  In 2007, we began research and product development on our lighting technology and, in May 2008, changed our name to Vu1 Corporation to better reflect this business focus.  Our principal executive offices are located at 469 Seventh Avenue, Suite 356, New York, New York 10018, and our telephone number is (212) 359-9503.  Our Internet website address is http://www.vu1.com.  The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

The Offering

Common stock offered	________ shares of common stock

Common stock outstanding prior to this offering	111,356,926 shares (1)

Common stock to be outstanding after this offering	________ shares (1)

Use of proceeds
We intend to use the net proceeds of this offering to purchase and maintain initial levels of inventory of our ESL lighting products, acquire specialized production tooling and additional machinery required by our product manufacturer, and expand our sales, marketing and distribution efforts, and for working capital and general corporate purposes.

OTC Bulletin Board symbol	VUOC We have applied to list our common stock for trading on a national securities exchange, and expect such listing to occur concurrently with the closing of this offering.

Ownership after this offering	Our executive officers and directors will beneficially own approximately __% of our outstanding common stock after the completion of this offering.

Risk factors	See "Risk Factors" beginning on page 5 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1)	Based on 111,356,926 shares outstanding on October 17, 2011, the number of shares to be outstanding after this offering excludes the following:

•	11,823,541 shares of common stock reserved for issuance upon the exercise of outstanding stock options under our 2007 Stock Incentive Plan,

•	18,438,609 shares of common stock reserved for issuance upon the exercise of outstanding warrants,

•	7,486,815 shares of common stock reserved for issuance upon the conversion of our outstanding original issue discount convertible debentures, and

•	_______ shares of common stock reserved for issuance under the underwriters’ warrants.

The share and per share information in this prospectus does not reflect, or where appropriate, restate for, a proposed up to 1-for-20 reverse stock split of our outstanding shares of common stock to occur on or before the closing of this offering.

Summary Consolidated Financial Data

The summary consolidated financial data below should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Six Months ended June 30,		Year ended December 31,
	2011	2010	2010	2009
	(unaudited)
Consolidated Statement of Operations Data:

Revenue	$7,816	$–	$–	$–

Cost of revenue	47,357	–	–	–

Total operating expenses	3,667,537	1,887,427	4,786,385	5,724,371

Net income (loss)	(3,083,441)	720,748	(4,626,250)	(7,582,690)

Weighted average shares outstanding	109,486,505	86,080,621	90,735,085	85,669,639

Income (loss) per share – basic and diluted	$(0.03)	$0.01	$(0.05)	$(0.09)
	As of June 30, 2011
	Actual	As Adjusted for this Offering(1)
	(unaudited)
Consolidated Balance Sheet Data:

Working capital	$2,106,413

Total assets	5,272,555

Total liabilities	4,340,378

Total stockholders’ equity	932,177

(1)
Reflects our sale of ________ shares of common stock offered by this prospectus at an assumed public offering price of $___ per share, after deducting the underwriting  discount and the estimated offering expenses that we will pay.

RISK FACTORS

A purchase of our shares of common stock involves a high degree of risk.  You should consider carefully the following risk factors, in addition to the other information contained in this prospectus and the documents incorporated by reference into this prospectus, before purchasing any shares.

Risks Related to Our Business and Industry

We have historically been a research and product development company. We have a limited operating history with minimal revenue to date, so it may be difficult to evaluate our business and prospects.  We also received a going concern qualification in our 2010 audit.

We have been primarily engaged during the last six years in the research and development of our lighting products, and have incurred significant operating losses.  We have only recently commenced commercial manufacturing.  During 2009, 2010 and the first quarter of 2011, we had no revenues.  In the second quarter of 2011, we recognized revenue of approximately $8,000 from initial sales of our R30 reflector light.  We currently depend on third-party financing to fund our operations.  We have a very limited operating history upon which an investor can evaluate our business and prospects, and we may never generate significant revenue or achieve net income.  Peterson Sullivan, LLP, our independent registered public accounting firm, in its opinion on our financial statements for the year ended December 31, 2010, raised substantial doubt about our ability to continue as a going concern due to our net losses and negative cash flows from operations and other factors.

We have incurred historical losses and, as a result, may not be able to generate profits, support our operations or establish a return on invested capital, which can have a detrimental effect on the long-term capital appreciation of our common stock.

We incurred a net loss in 2010 of $4.6 million and had an accumulated deficit of $70.5 million as of December 31, 2010.  During the first six months of 2011, we incurred a net loss of $3.1 million and our accumulated deficit increased to $73.6 million as of June 30, 2011.  We cannot predict when or whether we will ever realize a profit or otherwise establish a return on invested capital.  Our business strategies may not be successful and we may never generate significant revenues or profitability, in any future fiscal period or at all.

We have a number of technology issues to resolve before we will be able to successfully manufacture a full line of commercially viable lighting products.

Although we have completed initial engineering and obtained UL certification of our initial R30 reflector light, further development work and third-party testing will be necessary before the technology can be deployed and production of a full line of lighting products can be commenced.  Specifically, we are continuing to work on our standard Edisonian A19 screw-in light, including obtaining acceptable life and output specifications.  If we are unable to solve current and future technology issues, we may not be able to offer a full line of commercially viable products. In addition, if we encounter difficulty in solving technology issues, our research and development costs could increase substantially and our development and production schedules could be significantly delayed.

We have experienced delays in executing our business plan, and further delays will reduce the likelihood that we will be able to manufacture lighting products or generate sufficient revenue to stay in business.

We have previously experienced delays in executing our business plan.  These delays are attributable to a number of factors, including:

•	unanticipated difficulties and increased expenses in developing our ESL technology,
•	unanticipated difficulties in establishing large scale commercial manufacturing processes, and
•	our inability to obtain funding in a timely manner.

In the future, we may experience delays caused by these and other factors.  Our business must be viewed in light of the problems, expenses, complications and delays frequently encountered in connection with the development of new technologies, products, markets and operations. If we are unable to anticipate or manage challenges confronting our business in a timely manner, we may be unable to continue our operations.

We must successfully develop, introduce, market and sell lighting products and manage our operating expenses.

To be a viable business, we must successfully develop, introduce, market and sell products and manage our operating expenses.  Many of our lighting products are still in development and are subject to the risks inherent in the development of technology products, including unforeseen delays, expenses, patent challenges and complications frequently encountered in the development and commercialization of technology products, the dependence on and attempts to apply new and rapidly changing technology, and the competitive environment of the industry. Many of these events are beyond our control, such as unanticipated development requirements, delays and difficulties with obtaining third-party certification, delays in submitting documentation for and being granted patents and establishing manufacturing relationships.  Our success also depends on our ability to maintain high levels of employee utilization, manage our production costs, sales and marketing costs and general and administrative expenses, and otherwise execute on our business plan.  We may not be able to effectively and efficiently manage our development and growth.  Any inability to do so could increase our expenses and negatively impact our results of operations.

We will rely solely on Huayi Lighting Company to manufacture the ESL lighting products we sell to customers and to source the required raw materials.

Our business prospects depend significantly on our ability to obtain ESL lighting products for sale to our customers.  Our new manufacturing agreement with Huayi Lighting Company Ltd. provides us with a single source for our ESL lights.  Through this agreement, Huayi Lighting is responsible for fabricating the required electronic components of our lights, sourcing the glass components from its suppliers and using its established automated processes to assemble and package finished products.  Huayi Lighting is located in the People’s Republic of China, where shipments of product to us could be delayed, rerouted, lost or damaged.  Our inability to obtain finished products from Huayi Lighting in accordance with our required technical specifications and on a timely basis due to shipping delays, manufacturing problems or its failure to obtain required raw materials would have a material adverse effect on our revenue from product sales, as well as on our ability to support our customers’ purchase requirements, which could result in loss of customers and damage to our reputation.

We may face additional barriers and tariffs as a result of importing our lighting products from China, which could increase our prices and make our products less desirable.

We expect to pay a duty on all lighting products that we import from China.  This duty is expected to represent a 3.9% mark-up to factory invoice.  We will also bear related importing costs such as customs inspection fees and ocean freight charges.  In the future, China and the United States may create additional barriers to business between our China-based product manufacturer and us, including new tariffs, costs, restrictions, controls or embargos that could negatively impact our business and operating results.  New or increased tariffs would likely result in higher prices (and potentially lower sales volumes) and lower operating margins on our products.

We rely heavily on a few consultants and employees, the loss of whom could have a material adverse effect on our business, operating results and financial condition.

Our future success will depend in significant part upon the continued services of our executive officers and directors and certain key consultants, and our ability to attract, assimilate and retain highly qualified technical, managerial and sales and marketing personnel when needed. Competition for quality personnel is intense, and there can be no assurance that we can retain our existing key personnel or that we will be able to attract, assimilate and retain such employees in the future when needed. The loss of key personnel or the inability to hire, assimilate or retain qualified personnel in the future could have a material adverse effect on our business.

We rely on outside vendors to manage certain key business processes, and any failure by them to perform will negatively affect our business.

We have outsourced certain of our key business processes.  In September 2010, we retained Integrated Sales Solutions II, LLC (a company controlled by Bill K. Hamlin, our President and Chief Operating Officer) to help develop our sales, marketing and distribution strategies and channels.  If any of our service providers fail to perform at a satisfactory level, our business development will be negatively affected and delayed, and our reputation may be harmed.

Our future operating results are difficult to predict; thus, the future of our business is uncertain.

Due to our limited operating history and the significant development and manufacturing objectives that we must achieve to be successful, our quarterly and annual operating results are difficult to predict and are expected to vary significantly from period to period. In addition, the amount and duration of losses will be extended if we are unable to develop and manufacture our products in a timely manner. Factors that could inhibit our product development, manufacturing and future operating results include:

•	failure to solve existing or future technology-related issues in a timely manner,
•	failure to obtain sufficient financing when needed,
•	failure to secure key manufacturing or other strategic business relationships, and
•
competitive factors, including the introduction of new products, product enhancements and the introduction of new or improved technologies by our competitors, the entry of new competitors into the lighting markets and pricing pressures.

We face currency risks associated with fluctuating foreign currency valuations.

With operations in the Czech Republic through our Sendio s.r.o. subsidiary (our only foreign subsidiary), Sendio’s accounts, which primarily consist of lease payments, compensation and other research and development, and administrative expenses, are denominated in the Czech koruna (CZK) and the Euro.  An increase in the value of the CZK and Euro in relation to the U.S. dollar would have an adverse effect on our operating expenses.  In addition, we may engage in business in other countries, particularly in the European Union, and our operating results will be subject to fluctuations in the value of those currencies against the U.S. dollar.  In addition, the financial statements for our Czech subsidiary are denominated in the CZK; accordingly, on a consolidated financial statement reporting basis, these numbers are translated into U.S. dollars and are affected by currency conversion rates.  To date, we have not entered into foreign currency contracts or other currency-related derivatives to mitigate the potential impact of foreign currency fluctuations.

Because we are smaller and have fewer financial resources than most of our competitors, we may not be able to successfully compete in the very competitive lighting industry.

The lighting industry is very competitive and we expect this competition to continue to increase.  The general illumination market segment within the lighting industry is dominated by a number of well-funded multi-national companies such as General Electric Company, Phillips Electronics NV and Osram Sylvania, that have established products and are developing new products that compete with our current and planned lighting products.  We may not be able to compete effectively against these or other competitors, most of whom have substantially greater financial resources and operating experience than we do. Many of our current and future competitors may have advantages over us, including:

•	well established products that dominate the market,
•	longer operating histories,
•	established customer bases,
•	substantially greater financial resources,
•	well established and significantly greater technical, research and development, manufacturing, sales and marketing resources, capabilities and experience, and
•	greater name recognition.

Our current and potential competitors have established, and may continue to establish in the future, cooperative relationships among themselves or with third parties that would increase their market dominance and negatively impact our ability to compete with them. In addition, competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer needs, or to devote more resources to promoting and selling their products. If we fail to adapt to market demands and to compete successfully with existing and new competitors, our results of operations could be materially adversely affected.  The market for lighting technology is changing rapidly and there can be no assurance that we will be able to compete, especially in light of our limited resources. There can be no assurance that any of our current or planned lighting products can compete successfully on a cost, quality or market acceptance basis with competitors’ products and technologies.

We depend on our intellectual property.  If we are unable to protect our intellectual property, we may be unable to compete and our business may fail.

Our success and ability to develop our technology and create products and become competitive depend to a significant degree on our ability to protect our proprietary technology, particularly any patentable material.  We rely on a combination of patent, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other protective measures to preserve our rights to our technology.  In addition, any intellectual property protection we seek may not preclude competitors from developing products similar to ours.  In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States.

We do not currently have sufficient available resources to defend a lawsuit challenging our intellectual property rights or to prosecute others who may be infringing our rights.  Accordingly, even if we have strong intellectual property rights and patent rights, we may not be able to afford to engage in the necessary litigation to enforce our rights.

We compete in industries where competitors pursue patent prosecution worldwide and patent litigation is customary. At any given time, there may be one or more patent applications filed or patents that are the subject of litigation, which, if granted or upheld, could impair our ability to conduct our business without first obtaining licenses or granting cross-licenses, which may not be available on commercially reasonable terms, if at all. We have several patent applications pending in the United States and internationally and we expect to file additional patent applications; however, none of these patents may ever be issued.  We do not perform worldwide patent searches as a matter of custom and, at any given time, there could be patent applications pending or patents issued that may have an adverse impact on our business, financial condition and results of operations.

Other parties may assert intellectual property infringement claims against us, and our products may infringe on the intellectual property rights of third parties. Intellectual property litigation is expensive and time consuming and could divert management’s attention from our business and could result in the loss of significant rights. If there is a successful claim of infringement, we may be required to develop non-infringing technology or enter into royalty or license agreements which may not be available on acceptable terms, if at all. In addition, we could be required to cease selling any of our products that infringe on the intellectual property rights of others. Successful claims of intellectual property infringement against us may have a material adverse effect on our business, financial condition and results of operations. Even successful defense and prosecution of patent suits is costly and time consuming.

We rely in part on unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and strategic partners to enter into confidentiality agreements. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of those trade secrets, know-how or other proprietary information. In particular, we may not be able to protect our proprietary information as we conduct discussions with potential strategic partners.  If we are unable to protect the proprietary nature of our technologies, it may have an adverse impact on our business, financial condition and results of operations.

Failure to obtain and maintain industry certification for our lighting products could cause an erosion of our current competitive strengths.

We are designing our lighting products to be UL or ETL (an Intertek listed mark for product compliance to North American safety standards) compliant and intend to seek Energy Star certification, as well as appropriate certifications in the European Union and in other countries.  UL or ETL compliance certification is a key standard in the lighting industry, and if we fail to obtain or maintain this standard we may not have any market interest for our products.  We may not obtain this certification or we may be required to make changes to our lights, which would delay our commercialization efforts and would negatively harm our business and our results of operations.

Rapid technological changes and evolving industry standards could result in our lighting products becoming obsolete and no longer in demand.

The lighting industry is characterized by rapid technological change and evolving industry standards and is highly competitive with respect to timely product innovation. The introduction of lighting products embodying new technology and the emergence of new industry standards can render existing products and technologies obsolete and unmarketable. Our success will depend in part on our ability to successfully develop commercial applications for our technology, anticipate and respond to technology developments and changes in industry standards, and obtain market acceptance on any products we introduce. We may not be successful in the development of our ESL technology, and we may encounter technical or other serious difficulties in our development or commercialization efforts that would materially and adversely affect our results of operations.

Despite government regulations aimed at eliminating the production of traditional incandescent light bulbs, consumer and political opposition could cause delays in the implementation of those regulations, possibly delaying the pace and impact of our future market penetration.

There has been consumer, political and media resistance from time to time to government regulations mandating the use of energy-efficient lighting, including the elimination of the production of traditional incandescent light bulbs, owing to the low cost of incandescent light bulbs, their easy and broad availability and concerns about other alternatives such as mercury contamination with CFLs.  In the event implementation of these government regulations is delayed, we may experience a delay in the pace with which our products may be able to penetrate the general lighting products market.

If we fail to maintain proper and effective internal controls in the future, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, investors’ views of us and, as a result, the value of our common stock.

Ensuring that we have effective internal control over financial reporting and disclosure controls and procedures in place is a costly and time-consuming effort that needs to be frequently evaluated.  As a public company, we conduct an annual management assessment of the effectiveness of our internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.  As a smaller reporting company, we are not currently required to receive a report from our independent registered public accounting firm addressing the effectiveness of our internal controls over financial reporting.  As we grow, it may be necessary  in the future to update our internal controls over financial reporting on the basis of  periodic reviews.  If we are not able to comply with the requirements of Section 404, or if we  (or our independent registered public accounting firm) identify deficiencies in our internal controls over financial reporting that could rise to the level of a material weakness, we may not be able to complete our evaluation, testing and any required remediation in a timely fashion.  During the evaluation and testing process, if we identify one or more material weaknesses in our internal controls over financial reporting, we will be unable to assert that our internal controls over financial reporting are effective.  If we are unable to assert that  they are effective  (or if our independent registered public accounting firm is unable in the future to express an opinion on the effectiveness of our internal controls over financial reporting), we could be subject to investigations or sanctions by the SEC or other regulatory authorities, and we could lose investor confidence in the accuracy and completeness of our financial reports, which could cause an adverse effect on the market price of our common stock, our business, reputation, financial position and results of operation.  In addition, we could be required to expend significant management time and financial resources to correct any material weaknesses that may be identified or to respond to any regulatory investigations or proceedings.

Risks Related to our Securities and this Offering

Our historic stock price has been volatile and the future market price for our common stock is likely to continue to be volatile. This may make it difficult for you to sell our common stock for a positive return on your investment.

The public market for our common stock has historically been volatile. Any future market price for our shares is likely to continue to be volatile.  This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive.  The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of specific companies.  Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance.  Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained.  We cannot predict the effect that this offering or a national securities exchange listing will have on the volume or trading price of our common stock.  We cannot provide assurance that the market price of our common stock will not fall below the public offering price or that, following the offering, a stockholder will be able to sell shares acquired in this offering at a price equal to or greater than the offering price.  Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price.  As a result, these factors may make it more difficult or impossible for you to sell our common stock for a positive return on your investment.

Our management and SAM Special Opportunities Fund, L.P. own a substantial amount of our stock and are capable of influencing our affairs.

As of October 17, 2011, our executive officers and directors (and their respective affiliates) beneficially owned approximately 26.4% of our outstanding common stock, with SAM Advisors, LLC, an investment advisor controlled by William B. Smith, our Chairman, beneficially owning approximately 18.8% of our outstanding common stock.  As a result, these shareholders substantially influence our management and affairs and, if acting together, control most matters requiring the approval by our shareholders including the election of directors, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transactions.  The concentration of ownership may delay or prevent a change of control at a premium price.

Our articles of incorporation contain authorized, unissued preferred stock which, if issued, may inhibit a takeover at a premium price that may be beneficial to you.

Our articles of incorporation allow us to issue up to 10,000,000 shares of preferred stock without further stockholder approval and upon such terms and conditions, and having such rights, preferences, privileges and restrictions as the board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire control of, or of discouraging bids for control of our company. This could limit the price that certain investors might be willing to pay in the future for shares of common stock. We have no current plans to issue any shares of preferred stock.

You will experience immediate and substantial dilution when you purchase shares in this offering.

Upon the closing of this offering, investors will incur immediate and substantial dilution in the per share net tangible book value of their common stock.  At June 30, 2011, after giving pro forma effect to our receipt of the net proceeds of this offering, we would have a pro forma net tangible book value of $____ per share.  Net tangible book value is the amount of our total assets minus intangible assets and liabilities.  This represents a gain in our net tangible book value of $____ per share for the benefit of our current stockholders, and dilution of $_____, or ___% of the public offering price, for investors in this offering.  Investors in this offering will be subject to increased dilution upon the exercise of our outstanding stock options and warrants and conversion of our outstanding convertible debentures. These stock options, warrants and convertible debentures represent an additional 37,748,965 shares of common stock that could be issued in the future.

Shares of stock issuable pursuant to our stock options, warrants, convertible debentures and underwriters’ purchase option may adversely affect the market price of our common stock.

As of October 17, 2011, we have outstanding under our 2007 Stock Incentive Plan stock options to purchase 11,823,541 shares of common stock, outstanding warrants to purchase 18,438,609 shares of common stock and outstanding convertible debentures to acquire 7,486,815 shares of common stock.  The exercise or conversion of these securities and sales of common stock issuable pursuant to them, would reduce a stockholder’s percentage voting and ownership interest.

Upon completion of this offering, we will sell to the underwriters for nominal consideration a warrant to purchase up to ________ shares of common stock.  This warrant will be exercisable for four years, commencing one year after the date of this prospectus, at an exercise price of $____ per share (125% of the price of the shares sold in this offering).

The stock options, warrants, convertible debentures and underwriters’ warrant are likely to be exercised when our common stock is trading at a price that is higher than the exercise or conversion price of these securities, and we would be able to obtain a higher price for our common stock than we will receive under such securities.  The exercise or conversion, or potential exercise or conversion, of these stock options, warrants and convertible debentures could adversely affect the market price of our common stock and adversely affect the terms on which we could obtain additional financing, if needed.

The large number of shares eligible for future sale may adversely affect the market price of our common stock.

The sale, or availability for sale, of a substantial number of shares of common stock in the public market could materially and adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of our equity securities.  At the closing of this offering, there will be approximately ________ shares of common stock issued and outstanding.  Of these shares, approximately ________ will be freely transferable.  Our executive officers and directors beneficially own ______ shares, which would be eligible for resale, subject to the volume and manner of sale limitations of Rule 144 under the Securities Act.  An additional ________ shares are “restricted shares,” as that term is defined in Rule 144, and are eligible for sale under the provisions of Rule 144.

Our common stock is currently considered a “penny stock” and may be difficult to sell unless we obtain and maintain our national securities exchange listing.

Our common stock is subject to certain rules and regulations relating to “penny stock.”  A “penny stock” is generally defined as any equity security that has a price less than $5.00 per share and that is not quoted on a national securities exchange.  Being a penny stock generally means that any broker who wants to trade in our shares (other than with established clients and certain institutional investors) must comply with certain “sales practice requirements,” including delivery to the prospective purchaser of the penny stock a risk disclosure document describing the penny stock market and the risks associated with it.  These penny stock rules make it more difficult for broker-dealers to recommend our common stock and, as a result, our stockholders may have difficulty in selling their shares in the secondary trading market.  This lack of liquidity may also make it more difficult for us to raise capital in the future through the sale of our equity securities.

We do not intend to pay cash dividends on our common stock, so any return on investment must come from appreciation.

We have never declared or paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to invest all future earnings, if any, to fund our growth. Therefore, any investment return in our common stock must come from increases in the trading price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the expectations reflected in these forward-looking statements will prove to be correct.  Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.”  Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should” and similar expressions, including when used in the negative.  Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Actual results may be materially different than those described herein.  Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors.  We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise, except to the extent required by U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission, or the SEC, to register the shares of our common stock being offered by this prospectus.  In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.  The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us.  Our SEC filings are also available to the public from commercial document retrieval services.  Information contained on our website should not be considered part of this prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Vu1 Corporation
469 Seventh Avenue, Suite 356
New York, New York 10018
Attention: Scott C. Blackstone, Ph.D.
Chief Executive Officer
(212) 359-9503

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the common stock in this offering will be approximately $___________, or approximately $___________ if the underwriters' over-allotment option is exercised in full, based on an assumed public offering price of $_____ per share and after deducting the underwriting discount and our estimated offering expenses.

We intend to use the net proceeds from this offering for the following purposes and in the following order of priority:

Purpose	Estimated Amount		Estimated Percentage of Net Proceeds

Purchase inventory of ESL lighting products	$	______	___	%

Acquire specialized production tooling and machinery	$	______	___	%

Expand sales, marketing and distribution efforts	$	______	___	%

Working capital and general corporate purposes	$	______	___	%

Total	$	______	100.0%

We plan to use a substantial portion of the net proceeds of this offering to purchase and maintain initial levels of inventory of our ESL lighting products, and to acquire specialized production tooling required by our product manufacturer, and additional machinery needed for its assembly lines, to produce our ESL lights.  We also plan to use a portion of the net proceeds of this offering to expand our sales, marketing and distribution efforts with respect to our ESL lights.

Our working capital and general corporate uses include amounts required to pay for ongoing research and product development expenses, salaries, professional fees, public reporting costs, office-related expenses and other corporate expenses, including interest and overhead.  Any additional net proceeds received from the exercise of the over-allotment option will be used for working capital and general corporate purposes.

We believe that the net proceeds of this offering will be sufficient to meet our cash, operational and liquidity requirements for at least 12 months after the closing of this offering.  While the initial allocation of the net proceeds of this offering represents our best estimates of their use, the amounts actually expended for these purposes may vary significantly from the specific allocation of the net proceeds described above, depending on numerous factors, including changes in the general economic and/or regulatory climate and the progress and market acceptance of our ESL lighting products.  However, there can be no assurance that the net proceeds of this  offering will satisfy our requirements for any particular period of time.  After 12 months from the receipt of the net proceeds of this offering, additional funding may be needed.  No assurance can be given that additional financing will be available on terms acceptable to us, if at all.  Pending specific allocation of the net proceeds of this offering, we intend to invest most of the net proceeds in short-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund the development and growth of our business.  There are no restrictions in our articles of incorporation or by-laws on declaring dividends.  The terms of our original issue discount convertible debentures due June 22, 2013 prohibit us from paying cash dividends on our common stock.

CAPITALIZATION

The following table summarizes our capitalization as of June 30, 2011, (a) on an actual basis, and (b) on an as adjusted basis to reflect the estimated net proceeds we will receive from the sale of ________ shares of common stock offered by this prospectus at an assumed public offering price of $_____ per share, after deducting the underwriting discount and the estimated offering expenses we will pay.

	As of June 30, 2011
	Actual	As Adjusted for this Offering (1)
	(Unaudited)
Convertible debentures, net of discount of $2,046,884, and capitalized lease obligations, net of current portion	$2,078,614

Stockholders’ equity:
Preferred stock, $1.00 par value; 10,000,000 shares authorized; no shares issued and outstanding	-
Common stock, no par value; 200,000,000 shares authorized; 111,094,426 shares issued and outstanding; ________ shares as adjusted for this offering (1)	74,414,468
Accumulated deficit	(73,583,010)
Accumulated other comprehensive income	196,774
Total Vu1Corporation stockholders' equity	1,028,232
Non-controlling interest	(96,055)
Total stockholders’ interest	932,177
Total capitalization	$3,010,791

(1)
The number of shares issued and outstanding excludes (a) 9,496,144 shares of common stock reserved for issuance upon the exercise of stock options outstanding under our 2007 Stock Incentive Plan, (b) 18,438,609 shares of common stock reserved for issuance upon the exercise of outstanding warrants, (c) 7,486,815 shares of common stock reserved for issuance upon the conversion of original issue discount convertible debentures in the aggregate principal amount of $4,117,750 and (d) ________ shares of common stock reserved for issuance under the underwriters’ warrants.  The number of shares issued has not been adjusted from the actual prices for such periods to reflect a proposed up to 1-for-20 reverse stock split to occur on or before the closing of this offering.

PRICE RANGE OF COMMON STOCK

Our common stock has been quoted on the OTC Bulletin Board under the symbol VUOC since June 5, 2008.  We have applied to list our common stock for trading on a national securities exchange, and expect such listing to occur concurrently with the closing of this offering.

 The following table sets forth the range of high and low trading prices as reported by the OTC Bulletin Board for the periods indicated.

	Year ended December 31,
Quarter	2009		2010		2011
	High	Low	High	Low	High	Low
First	$1.13	$0.70	$0.69	$0.31	$0.62	$0.44
Second	$1.41	$0.70	$0.51	$0.19	$0.50	$0.35
Third	$0.91	$0.40	$0.55	$0.30	$0.46	$0.36
Fourth (through October 17, 2011)	$0.80	$0.47	$0.90	$0.40	$0.38	$0.30

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.  These prices have not been adjusted from the actual prices for such periods to reflect a proposed up to 1-for-20 reverse stock split to occur on or before the closing of this offering.

The closing price of our common stock on October 17, 2011 was $0.38 per share.

As of October 17, 2011, we had 819 stockholders of record and approximately 2,800 beneficial owners of our common stock.

DILUTION

Purchasers of common stock in this offering will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering.  Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma, adjusted net tangible book value per share of common stock immediately after completion of this offering.

Our pro forma, adjusted net tangible book value (deficit) as of June 30, 2011, would have been $_______, or $___ per share of common stock.  Pro forma net tangible book value (deficit) per share as of a specified date is determined by dividing our tangible book value (deficit) (total tangible assets less total liabilities) by the number of outstanding shares of common stock at such date.  After giving effect to our sale of the _______ shares of common stock offered by this prospectus (based upon an assumed public offering price of $___ per share, after deducting the underwriting discount and our estimated offering expenses), our pro forma net tangible book value as of June 30, 2011, would have been $__________, or $___ per share of common stock. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $___ per share, and an immediate dilution to new investors of $___ per share, or ___% of the public offering price of the shares offered in this offering. The following table illustrates the per share dilution:

Assumed public offering price per share			$	_____
Pro forma net tangible book value (deficit) per share as of June 30, 2011	$	_____
Increase in pro forma net tangible book value (deficit) per share attributable to new investors in this offering	$	_____
Pro forma net tangible book value per share as of June 30, 2011 after this offering			$	_____
Pro forma net tangible book value dilution per share to new investors in this offering			$	_____

Investors in this offering will be subject to increased dilution upon the exercise of outstanding stock options, warrants and convertible debentures.  As of October 17, 2011, these stock options, warrants and convertible debentures represented an additional 37,748,965 shares of common stock that could be issued in the future.

SELECTED FINANCIAL DATA

The following selected statement of operations data for the years ended December 31, 2009 and December 31, 2010, and the selected balance sheet data at those dates, are derived from our consolidated financial statements and notes thereto audited by Peterman Sullivan, LLC, our independent registered public accounting firm.  The statement of operations data for the six months ended June 30, 2010 and June 30, 2011 are unaudited.  Per share data and shares outstanding do not reflect an adjustment for the effect of a proposed up to 1-for-20 reverse stock split of our outstanding shares of common stock to occur on or before the closing of this offering.  The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

Consolidated Statement of Operations Data

	Six Months ended June 30,		Year ended December 31,
	2011	2010	2010	2009
	(Unaudited)	(Unaudited)
Revenue	$7,816	$—	$—	$—
Cost of revenue	47,357	—	—	—
Gross profit	(39,541)	—	—	—
Operating expenses:
Research and development	1,213,393	949,429	2,076,584	2,957,848
General and administrative	1,909,270	803,818	2,345,028	2,353,021
Marketing	544,874	134,180	364,773	413,502
Total operating expenses	3,667,537	1,887,427	4,786,385	5,724,371
Loss from operations	(3,707,078)	(1,887,427)	(4,786,385)	(5,724,371)
Other income (expense):
Interest income	72	2	14	2,570
Other income	—	36,590	36,902	—
Interest expense	(24,697)	(637,210)	(1,239,759)	(255,969)
Loss on extinguishment of debt	—	—	(215,873)	—
Derivative valuation gain (loss)	(648,262)	3,208,793	1,578,851	(1,604,920)
Total other income (expense)	623,637	2,608,175	160,135	(1,858,319)
Income (loss) before provision for income taxes	$(3,083,441)	$720,748	$(4,626,250)	$(7,582,690)
Provision for income taxes	—	—	—	—
Net income (loss)	$(3,083,441)	$720,748	$(4,626,250)	$(7,582,690)
Other comprehensive income (loss):
Foreign currency translation adjustments	159,227	(129,627)	(68,564)	(30,786)
Comprehensive income (loss)	$(2,924,214)	$591,121	$(4,694,814)	$(7,613,476)
Income (loss) per share:
Basic	$(0.03)	$0.01	$(0.05)	$(0.09)
Diluted	$(0.03)	$0.01	$(0.05)	$(0.09)
Weighted average shares outstanding:
Basic	109,486,505	86,080,621	90,735,085	85,669,639
Diluted	109,486,505	86,601,200	90,735,085	85,669,639

Consolidated Balance Sheet Data

	As of June 30, 2011	As of December 31,
	(Unaudited)	2010	2009

Cash	$2,250,550	$119,619	$366,303
Working capital (deficiency)	2,106,413	(499,359)	(531,892)
Total assets	5,272,555	1,768,929	1,873,026
Long-term liabilities	3,521,000	9,192	2,920,068
Total liabilities	4,340,378	729,895	4,054,926
Total stockholders’ equity (deficit)	932,177	1,039,034	(2,181,900)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.  The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

We are focused on designing, developing and selling a line of mercury-free, energy efficient lighting products based on our proprietary light-emitting technology.  For the past several years, we have primarily focused our efforts on research and product development of our Electron Stimulated Luminescence™ (ESL) technology.  In 2007, we formed Sendio s.r.o. in the Czech Republic as a wholly-owned subsidiary for continued development of our lighting products, and to design the manufacturing processes required for commercialization and manufacturing.  During 2010, we continued our development work on the technology to refine the prototype with the miniaturization of the electronics and improvements to the efficiency of the products and the design and implementation of the processes required to manufacture our lights.  During the second quarter of 2010, we submitted our initial light for safety certification to Underwriters Laboratories (UL®) and, in October 2010, we received that certification.  Our efforts are presently focused on this initial product, the R30 size light for recessed fixtures.  We are currently supporting initial production of this light and are continuing to enhance our manufacturing capabilities through an outsourcing arrangement.  In addition, we are currently developing our version of the standard Edisonian A19 screw-in light (and its European equivalent, the A60), the most common general purpose electric light in the world.  We submitted this light in June 2011 for safety certification to UL and, in August 2011, we received certification.  We presently anticipate release of the A19 light in the second quarter of 2012.  We are also developing an R40 flood light for the United States commercial market and a smaller R63 light for the European market to be used in currently-installed recessed lighting fixtures.  The commercial viability of our ESL technology will largely depend on these results, the ability to manufacture our products on a large scale commercial basis, market acceptance of the products and other factors noted in the "Risk Factors" section of this prospectus.  During 2009, 2010 and the first quarter of 2011, we had no revenues.  During the six months ended June 30, 2011, we recognized revenue of approximately $8,000 from initial sales of our R30 reflector light.

As noted above, our independent registered public accounting firm has issued a “going concern” statement in its report on our financial statements for the year ended December 31, 2010, stating that we had a net loss and negative cash flows from operations in fiscal 2010, and that we have an accumulated deficit.  Accordingly, those conditions raise substantial doubt about our ability to continue as a going concern.  Our consolidated financial statements do not include any adjustments that might result from this going-concern uncertainty.

Prior Private Placements

On June 22, 2011, we completed a private placement of our convertible debentures to 11 institutional investors, receiving gross proceeds of $3,500,000.  Each convertible debenture was issued at a price equal to 85% of its principal amount.  The convertible debentures mature two years after the date of their issuance and do not bear regularly scheduled interest.  Investors may convert their convertible debentures into shares of our common stock at any time and from time to time on or before the maturity date, at a conversion price of $0.55 per share. The convertible debentures will mandatorily convert at our option into shares of our common stock at the conversion price, if the closing bid price for the common stock exceeds $1.50 per share for a period of ten consecutive trading days, provided that such underlying shares continue to be registered for resale with the SEC. We also issued to the investors five-year common stock purchase warrants to purchase up to 3,743,409 shares of our common stock at an exercise price of $0.65 per share.  The warrants may be exercised on a cashless basis at any time after the earlier of (i) one year after the date of their issuance or (ii) the completion of the applicable holding period required by Rule 144 in the event the underlying shares fail to continue to be registered for resale with the SEC. We are using the net proceeds of the June 2011 private placement for our working capital and capital expenditure requirements.

On February 9, 2011, we completed a private placement to eight institutional accredited investors of 4,911,112 shares of our common stock at a purchase price of $0.45 per share, for gross proceeds of $2,210,000.  As part of the private placement, the investors were issued five-year warrants to purchase up to 4,911,112 shares of our common stock at an initial exercise price of $0.60 per share.  The net proceeds from the private placement, following the payment of offering-related expenses, were used by us for our capital expenditure requirements and for working capital and other general corporate purposes.  In January 2011, we raised approximately $402,000 from a small group of investors through the private sale of our common stock and warrants.

Factors Affecting Financial Results

We have entered into an agreement to purchase the facility presently leased by Sendio in the Czech Republic.  We are using this facility currently for research and product development.  We are in the process of renegotiating this agreement.

Our anticipated expenditures related to our current operations will primarily depend on personnel costs and additional equipment needs for continued development of our line of lighting products.  In addition, we anticipate we will incur substantial costs related to establishing the strategic business relationship with our product manufacturer, as well as for sales, marketing and distribution-related costs, and increased administrative costs.  An overall estimate of our capital expenditures is primarily dependent upon the success of our development and the commercial manufacturing results for our lighting products, and as such cannot be presently estimated.

Our anticipated costs in 2011 and 2012 for the completion of our line of ESL lighting products cannot be reasonably estimated due to the inherent uncertainty of the research and feasibility of the manufacturing processes.  There can be no assurance that this development process will be successful or, if successful, that the technology will find a market and achieve sales that can sustain our operations without additional funding.

Our emphasis on the development of our planned products, the additional manufacturing processes required by our product manufacturer, the distribution, marketing and branding of products and the development of sales channels relating to our lighting products will command management’s primary attention during the next 12 months.  It will also comprise the primary use of our financial resources.  In 2011 and into 2012, our success will depend on our ability to reach commercial manufacturing levels for our R30 and A19 lights, generate market awareness and acceptance of our current and planned lighting products, protect our technology through patents and trade secrets, and develop our planned products to meet industry standards.  If we are unable for technological, financial, competitive or other reasons to successfully take these steps, our business and operations will be adversely affected.

Results of Operations

The following discussion should be read in conjunction with the information set forth in the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

Six Months ended June 30, 2011 and 2010

Revenues

We recognized revenues of $8,000 for the six months ended June 30, 2011 from initial sales of our R30 reflector light.  We had no revenues for the three months ended June 30, 2010.

Cost of Revenues

Cost of revenues is comprised of materials, labor, overhead and freight costs.  Total cost of sales was $47,357 for the six months ended June 30, 2011.  We had no cost of revenues for the six months ended June 30, 2010.

Research and Development Expenses

For the six months ended June 30, 2011 and 2010, we were involved in two projects to develop and commercialize our proprietary technology for our R30 and A19 size lights.  For the comparable quarters, research and development expenses were comprised primarily of salary, rent, technical consulting expenses, supplies and travel, and other costs of the research and manufacturing development related operations in the Czech Republic through our wholly-owned subsidiary, Sendio.  Research and development expenses increased approximately $264,000 to $1,213,000 for the six months ended June 30, 2011 compared to $949,000 for the six months ended June 30, 2010.   The increase was related to an increase in salaries and attendant costs and materials and overhead costs related to the increased activity related to manufacturing development operations.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2011 and 2010 were comprised of share-based compensation expenses, salaries, professional and legal fees, consulting expenses, insurance, travel and general corporate related overhead and office expenses. General and administrative expenses increased by approximately $1,105,000 to $1,909,000 for the six months ended June 30, 2011 compared to $804,000 for the six months ended June 30, 2010.  Non-cash charges related to share-based compensation expenses increased $716,000 to $751,000 relating primarily to stock options issued to directors, an officer and our current and our former chief executive officers for the six months ended June 30, 2011 compared to $35,000 for the six months ended June 30, 2010.  The remaining increase was due to increased legal and accounting costs related to our recent private placements of debt and equity securities and related resale registration statements, increased consulting fees related to the development of our logistics and distribution network and travel expenses.

Marketing Expenses

Marketing expenses for the six months ended June 30, 2011 and 2010 were comprised of consulting fees, share-based compensation expenses and office related expenses. Marketing expenses increased by approximately $411,000 to $545,000 for the six months ended June 30, 2011 compared to $134,000 for the six months ended June 30, 2010. Non-cash charges related to share-based compensation expenses increased $106,000 to $113,000 relating for the six months ended June 30, 2011 compared to $7,000 for the six months ended June 30, 2010. The remaining increase was due primarily to increases in consulting fees related to public relations, channel development and packaging costs for the six months ended June 30, 2011.

Other Income and Expense

Other income and expense for the six months ended June 30, 2011 was comprised of interest income, interest expense and derivative valuation gain.  Interest income was $72 for the six months ended June 30, 2011 compared to $2 for the six months ended June 30, 2010. The increase is due to higher average cash balances.

Interest expense for the six months ended June 30, 2011 decreased $612,000 to $25,000 compared to $637,000 for the six months ended June 30, 2010.  Interest expense relates to Sendio’s loan and capital lease obligations as discussed in Notes 8 and 9 of the Notes to Consolidated Financial Statements appearing at the end of this prospectus. Interest expense for the six months ended June 30, 2011 also includes the amortization related to the original issue discount, beneficial conversion feature, warrant allocation and loan costs as discussed in Note 6 of the Notes to Consolidated Financial Statements.  Interest expense for the six months ended June 30, 2010 also included the fair value of the warrant of $19,125 issued pursuant to a short-term note payable, as well as discount and prepaid amortization of $270,000 and amortization of loan costs of $9,000 for the six months ended June 30, 2010 related to the convertible notes which were outstanding in 2010.

Derivative valuation gain results from embedded derivative financial instruments that are required to be measured at fair value. Derivative valuation gain amounted to approximately $648,000 during the six months ended June 30, 2011 and relates to the derivative warrant liability as discussed in Note 7 of the Notes to Consolidated Financial Statements. Derivative valuation gain was $3,209,000 for the six months ended June 30, 2010 and related to the convertible notes outstanding in 2010.

The changes in the fair value of our derivatives are significantly influenced by changes in our trading stock price and changes in interest rates in the public markets. We value our derivative warrant liability using the Black-Scholes valuation method. We valued our derivative financial instruments related to convertible notes outstanding in 2010 using a Monte Carlo Simulation Technique (MCST). The MCST was selected because this technique embodies all of the types of inputs that we expect market participants would consider in determining the fair value of equity-linked derivatives embedded in hybrid debt agreements. Those inputs include equity-related inputs, as well as credit risks, interest risks and redemption behaviors. Changes in these inputs will affect the carrying value of our derivative liabilities and therefore the amount of derivative valuation gain (loss) that we are required to record.

Years ended December 31, 2010 and 2009

Revenues

We recognized no revenues in either of fiscal 2010 or 2009.

Research and Development Expenses

For the years ended December 31, 2010 and 2009, we were involved in a single project to develop and commercialize our proprietary technology.  In October 2010, we received certification from UL on our R30 size light for the United States and Canada.  In addition, during the fourth quarter of 2010, we initiated the application of our technology to the A19 size light.  Research and development expenses decreased approximately $881,000 to $2,077,000 for the year ended December 31, 2010 compared to $2,958,000 for the year ended December 31, 2009.  For the years ended December 31, 2010 and 2009, research and development expenses consisted primarily of rent, salaries and related costs, plant utility and operating costs, technical consulting expenses and stock compensation expense.  Salary and related costs decreased approximately $359,000 to $1,001,000 in fiscal 2010 compared to $1,360,000 in fiscal 2009 primarily due to reductions in the number of salaried employees during the 2010.  Technical consulting expenses decreased approximately $457,000 to $33,000 in fiscal 2010 compared to $490,000 in fiscal 2009 primarily due to reduced use of consultants resulting from the shift of the development processes to the Sendio facility and staff.  Rent expense increased approximately $48,000 to $407,000 in fiscal 2010 compared to $359,000 in fiscal 2009.  Also included in research and development expense is a non-cash charge for compensation expense of $91,000 for fiscal 2010 and $224,000 for fiscal 2009 resulting from our issuance of common stock to a vendor and issuances of common stock and stock options to purchase common stock under our 2007 Stock Incentive Plan.

We anticipate that our development efforts will continue in 2011 and into 2012 on the R30 and A19 lights.  We intend to develop additional light sizes as resources allow.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2010 and 2009 consisted of compensation expenses related to common stock and stock option issuances, consulting expenses, salaries and related costs, professional and legal fees, insurance, travel, rents, general and corporate related overhead and office expenses. General and administrative expenses decreased by approximately $8,000 to $2,345,000 for the year ended December 31, 2010 compared to $2,353,000 for the year ended December 31, 2009.  In fiscal 2010, non-cash stock compensation expenses increased $584,000 to $941,000 in fiscal 2010 compared to $357,000 in fiscal 2009 resulting from the issuance of common stock and options to purchase common stock.  Salary and related costs decreased approximately $338,000 to $391,000 in fiscal 2010 compared to $729,000 in fiscal 2009 primarily due to reductions in the number of salaried employees during 2010.  Consulting expenses decreased $47,000 to $313,000 in fiscal 2010 compared to $360,000 in fiscal 2009.  The decrease is due to decreased activity and use of consultants in fiscal 2010.  Other operating expenses comprised of travel, professional and legal fees, rent and general corporate overhead decreased $278,000 to $556,000 in fiscal 2010 compared to $834,000 in fiscal 2009.  The decrease was primarily due to lower travel and general corporate overhead in fiscal 2010.

Marketing Expenses

Marketing expenses for the years December 31, 2010 and 2009 were comprised of salaries and related costs, sales and marketing consulting fees, market research and channel development fees, conference fees and office related expenses.  Marketing expenses decreased by approximately $49,000 to $365,000 for the year ended December 31, 2010 compared to $414,000 for the year ended December 31, 2009.  This decrease was due primarily to decreases in salaries and related expenses partially offset by increases in consulting fees related to public relations and channel development for the year ended December 31, 2010 when compared to the prior year.

Other Income

Other income and expense for the years ended December 31, 2010 and 2009 was comprised of interest income, interest expense, other income, loss on extinguishment of debt and derivative valuation gain or loss.  Interest income was approximately $14 for fiscal 2010 compared to $3,000 for fiscal 2009.  The decrease was due to lower average cash balances during fiscal 2010.  Interest expense increased $984,000 in fiscal 2010 to $1,240,000 compared to $256,000 in fiscal 2009.  Interest expense was primarily related to the interest and amortization of discount and loan costs on the convertible notes, Sendio’s loan and capital lease obligations as discussed in Notes 7, 9, 10 and 11 of the Notes to Consolidated Financial Statements.  Included in interest expense was discount amortization of $693,000 and $114,000 and amortization of loan costs of $28,000 and $2,000 for fiscal 2010 and 2009, respectively, related to the convertible notes.  Also included in interest expense was the fair value of a warrant of $19,125 issued pursuant to the short-term note payable, as discussed in Note 9 of the Notes to Consolidated Financial Statements.

Loss on extinguishment of debt for the year ended December 31, 2010 of $216,000 pertains to the  exchange of a note with a face value of $360,350 and warrants to purchase 450,438 shares of common stock in exchange for $344,134 of unpaid, accrued interest through August 1, 2010 payable to Full Spectrum, as discussed in Note 7 of the Notes to Consolidated Financial Statements.  There was no amount for fiscal 2009.

The following table summarizes the effect on our statement of operations related to derivative financial instruments for fiscal 2010 and 2009:

	Year ended December 31,
	2010	2009
Day one derivative losses	$-	$1,315,516
Fair value changes	(1,578,851)	289,404
Total derivative valuation (gain) loss	$(1,578,851)	$1,604,920

The changes in the fair value of our derivatives are significantly influenced by changes in our trading stock price and changes in interest rates in the public markets.  Further, certain elements of the fair value techniques require us to make estimates about the outcome of certain events, such as defaults.  We value our derivative financial instruments using the Monte Carlo Simulation Technique.  MCST was selected because this technique embodies all of the types of inputs that we expect market participants would consider in determining the fair value of equity-linked derivatives embedded in hybrid debt agreements.  Those inputs included equity-related inputs, as well as credit risks, interest risks and redemption behaviors.  Changes in these inputs will affect the carrying value of our derivative liabilities and, therefore, the amount of derivative valuation gain (loss) that we are required to record.

Liquidity and Capital Resources

We had cash of $2,250,550 and no short-term debt as of June 30, 2011.

On June 22, 2011, we completed a private placement of our convertible debentures to 11 institutional investors, receiving gross proceeds of $3,500,000.  Each convertible debenture was issued at a price equal to 85% of its principal amount.  The convertible debentures mature two years after the date of their issuance and do not bear regularly scheduled interest.  Investors may convert their convertible debentures into shares of our common stock at any time and from time to time on or before the maturity date, at a conversion price of $0.55 per share. The convertible debentures will mandatorily convert at our option into shares of our common stock at the conversion price, if the closing bid price for the common stock exceeds $1.50 per share for a period of ten consecutive trading days, provided that such underlying shares continue to be registered for resale with the SEC. We also issued to the investors five-year common stock purchase warrants to purchase up to 3,743,409 shares of our common stock at an exercise price of $0.65 per share.  The warrants may be exercised on a cashless basis at any time after the earlier of (i) one year after the date of their issuance or (ii) the completion of the applicable holding period required by Rule 144 in the event the underlying shares fail to continue to be registered for resale with the SEC. We are using the net proceeds of the June 2011 private placement for our working capital and capital expenditure requirements.

On February 9, 2011, we completed a private placement to eight institutional accredited investors of 4,911,112 shares of our common stock at a purchase price of $0.45 per share, for gross proceeds of $2,210,000. As part of the private placement, the investors were issued five-year warrants to purchase up to 4,911,112 shares of our common stock at an initial exercise price of $0.60 per share. The net proceeds from the private placement, following the payment of offering-related expenses, were used by us for our capital expenditure requirements and for working capital and other general corporate purposes.  In January 2011, we raised approximately $402,000 from a small group of investors through the private sale of our common stock and warrants, including $67,000 of accounts payable converted.

We believe that the net proceeds of this offering will be sufficient to meet our cash, operational and liquidity requirements for at least 12 months after the closing of this offering.  While the initial allocation of the net proceeds of this offering represents our best estimates of their use, the amounts actually expended for these purposes may vary significantly from the specific allocation of the net proceeds described in “Use of Proceeds” above, depending on numerous factors, including changes in the general economic and/or regulatory climate and the progress and market acceptance of our ESL lighting products.  However, there can be no assurance that the net proceeds of this  offering will satisfy our requirements for any particular period of time.  After 12 months from the receipt of the net proceeds of this offering, additional funding may be needed.  No assurance can be given that additional financing will be available on terms acceptable to us, if at all.

Contractual Obligations

The following is a summary of our contractual payment obligations for operating leases as of June 30, 2011:

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	$1,000,748	$500,374	$500,374	—	—

Impact of Inflation

We expect to be able to pass inflationary increases for raw materials and other costs on to our customers through price increases, as required, and do not expect inflation to be a significant factor in our business.

Seasonality

Although our operating history is limited, we do not believe our products are seasonal.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Estimates and Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the use of estimates that affect the reported amounts of assets, liabilities and expenses. We evaluate our estimates on an ongoing basis and base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances at that time.  The discussion below is intended as a brief discussion of some of the judgments and uncertainties that can impact the application of these policies and the dollar amounts reported on our financial statements.  Actual results may differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies affect our more significant estimates used in the preparation of our financial statements and is important to the understanding of our results of operations.  This is not a complete list of all of our accounting policies, and there may be other accounting policies that are significant to your understanding of our company.  For a detailed discussion on the application of these and our other accounting policies, see Note 2 of the Notes to Consolidated Financial Statements appearing at the end of this prospectus.

Share-Based Payments

We account for share-based compensation expense to reflect the fair value of share-based awards measured at the grant date.  This expense is recognized over the requisite service period and is adjusted each period for anticipated forfeitures. We estimate the fair value of each share-based award on the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model incorporates assumptions as to stock price volatility, the expected life of options, a risk-free interest rate and dividend yield.

Fair Value Measurements

ASC 820 “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This hierarchy prioritizes the inputs into three broad levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. Significant fair value measurements resulted from our discount and beneficial conversion feature and warrant allocation on our convertible debentures and our share-based payment arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss to future earnings, to fair values or to future cash flows that may result from changes in the price of a financial instrument.  The value of a financial instrument may change as a result of changes in interest rates, exchange rates, commodity prices, equity prices and other market changes.

The functional currency of Sendio in the Czech Republic is the Czech koruna (CZK).  However, our consolidated financial statements are expressed in U.S. dollars, which is our functional currency. Our consolidated balance sheets have been translated into U.S. dollars at the exchange rates prevailing at each balance sheet date.  The consolidated statements of operations have been translated using the average exchange rates prevailing during the periods of each statement.  The exchange rate of the CZK against the U.S. dollar (or any other currency) nonetheless may fluctuate and be affected by, among other factors, changes in the political and economic conditions in the Czech Republic and the European Union.

Fluctuations in exchange rates may affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.

Fluctuations in exchange rates may also affect our consolidated balance sheet. For example, to the extent that we need to convert U.S. dollars into CZK for our operations, appreciation of the CZK against the U.S. dollar would have an adverse effect on the CZK amount that we receive from the conversion. Conversely, if we decide to convert our CZK into U.S. dollars, appreciation of the U.S. dollar against the CZK would have a negative effect on the U.S. dollar amount available to us.

Under our new manufacturing agreement with Huayi Lighting Company Ltd., we are invoiced in U.S. dollars.  However, we may be subject to the risk of fluctuations in raw material prices in the future, since our arrangement with Huayi Lighting  provides that increases and decreases in the prices of such raw materials obtained from local China-based vendors are passed through to us in the form of adjusted final finished good prices charged by Huayi Lighting.

We have not used any forward contracts or currency borrowings to hedge our exposure to foreign currency exchange risk, but we may consider the use of such contracts in the future.

BUSINESS

Our Company

We design, develop and sell mercury-free lighting products using our proprietary Electron Stimulated Luminescence™, or ESL, technology.  Our ESL lights use a form of cathode-ray tube technology in which accelerated electrons stimulate phosphor to create light, making the surface of our lights glow in a highly energy-efficient manner and with a warm white natural light.  In December 2010, we released our first product, the R30 reflector light for recessed fixtures (a direct replacement for the 65-watt incandescent flood light).  In the fourth quarter of 2010, we began developing the standard Edisonian A19 screw-in light, the most common general purpose electric light in the world, which was submitted to Underwriters Laboratories Inc. (UL®) in June 2011 and received certification in August 2011.  We believe these products will capture a growing share of the general illumination market in 2011 and over the next several years. We believe that this is because our current and planned ESL lighting products offer advantages over competing technologies including increased energy efficiency, longer product lifetime, environmentally safer and toxin-free disposal, superior light quality and lower cost of usage.  We also believe that our ESL lights have the potential to replace traditional incandescent light bulbs, compact fluorescent light bulbs (CFLs) and solid-state light emitting diodes (LEDs) in the future because of these competitive advantages.  Our technology, intellectual property position and strategic manufacturing relationship should enable us to share in the revenues from the worldwide general lighting products market as our current and planned ESL lights enter mainstream consumer, commercial and industrial markets.

Overview of the Lighting Market

Traditional incandescent light bulbs are inefficient because they convert only about 5% of the energy they consume into visible light, with the rest emerging as heat.   CFLs use excited gases, or plasmas, to achieve a higher energy conversion efficiency of about 20%.  However, the color rendering index, or CRI, of most fluorescent bulbs – in other words, how good their color is compared to an ideal light source – is inferior to that of an incandescent bulb.  CFLs also pose environmental concerns because they have historically contained mercury.  By avoiding the heat and plasma-producing processes of incandescent bulbs and CFLs, LEDs can have substantially higher energy conversion efficiencies.  Current LEDs are very small in size (about one square millimeter) and are extremely bright.  Having been developed in the 1980s, they are already employed in various specialty lighting products, such as traffic lights, billboards, replacements for neon lighting and as border or accent lighting.  However, the high operating temperatures and intense brightness of LEDs may make them less desirable for general illumination and diffuse lighting applications.

The key design features of our ESL lighting products, on the other hand, are that they are energy efficient, fully dimmable, illuminate immediately when switched on and have a color quality or CRI that is warm and similar to incandescent light.  In addition, our lights do not contain mercury, a feature which will ease disposal.  If our efforts are successful, we believe that our lighting products could begin to be used for applications currently addressed by incandescent bulbs, CFLs and LEDs.

We believe a significant contributing factor to our prospects are government regulations mandating the use of energy-efficient lighting, including the elimination of the production of traditional incandescent light bulbs in Europe by 2012 and in the United States by 2014, and regulations restricting the use of hazardous substances such as the mercury contained in CFLs.  We believe these developments disrupt the well-entrenched lighting industry of past decades and, given the energy conservation and eco-friendly characteristics of our ESL lighting products, create significant opportunities for us to introduce our products into the market in place of incandescent bulbs, as well as CFLs and LEDs.  Unlike LEDs, our lights also work with existing lighting fixtures without modification.

Our Competitive Advantages

We believe our position in the lighting market is the direct result of our technological innovation. We have built an intellectual property portfolio around our ESL technology and are working with our strategic product manufacturer to prepare for large scale commercial production and to launch our lighting products into the marketplace.  Our key competitive advantages include:

Lighting Qualities.  We believe our current and planned ESL lighting products offer potential advantages over competing lighting technologies including increased energy efficiency, longer product lifetime, environmentally safer and toxin-free disposal, superior light quality and lower usage cost as a percentage of the lights’ extended lifetime.

Proprietary Technology.  Through our internal development efforts in the Czech Republic, we have filed eight U.S. and related foreign patent applications, of which two patents have been granted and two applications are expected to be granted shortly, covering important features of our current and planned lighting technology and products, and have accumulated over the past six years a substantial amount of technical know-how relating to our ESL technology.

Strategic Manufacturing Relationship. We have established a key strategic relationship with Huayi Lighting Company Ltd., an experienced lighting products manufacturer.  Under a new manufacturing agreement, Huayi Lighting has agreed, under our direction, to produce substantially all of our ESL lighting products for resale to our customers over the next five years.  We believe that this manufacturing agreement will provide us with a consistent and high caliber source of supply to meet the current and future needs of our customers.

Experienced Management.  Our executive officers and directors have significant experience in developing and executing a “go-to-market” business model in a competitive, high growth industry.  In addition, our management team has assembled highly-skilled technical personnel in Europe and the United States to conduct ongoing research and product development of new lighting products and next-generation technologies.

Our Growth Strategy

Our primary growth strategy is to accelerate the introduction of our lighting products into the commercial and residential general illumination market with the goal of obtaining widespread marketplace adoption over the next two years.  In support of this objective, we are pursuing a multi-channel sales, marketing and distribution strategy, which includes efforts to establish business relationships with “big box” retailers, electrical and lighting distributors and municipal utilities, some of whom are currently evaluating our lights for resale to their customers.  We also intend to outsource our online order facility to an e-commerce fulfillment service provider to enable consumers to more efficiently buy our lights and review our product catalog.

In addition to our R30 reflector light, which received UL certification in October 2010, we are currently developing our version of the standard Edisonian A19 screw-in light (and its European equivalent, the A60), the most common general purpose electric light in the world, for anticipated release during the second quarter of 2012.  In June 2011, our A19 light was submitted to UL for safety certification and, in August 2011, received that certification.  We are also developing an R40 flood light for the United States commercial market and a smaller R63 light for the European market to be used in currently-installed recessed lighting fixtures.  According to Strategies Unlimited, an independent research firm, the worldwide lighting market accounts for approximately $90 billion in annual sales.

Our Lighting Technology

Our light uses a form of cathode-ray tube.  It has an electron source and a power supply that supplies power to the electron source, as well as high voltage to accelerate the electrons toward the anode, where the electrons stimulate light emission from phosphors.

Electron Source. Our light generates a broad flood of high-energy electrons for evenly exciting the anode.  The lights use a hot (thermionic) cathode having a flat disc emissive surface surrounded by a cold shield ring.  A positively-biased extraction grid close to the cathode surface provides a high field to extract electrons from the cathode.  A diffusion grid above the extraction grid provides a low-field zone allowing the electrons to be distributed evenly across the anode.

Power Supply.  The power supply transforms power received through a connector from a fixture into three voltages.  One voltage powers a heating filament that heats the cathode to a desired temperature to enhance electron emission.  A second voltage biases both the extraction and diffusion grids, providing the high field that pulls electrons from the cathode and a low field that spreads the electrons.  The third voltage is the several thousand volts provided through a snubber and a conductive coating inside the glass light structure to the anode; this voltage accelerates the electrons so the electrons can stimulate phosphors into emitting light.  The power supply is able to respond to dimmers by reducing the anode voltage, thereby reducing phosphor stimulation and light output.

Anode.  The anode is a thin conductive layer of aluminum, with a phosphor layer.  Accelerated electrons stimulate light emission from the phosphors.  Our white lights have a mixture of three phosphors, two of which (blue and green) are zinc-based, and a third (red) is a europium-doped phosphor.  Virtually any color can be produced by choosing an appropriate mix of one or more known phosphors.

Our Lighting Products

The key design features of our current and planned lighting products are that they are energy efficient, fully dimmable, illuminate immediately when switched on and have a color quality that is warm and similar to incandescent light.  Our lighting products do not contain mercury, a feature which will ease disposal.

We are continuing to refine the design of our planned products to maximize their efficiency, and we expect there will be adjustments to our current designs.  If these efforts are successful, we believe that our lighting products could begin to be used for applications currently addressed by incandescent bulbs, CFLs and LEDs.

A list and description of each of our current and planned lighting products is set forth below, together with their estimated commercial introduction date:

Model Shape/Size	General Description	Estimated Introduction Date

R30	U.S. reflector light for recessed lighting fixtures. This is the most popular size reflector.	Fourth quarter of 2011

A19	U.S. standard Edisonian screw-in light. This is the most common general purpose electric light in the world.	Second quarter of 2012

R40	U.S. reflector flood light for recessed lighting fixtures. This is the second largest selling reflector.	Second quarter of 2012

R95	European version of R30 reflector (220 volt).	First quarter of 2013

A60	European standard version of A19 Edisonian screw-in light (220 volt).	First quarter of 2013

R25	European version of R40 reflector flood light (220 volt).	First quarter of 2013

R20/R63	U.S. and European reflector.	First quarter of 2013

PAR38	U.S. and European spot reflector primarily for outdoor use.	First quarter of 2014

In the future, we expect the retail price of our R30 reflector light and our other lighting products to be established by “big box” retailers and electrical and lighting distributors.  The R30 light, previously available on our website during the second quarter of this year, represented all of our revenue in that period.  Substantially all of such revenue was derived from U.S.-based customers.

Product Development

During late 2009, we transitioned our U.S. development efforts to the Czech Republic and focused on the application of ESL technology on the requirements of our initial product, an R30 size light.  The R30 size light is used primarily in lighting fixtures that are recessed in the ceiling of commercial and residential buildings and are commonly referred to as “recessed can fixtures.”  We continued our development work on the technology to refine the prototype with the miniaturization of the electronics and improvements to the efficiency of the product and the design and implementation of the processes required for manufacturing the light.  During the second quarter of 2010, we submitted the R30 light for safety certification to UL and, in October 2010, we received certification.  We are continuing to refine the size of the light, further miniaturize the electronics and improve the manufacturing processes to enable us to produce the product at commercially viable levels.

During the fourth quarter of 2010, we began developing our version of the standard Edisonian A19 screw-in light (and its European equivalent, the A60), the most common general purpose electric light in the world.  This size light is used in ordinary household lamps and non-recessed ceiling fixtures.  In December 2010, we successfully developed a working prototype of this light.  We are continuing to refine the prototype with the miniaturization of the electronics and improvements to the efficiency of the product.  In June 2011, we submitted our A19 light to UL for safety certification and, in August 2011, received that certification.  We are also developing an R40 flood light for the United States commercial market and a smaller R63 light for the European market to be used in currently-installed recessed lighting fixtures.

Our emphasis on the development of our planned products, the additional manufacturing processes required by our product manufacturer, the distribution, marketing and branding of products and the development of sales channels relating to our lighting products will command management’s primary attention during the next 12 months.  It will also comprise the primary use of our financial resources.  In 2011 and into 2012, our success will depend on our ability to reach commercial manufacturing levels for our R30 and A19 lights, generate market awareness and acceptance of our current and planned lighting products, protect our technology through patents and trade secrets, and develop our planned products to meet industry standards.  If we are unable for technological, financial, competitive or other reasons to successfully take these steps, our business and operations will be adversely affected.

Target Markets and Customers

We are initially targeting the U.S. R30 and R40 reflector lighting market.  According to recent reports, the U.S. residential market is comprised of 800 million recessed can lights with more than 140 million bulbs sold per year (“CFL Market Profile,” U.S. Department of Energy, March 2009, and “A Review of the Reflector Compact Fluorescent Lamps Technology Procurement Program: Conclusions and Results,” Pacific Northwest National Laboratory, May 2008).  We intend to target the A19 standard Edisonian screw-in lighting market when our technology and manufacturing capabilities are fully established for large scale commercial production.

Significant lighting market drivers are product size, shape, cost, brightness, color rendering, mercury free, dimming capability and energy efficiency.  As indicated above, we are directing our product development efforts with awareness of these features.  Distribution in this market segment is primarily through electrical and lighting distributors (typically on a regional level) or directly from manufacturers to “big box” retailers.

Strategic Relationship with Product Manufacturer

In October 2011, we entered into a manufacturing agreement with Huayi Lighting Company Ltd., an experienced lighting products manufacturer.  Under this exclusive five-year agreement, Huayi Lighting has agreed to produce substantially all of our R30 lights and future lighting products for resale to our customers.  Through this agreement, Huayi Lighting is responsible for fabricating the required electronic components of our lights, sourcing the glass components from its multiple approved suppliers and using its established automated processes to assemble and package finished products.  We expect the first shipment of lights from Huayi Lighting in January 2012, and we are required to provide estimated quarterly volume requirements to Huayi Lighting during the term of the agreement.  We are responsible to pay the upfront costs of specialized production tooling required by Huayi Lighting, and for the cost of additional machinery needed for its assembly lines, to produce our ESL lighting products, all of which amounts will be reimbursed to us at the end of the agreement.  Payments to Huayi Lighting under the agreement are based on a negotiated margin above its verified cost to source raw materials and manufacture the product, and payments are made by us in U.S. dollars when the products are delivered to the loading dock in Guangzhou, China for shipment to the west coast of the United States.  Our products will be transported to us in bulk via ocean by fully-insured logistics companies.  For all lighting products manufactured by Huayi Lighting, the products are warranted to have been made to our required technical specifications and to fully meet applicable quality standards.  In connection with the agreement, we granted Huayi Lighting limited license rights to use our technologies and intellectual property for the manufacture of our lights.  The manufacturing agreement may be terminated at any time by the parties’ mutual agreement or by us in the event of a material breach under the agreement or failure to deliver products on a timely basis.  Additionally, we have the right to independently seek a lower cost supplier to Huayi Lighting during the five-year agreement term under certain circumstances.

We believe that this manufacturing agreement will provide us with a consistent and high caliber source of supply to meet the current and future needs of our customers.

We expect to pay a duty on all lighting products that we import from China.  This duty is expected to represent a 3.9% mark-up to factory invoice.

Sales, Marketing and Distribution

During 2010 and much of 2011, we continued our marketing initiatives to determine our initial marketing strategy and begin branding and corporate positioning.  Our marketing efforts have included market research to determine market size, competition, product features, consumer attitudes, pricing, certifications, government agencies, grants, target sales channels and retailers, branding and creation of initial marketing collateral. We have also had strategic and pre-contractual meetings with certain retailers and potential channel and distribution partners to determine levels of interest in our lighting products and ESL technology.  We believe that the results of these meetings were positive, but no significant customer agreements have been entered into to date.

During 2010 and much of 2011, we also initiated our efforts to sell our lights directly to consumers through an online order facility at our company’s corporate website. We began shipping orders through this facility during the second quarter of 2011.  We intend to make further enhancements during 2011 to our website, including an online secure merchant storefront for product orders.  In early 2011, we also selected a vendor to assist us with the specific packaging and display design requirements of “big box” retailers.

We intend to adopt inventory-carrying practices, together with the terms under which we sell our lighting products (including payment and delivery terms), that are customary in the lighting products markets.

Twenty states have enacted Conservation Improvement Programs (CIP).  Through a CIP, electric and natural gas utilities are required to invest a portion of their state revenues in projects designed to reduce their customers' consumption of electricity and natural gas, and to generally improve resource efficiency.  One form of CIP investment is conducting “give-aways” of energy efficient lighting products.  Alternatively, some states provide cash rebates to lighting manufacturers, stores or directly to the consumer. We have met with a number of utilities and utility groups to determine interest in the promotion of ESL energy efficient lighting products.  We believe that the results of these meetings were positive, but no agreements in this regard have been entered into to date.

In September 2010, we entered into an agreement with Integrated Sales Solutions II, LLC (ISS) to enhance our capabilities in designing and establishing sales strategy and distribution channels with retailers, electrical utilities, electrical distributors and government agencies.  In April 2011, we entered into an agreement with Hamlin Consulting, LLC to advise and assist us in defining logistics, warehousing, finished good requirements, distribution, packaging, merchandising and support for our ESL lighting products.  We work closely with ISS and Hamlin Consulting to develop programs aimed at further developing these channels and potential distribution partnerships.  ISS and Hamlin Consulting are controlled by Bill K. Hamlin, the President, Chief Operating Officer and a director of our company.

Our technology has been featured on the Discovery Channel website, Popular Science website, CNET website and on The New York Times website.

Intellectual Property, Patents and Proprietary Rights

We have filed eight U.S. and related foreign patent applications, of which two patents have been granted and two applications are expected to be granted shortly.  These patents cover important features of our current and planned lighting technology and products.  We expect to apply for additional patent protection on our ESL technology and our manufacturing processes both domestically and internationally in the future.  We believe that our technology has unique aspects that are patentable; however, there can be no assurance that any patent will be granted or, if granted, that it will be defensible.

We protect our intellectual property rights through a combination of patent, trademark, trade secret laws and other methods of restricting disclosure, and requiring our independent consultants, strategic vendors and suppliers to sign non-disclosure agreements, as well as assignment of inventions agreements, when appropriate.

Raw Materials and Supplies

Development and production of our lighting products will require certain raw materials, including glass, electronics, coatings, certain chemicals and chemical compounds, plastic and packaging.  Pursuant to our manufacturing agreement with Huayi Lighting Company Ltd., Huayi Lighting assumed sole responsibility for sourcing these raw materials.  Huayi Lighting has advised us that it has multiple dedicated supply agreements with glass and other suppliers, and maintains relationships with alternative suppliers for raw materials and specialized component needs.  We do not anticipate raw material shortages in the foreseeable future.

Research and Product Development

We spent approximately $3.0 million during fiscal 2009 and approximately $2.1 million during fiscal 2010, and an additional $1.2 million during the first six months of 2011, in our product development efforts.

Our existing research and product development facility in the Czech Republic will continue to perform technology development including process optimization, prototype fabrication and reliability studies, and provide us with product testing and engineering development.

We intend in the future to establish a research and development center in New England to develop new products for the lighting industry by taking advantage of the latest technology advancements.  We expect to collaborate closely with Huayi Lighting Company Ltd. and other subcontractors which use standard production processes to ensure that new lighting products can be produced quickly, and at the lowest cost and highest quality.

Government Regulation and Industry Certification

In October 2010, we obtained safety certification from UL for our R30 reflector light.  This certification enables us to sell our ESL lighting products in the United States and Canada.  In June 2011, we submitted our A19 light to UL for safety certification and, in August 2011, received that certification.

Any commercial lighting products that we develop in the future will require certifications from an independent third party testing laboratory prior to their sale.  There is presently no Energy Star® certification standard for our products.  However, we are in discussions with Energy Star® in relation to its new self-certification system which will be available later in 2011.  In addition, we may be subject to other certifying agencies and other regulatory approvals. The approvals and certifications required will be determined based upon the markets that we enter.  We are designing our lighting products to meet the standards for certification from independent third party laboratories, and we intend to submit an application to the appropriate testing laboratory once we have completed the necessary development and manufacturing processes required to obtain certification.  We cannot predict whether we will obtain any future required certification from an independent third party testing laboratory or any other regulatory agency.

Our activities currently are subject to no particular regulation by governmental agencies other than that routinely imposed on corporate businesses, and no such regulation is now anticipated.

Competition

Our market segment is highly competitive and traditionally dominated by several large competitors such as General Electric Company, Philips Electronics NV and Osram Sylvania.  These entities possess far more substantial financial, human and other resources than we do. There are also hundreds of small manufacturers of low-end products – many inexpensive and often poor performing compact fluorescent lamps.  Many companies are now developing products utilizing solid-state LED technology.  As energy efficient technologies are adopted, it is likely that the industry will continue to be dominated by large competitors who will often outsource manufacturing to smaller companies.  Research will continue on incandescent type technologies such as halogen infrared reflecting.  Abandoned technologies such as induction lighting may temporarily re-emerge.  Based on meetings over the last four years with electric utilities, U.S. Department of Energy consultants, electrical distributors and major retailers, we have not identified any competitors with a similar technology to ESL.

Environmental Compliance

We are not aware of any material effects that compliance with federal, state, local or foreign environmental protection laws or regulations will have on our business.  We have not expended material amounts to comply with any environmental protection laws or regulations and do not anticipate having to do so in the foreseeable future.  We have obtained the necessary permits required for our existing product development operations in our facility in the Czech Republic.

Employees

As of October 17, 2011, we had 72 full-time employees in the Czech Republic through our Sendio subsidiary, plus three full-time employees in the United States.  We have routinely used consultants in our U.S. operations and strategic vendors on a work-for-hire contract basis.  None of our employees are subject to a collective bargaining agreement and we consider relations with employees to be good.

Facilities

Our corporate headquarters, consisting of approximately 500 square feet, are located in New York, New York, which we lease on a month-to-month basis for total rent of $1,320 per month.

Our pilot production facility and research and development laboratories are located in Olomouc in the Czech Republic.  We occupy the entire 75,000 square-foot facility.  We presently pay approximately $40,350 per month (or approximately 719,560 Czech koruna) in rent under a lease that extends through June 2013.  In 2008, we entered into a purchase agreement with the landlord to acquire the building and property at which this facility is located for approximately $8,735,000 (or approximately 155,776,900 Czech koruna) payable by June 30, 2013.  We are in the process of renegotiating this agreement.  Failure to successfully renegotiate this agreement could impact our financial condition in the future.

Legal Proceedings

We are not currently involved in any pending or threatened legal proceedings.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names and ages of our executive officers, directors and key personnel, and their positions with us, as of October 17, 2011:

Name	Age	Title

William B. Smith	43	Chairman of the Board of Directors

Scott C. Blackstone, Ph.D.	59	Chief Executive Officer

Bill K. Hamlin	61	President, Chief Operating Officer and Director

Matthew DeVries	49	Chief Financial Officer

John J. Boyle III	64	Director

Paul D. Fletcher	52	Director

Charles Hunt, Ph.D.	57	Director

John E. Rehfeld	71	Director

Duncan Troy	52	Director

Mark W. Weber	54	Director

Juan Carlos Blacker	39	Vice President, Business Development - Energy Efficient Markets

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers and directors are as follows:

William B. Smith was elected to our board of directors in November 2010 and elected chairman in January 2011.  Mr. Smith is the Founder and has been the Chief Executive Officer of Smith Asset Management, Inc. since 1997.  Mr. Smith has also been the President and Chief Executive Officer since 2004 of SAM Advisors, LLC, a money management firm spun off from Smith Asset Management, Inc., specializing in distressed public debt and equities trading at discounts to intrinsic value, as well as special situation investments.  In addition, Mr. Smith is the founder and has been the Managing Member of SAM Capital Partners, LLC, the General Partner of SAM Special Opportunities Fund, LP (our largest stockholder) since 2009.

As the Chairman and our company’s largest stockholder (through entities controlled by him), Mr. Smith leads the board and guides the company.  Mr. Smith brings a deep background in technology companies through his portfolio investments, and extensive experience in mergers and acquisitions and capital markets transactions.

Scott C. Blackstone, Ph.D. was appointed to the position of Chief Executive Officer in April 2011, and also served as President from April to June 2011.  Dr. Blackstone brought more than 30 years of electronics manufacturing and lighting industry experience to our company.  Dr. Blackstone currently serves as the Chairman of the Board of Apollo Systems Inc., a manufacturer of print inspection products that he joined in 2006.  He previously served as the Chief Executive Officer of Advanced Luminescence, Inc., a lighting technology company focused on carbon nanotube field emission technology that he co-founded in 2005, and as a managing partner of Great Bay Ventures LLC, an investment firm specializing in providing advisory and capital-raising support for growth-stage technology companies that he co-founded in 2003.  Dr. Blackstone also previously acted as the Chairman of Biode Corp., a developer of sensors for industrial process control that he joined in 2004, and Chairman of KCI Research, a designer of modeling tools for online trading that he co-founded in 2001.  Dr. Blackstone founded in 1992 and was the Chief Executive Officer of BCO Technologies plc, a supplier of integrated circuit wafers used for fabricating micromechanical optical devices for optical communications applications.  As its Chief Executive Officer, Dr. Blackstone took the company public in the United Kingdom in 1997 and later negotiated the sale of the company to Analog Devices, Inc. in 2000.  Dr. Blackstone continued to work with Analog Devices after the sale, leading its optical microelectromechanical effort, through 2003.  Dr. Blackstone has published more than 50 papers and holds over ten patents.  Dr. Blackstone received an undergraduate degree in electrical engineering from Cornell University and a Ph.D. in electrical engineering from IMEC in Belgium.

Bill K. Hamlin was elected to our board of directors in October 2010 and was appointed to the positions of President and Chief Operating Officer in July 2011.  Mr. Hamlin is also presently the Chief Executive Officer of Skyward Enterprises, LLC, a global business consulting firm, since August 2009.  Since June 2010, Mr. Hamlin has also been the Chief Executive Officer of Integrated Sales Solutions II, LLC, a consulting agency offering a wide array of services to manufacturers to successfully introduce hard-line products to the vertical markets of hardware/home improvement and club/mass market.  Mr. Hamlin is the Chief Executive Officer of Foregolf, a start-up simulator company focused on the golf industry since October 2009.  He is also the Chairman of the Advisory Board of Unique Home Designs (since July 2010) and Parkland Plastics (since August 2010) and the President of the Board of Trustees for the Leukemia & Lymphoma Society, Georgia chapter, since July 2007.  Mr. Hamlin was the founder of The PGA Tour Superstore in May 2002 to November 2009, which comprised ten ‘Big Box’ concept stores of more than 60,000 square feet of golfing merchandise.  Mr. Hamlin worked in positions of increasing responsibility with The Home Depot, Inc. beginning in November 1985, where he held the titles of Executive Vice President of Merchandising & Marketing and Group President until his retirement in January 2000.

Mr. Hamlin has extensive knowledge of retailing and merchandising new products and concepts in particular, making his input invaluable to our board’s discussions of our company’s growth strategy and strategic partnerships.

Matthew DeVries has served as our Chief Financial Officer since October 2006. Mr. DeVries has been an independent financial consultant since 2001, providing public and privately-held corporations financial assistance and has coordinated audits and supervised the preparation and filing of public disclosure documents for corporations in his consulting practice.

John J. Boyle III was elected to our board of directors in September 2011.  Mr. Boyle was the President and Chief Executive Officer and a member of the board of directors of Arbor Networks Inc., a network security company, from September 2005 to January 2010.  Mr. Boyle was responsible for directing the progression of Arbor Networks into a well-regarded thought-leader on network security issues, and drove the company’s acquisition and integration of Ellacoya Networks, formerly a leading provider of deep packet inspection solutions.  Mr. Boyle was a director from July 1999 to 2004 and lead director from 2004 to 2007 of eFunds Corp., a payment services company.  Mr. Boyle was also the Chief Executive Officer of Saville Systems, Inc., a provider of customer care and billing solutions to the telecommunications and energy industries, from September 1994 and became Chairman of the Board in 1998 until the company was sold to ADC Telecommunications, Inc. in December 1999.  He remained on the board of ADC Telecommunications, Inc. until it was sold in December 2010.  Mr. Boyle received a B.S. degree in business administration from Northeastern University.

Mr. Boyle’s more than 20 years of high-tech experience, including scaling venture capital-funded start-ups through exits including initial public offerings and mergers and acquisitions, makes him well qualified as a member of our board.

Paul D. Fletcher was elected to our board of directors in September 2011.  He is currently the Chief Financial Officer at Presidio, Inc., a privately-held high-end IT integration and managed networks services company, since August 2007.  Previously, he served as the Senior Vice President and Chief Financial Officer of Trex Company, from July 2003 to August 2007.  He was Vice President of Finance of that company from October 2001 through July 2003, and of TREX Company, LLC from October 2001 through December 2002.  From 2000 to 2001, Mr. Fletcher served as Vice President and Chief Financial Officer for AMX Corporation, an advanced control system technology company.  From 1996 to 2000, he served as Vice President and Treasurer for Excel Communications Inc., a telecommunications company.  From 1987 to 1996, he served as Senior Vice President and Treasurer for Lomas Financial Corporation, a financial services company.  Mr. Fletcher received his B.A. degree in economics and management from Albion College and an M.B.A. degree in finance and management policy from Northwestern University’s Kellogg School of Management.

Mr. Fletcher demonstrates extensive knowledge of complex accounting, financial reporting and operational issues highly relevant to our business, making him well qualified as a member of our board.

Charles Hunt, Ph.D. was elected to our board of directors in October 2006.  Dr. Hunt holds B.S.E.E. and M.S.E.E. degrees from the University of Utah and a Ph.D. in electrical engineering from Cornell University.  He has been at the University of California at Davis since 1986, where he is presently a Professor with multiple appointments and a visiting Professor of Electronics in the Faculty of Physics of the University of Barcelona.  Dr. Hunt is a Senior Member of the Institute of Electrical and Electronics Engineers, and is author or co-author of more than 120 refereed publications and eight books, and holds 12 patents.  From 1997 to 2004, he served as editor of the journal, Solid-State Electronics.

Dr. Hunt brings 25 years of scientific knowledge in technology product development in the electronic and electrical industries, making his insights invaluable to the board.

John E. Rehfeld was elected to our board of directors in September 2011.  Mr. Rehfeld is currently on the board of directors of Lantronix, Inc., a provider of secure communication technologies (since May 2010), Local.com Corporation, a local search engine provider (since 2005), and Enkeboll Design, a privately-held company (since January 2006).  Mr. Rehfeld was previously a director of ADC Telecommunications, Inc., a provider of network infrastructure solutions (from September 2004 to December 2010, when it was sold), Overtone, a privately-held company that monitors company-hosted online forums and feedback platforms (from 2002 to April 2011, when it was sold), and Primal Solutions, Inc., a managed software solutions provider (from December 2008 to June 2009).  Mr. Rehfeld most recently served as Chief Executive Officer of Spruce Technologies, Inc., a DVD authoring software company, during 2001.  From 1997 to 2001, Mr. Rehfeld served as Chairman and Chief Executive Officer of ProShot Golf, Inc.  He also served as President and Chief Executive Officer of Proxima Corporation from 1995 to 1997, and as President and Chief Executive Officer of ETAK, Inc. from 1993 to 1995.  Mr. Rehfeld is the Chairman Emeritus of the Forum of Corporate Directors in Orange County, California.

Mr. Rehfeld’s over 30 years of executive experience in high growth industries, including prior experience as a Chief Executive Officer of a number of companies; prior and current experience serving as a director of a number of public and private companies, and a distinguished educational background, including an M.B.A. degree from Harvard University and a B.S. degree in chemical engineering from the University of Minnesota, as well as his current positions as adjunct professor of marketing and strategy for the Executive M.B.A. Programs at Pepperdine University (since 1998) and the University of San Diego (since 2010), provide him with the skills and qualifications to serve on our board of directors.

Duncan Troy was elected to our board of directors in February 2004, and served as our Chairman of the Board from May 2004 to July 2008, and from July 2010 to January 2011.  Mr. Troy was a former Telegen advisory board member and is a current director of the following U.K. based companies:  Private Equity III Limited, a U.K. investment vehicle (from September 1996 to date) and SMS Lottome Limited, a U.K. cell phone lottery and gaming company (from March 2004 to date).

Mr. Troy’s nearly 30 years of service as a board member and investor in many early-stage and growth companies make him well qualified as a member of our board.

Mark W. Weber was elected to our board of directors in June 2005.  Mr. Weber has been a marketing consultant, strategic planner and senior business advisor to financial services companies, technology companies and emerging growth companies since 1988. Mr. Weber has been involved in raising private capital and launching start up, emerging growth technology companies and new banks over the past 20 years. Since 1988, he has been the President of Weber Marketing Group, the 12th largest marketing agency in Washington State and a national provider of marketing consulting and branding services to financial services and technology companies across the United States Mr. Weber was a founder and board member of Pacifica Bank from 1998 to 2005. Pacifica Bank was a SEC-registered business bank sold in 2005 to United Bank California. Mr. Weber also served as chairman of the board’s compensation committee at Pacifica from 2002 to 2005. Mr. Weber served as an advisory board member of several technology and emerging growth companies between 1990 and 2001. He has been on the Board of Trustees of the Noemi Fund, part of Agros International, since 2003.

Mr. Weber’s experience in launching, marketing and branding technology and emerging growth companies make him well qualified to be a member of our board.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.  Officers are elected annually by the board of directors and serve at the discretion of the board.  There are no family relationships among our directors and executive officers.  As of the date of this prospectus, there are no material proceedings to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

Key Personnel

Juan Carlos Blacker joined our company in September 2011 as Vice President, Business Development - Energy Efficient Markets.  Mr. Blacker was previously the Program and Product Manager at Portland Energy Conservation, Inc. (PECI), an energy resource management company, from July 2007 to August 2011.  Mr. Blacker leads the company’s efforts in participating in energy efficiency programs, and in complying with governmental policies and standards, throughout the United States and Canada.

Board of Directors and Corporate Governance

Our board of directors is responsible for establishing broad corporate policies and for overseeing our overall management.  In addition to considering various matters which require board approval, the board provides advice and counsel to, and ultimately monitors the performance of, our senior management.

We established a Compensation Committee in 2008, and an Audit Committee and Nominations and Corporate Governance Committee in September 2011.  The charters for the Audit Committee, Compensation Committee and Nominations and Corporate Governance Committee are available at our website, www.Vu1.com.  We believe John J. Boyle III, Paul Fletcher, John E. Rehfeld, Duncan Troy and Mark W. Weber are independent members of our board of directors under Nasdaq’s independence rules.

The board, its committees and our management strive to perform and fulfill their respective duties and obligations in a responsible and ethical manner.  The board and the Audit, Compensation and Nominations and Corporate Governance Committees each perform annual self evaluations.  We have adopted a Code of Ethics that applies to our Chief Executive Officer and Chief Financial Officer.  Upon request, we will provide to any person without charge a copy of our Code of Ethics.  Any such request should be made to Matthew DeVries, Chief Financial Officer, Vu1 Corporation, 469 Seventh Avenue, Suite 356, New York, New York 10018.

Committees of the Board

Audit Committee.  The board has an Audit Committee comprised of three non-employee directors, John E. Rehfeld (chairman), Duncan Troy and Mark W. Weber.  Each member of the Audit Committee is independent as defined under Nasdaq’s listing rules.  The board of directors has determined that Mr. Rehfeld qualifies as an “audit committee financial expert.”  The Audit Committee functions pursuant to a written charter, under which the committee has such powers as may be assigned to it by the board from time to time.  The Audit Committee was established in September 2011.  Until the formation of the Audit Committee, the entire board of directors performed the functions of the Audit Committee.  The Audit Committee is currently charged with, among other things:

•	recommending to the board of directors the engagement or discharge of our independent public accountants, including pre-approving all audit and non-audit related services;

•
the appointment, compensation, retention and oversight of the work of the independent auditor engaged by us for the purpose of preparing or issuing an audit report or performing other audit review or attest services for us;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	approving the scope of the financial audit;

•	requiring the rotation of the lead audit partner;

•	consulting regarding the completeness of our financial statements;

•	reviewing changes in accounting principles;

•	reviewing the audit plan and results of the auditing engagement with our independent auditors and with our officers;

•	reviewing with our officers, the scope and nature and adequacy of our internal accounting and other internal controls over financial reporting and disclosure controls and procedures;

•	reviewing the adequacy of the Audit Committee Charter at least annually;

•	meeting with our Internal Auditor on a regular basis;

•	performing an internal evaluation of the Audit Committee on an annual basis; and

•	reporting to the board of directors on the Audit Committee's activities, conclusions and recommendations.

Compensation Committee.  The board has a Compensation Committee comprised of two non-employee directors, John E. Rehfeld (chairman) and Paul Fletcher.  Each member of the Compensation Committee is independent as defined under Nasdaq’s listing rules.  The Compensation Committee functions pursuant to a written charter, under which the committee has such powers as may be assigned to it by the board from time to time.  The Compensation Committee was established in 2008. The Compensation Committee is currently charged with, among other things, assisting the board in:

•	approving and evaluating the compensation of directors and executive officers;

•	establishing strategies and compensation policies and programs for employees to provide incentives for delivery of value to our stockholders;

•	establishing policies to hire and retain senior executives, with the objective of aligning the compensation of senior management with our business and the interests of our stockholders;

•	together with management, surveying the amount and types of executive compensation paid by comparable companies, and engaging consultants as necessary to assist them;

•	periodically reviewing corporate goals and objectives relevant to executive compensation and making recommendations to the board for changes;

•
assisting management in evaluating each executive officer's performance in light of corporate goals and objectives, and recommending to the board (for approval by the independent directors) the executive officers' compensation levels based on this evaluation;

•
overseeing our stock option plan or other stock-based plans with respect to our executive officers and employee board members, who are subject to the short-swing profit restrictions of Section 16 of the Securities Exchange Act of 1934, as amended;

•	reviewing the overall performance of our employee benefit plans and making recommendations to the board regarding incentive-compensation plans and equity-based plans;

•	together with the Nominations and Corporate Governance Committee, reviewing and making recommendations to the independent directors of the board regarding the form and amount of director compensation;

•	ensuring that our compensation policies meet or exceed all legal and regulatory requirements and any other requirements imposed on us by the board; and

•	producing an annual report on executive compensation for inclusion in our information statement.

In general, the Compensation Committee formulates and recommends compensation policies for board approval, oversees and implements these board-approved policies, and keeps the board apprised of its activities on a regular basis.  In addition, the Compensation Committee together with the Nominations and Corporate Governance Committee, develops criteria to assist the board's assessment of the Chief Executive Officer's leadership of our company.

Nominations and Corporate Governance Committee.  The board has a Nominations and Corporate Governance Committee comprised of two non-employee directors, Mark W. Weber (chairman) and John J. Boyle III.  Each member of the Nominations and Corporate Governance Committee is independent as defined under Nasdaq’s listing rules.  The Nominations and Corporate Governance Committee functions pursuant to a written charter, under which the committee has such powers as may be assigned to it by the board from time to time.  The Nominations and Corporate Governance Committee was established in September 2011.  Until the formation of the Nominations and Corporate Governance Committee, the entire board of directors performed the functions of the Nominations and Corporate Governance Committee.  The Nominations and Corporate Governance Committee is currently charged with, among other things, assisting the board in:

•	identifying individuals qualified to become board members and recommending that the board select a group of director nominees for each next annual meeting of our stockholders;

•	ensuring that the Audit, Compensation and Nominations and Corporate Governance Committees of the board have the benefit of qualified and experienced "independent" directors;

•
developing and recommending to the board a set of effective corporate governance policies and procedures applicable to us, and reviewing and reassessing the adequacy of such guidelines annually and recommending to the board any changes deemed appropriate;

•	periodically reviewing the charters of all board committees and recommending to the committees and board any changes deemed appropriate;

•	developing policies on the size and composition of the board;

•	conducting annual evaluations of the performance of the board, committees of the board and individual directors;

•	reviewing conflicts of interest and the independence status of directors;

•	together with the Compensation Committee, reviewing and making recommendations to the independent directors of the board regarding the form and amount of director compensation;

•	reviewing the structure of our senior staffing and management succession plans with the Chief Executive Officer;

•	together with the Compensation Committee, developing criteria to assist the board's assessment of the Chief Executive Officer's leadership of our company; and

•	generally advising the board (as a whole) on corporate governance matters.

Committee Interlocks and Insider Participation

No member of our board of directors is employed by us or our subsidiaries, except for Bill K. Hamlin.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC.  Such officers, directors, and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

We believe that our officers, directors, and 10% stockholders complied with their Section 16(a) filing obligations during the year ended December 31, 2010, except for the following: Mark W. Weber, a director, did not file a Form 4 to report a purchase of common stock upon the exercise of warrants.  Charles Hunt, Ph.D., a director, did not file a Form 4 to report an issuance of common stock upon the conversion of accounts payable.  Duncan Troy, a director, did not file Form 4’s to report an exercise of options and a sale of common stock.  R. Gale Sellers, a former officer and director, did not file Form 4’s to report a grant of options, the purchase of convertible notes through Full Spectrum Capital, LLC and the conversion of the convertible notes into our common stock, as well as the issuance of shares and options upon the conversion of certain salary and accounts payable, and to report the transfer of common stock in settlement of a loan.  Richard Herring, a former officer and director, did not file a Form 4 to report an issuance of common stock upon the conversion of accounts payable.

Executive Compensation

The following table provides information about the compensation paid to, earned or received during the last two fiscal years ended December 31, 2010 and 2009 by (a) all persons serving as principal executive officer during 2010, and (b) our two other most highly compensated executive officers whose total compensation exceeded $100,000 in fiscal 2010, as follows (collectively, the “Named Executive Officers”):

•	Philip G. Styles, our former Chief Executive Officer (principal executive officer);
•	R. Gale Sellers, our former Chief Executive Officer (principal executive officer);
•	Matthew DeVries, Chief Financial Officer (principal financial officer); and
•	T. Ron Davis, our former Chief Marketing Officer.

The table does not include information for Scott C. Blackstone, Ph.D., our Chief Executive Officer, and Bill K. Hamlin, our President and Chief Operating Officer, who became executive officers of our company in April 2011 and July 2011, respectively.

Summary Compensation Table

							Nonqualified
						Non-Equity	Deferred	All
					Option	Incentive Plan	Compensation	Other
Name and Principal			Bonus	Stock	Awards	Compensation	Earnings	Compensation
Position	Year	Salary ($)	($)	Awards ($)	($)	($)	($)	($)	Total ($)
Philip Styles, Former	2010	130,452	-	3,450	247,785	-	-	18,239	399,926
Chief Executive
Officer and Vice President of Manufac -turing (1)	2009	96,000	-	3,450	63,270	-	-	18,239	180,959

R. Gale Sellers,	2010	240,000	-	-	426,200	-	-	-	666,200
Former Chief
Executive Officer (2)	2009	157,107	-	-	-	-	-	-	157,107

Matthew DeVries,	2010	84,900	-	-	-	-	-	-	84,900
Chief Financial
Officer (3)	2009	89,750	-	-	-	-	-	-	89,750

T. Ron Davis,	2010	67,500	-	-	-	-	-	-	67,500
Former Chief
Marketing Officer (4)	2009	180,000	-	-	63,270	-	-	-	243,270

(1)
On October 4, 2010, the board of directors appointed Mr. Styles as our Chief Executive Officer and entered into a one-year employment agreement as of that date.  A total of $34,452 of his salary for 2010 was converted into 67,552 shares of our common stock based on a price of $0.51 per share, representing the closing market price for our common stock as of the date of Mr. Styles’ employment agreement.  Stock awards of $3,450 for 2010 and 2009 are comprised of the fair value of 15,000 shares of our common stock issued from our 2007 Stock Incentive Plan to Mr. Styles on December 17, 2007, which vested during each fiscal year based on the closing market price of $0.23 per share as of the date of issuance. We recognized the fair value of option awards in our consolidated financial statements for fiscal 2010 and 2009 with a fair value totaling $247,785 and $63,270, respectively. These amounts do not reflect the actual amounts that may be realized. The 2010 amount is comprised of the fair value of a fully vested ten-year option to purchase 300,000 shares of common stock at an exercise price of $0.43 per share awarded on July 9, 2010 with a fair value of $127,860, and the vested portion of a ten-year option to purchase our common stock issued on October 4, 2010 at an exercise price of $0.51 per share.  The total fair value of this option was $497,416, of which $119,925 was vested at December 31, 2010. The 2009 amount is comprised of the fair value of a fully vested ten-year option to purchase 100,000 shares of common stock at an exercise price of $0.65 per share awarded on December 30, 2009.  The fair values of the options were computed using the Black Scholes method with the assumptions as detailed in Note 12 of the Notes to Consolidated Financial Statements.  All other compensation for fiscal 2010 and 2009 was comprised of the value of rent of $7,360 for an apartment in the Czech Republic and $10,879 paid for an automobile.  Mr. Sellers resigned as an officer and director in July 2011.

(2)
Mr. Sellers converted his 2010 annual salary of $240,000 into a ten-year option to purchase 558,140 shares of our common stock at an exercise price of $0.43 per share based on the closing market price of our common stock on July 8, 2010, the date his employment agreement was approved by our board of directors. Also on July 8, 2010, we issued ten-year options to purchase 1,000,000 shares of common stock at an exercise price of $0.43 per share. We recognized the fair value of the option award in our consolidated financial statements for fiscal 2010 with a fair value totaling $426,200 relating to this option. This amount does not reflect the actual amount that may be realized. On December 30, 2009, the board of directors awarded total compensation in the amount of $140,000 to Mr. Sellers for his service as our Chief Executive Officer.  Mr. Sellers converted $70,000 of this award into ten-year options to purchase 107,692 shares of common stock at an exercise price of $0.65 per share valued at $68,397.  The remaining $70,000 was converted into 137,255 shares of common stock and a fair value of $70,000 based on the closing market price on the date of conversion of October 4, 2010 of $0.51 per share.  A total of $18,970 was paid in cash for Mr. Sellers’ services as Chief Executive Officer and President. The fair values of the options were computed using the Black Scholes method with the assumptions as detailed in Note 12 of the Notes to Consolidated Financial Statements.  Mr. Sellers resigned as an officer and director in September 2010 and January 2011, respectively.

(3)	Mr. DeVries’ compensation was comprised of consulting fees paid in cash.

(4)
Mr. Davis’ compensation was comprised of salary paid in cash of $67,500 and $138,750 and unpaid amounts of $8,040 and $41,250 for fiscal 2010 and 2009, respectively.  On September 25, 2010, Mr. Davis exercised options to purchase 150,000 shares of common stock at an exercise price of $0.23 per share and received 36,795 shares of our common stock at a price of $0.40 per share in settlement of the total unpaid amount of $49,290.  On December 30, 2009, we issued ten-year options to purchase 100,000 shares of common stock at an exercise price of $0.65 per share valued at $63,270.  The fair value of the option was computed using the Black Scholes method with the assumptions as detailed in Note 12 of the Notes to Consolidated Financial Statements.  Mr. Davis resigned as an officer in May 2010.

The following table summarizes equity awards outstanding at December 31, 2010 for each of the executive officers named in the Summary Compensation Table above:

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
	Number of	Number of						Equity Incentive Plan	Equity Incentive Plan
	Securities	Securities	Equity Incentive Plan			Number of	Market Value	Awards: Number of	Awards: Market or
	Underlying	Underlying	Awards: Number of			Shares or Units	of Shares or	Unearned Shares,	Payout Value of
	Unexercised	Unexercised	Securities Underlying	Option		of Stock That	Units of Stock	Units or Other Rights	Unearned Shares, Units
	Options (#)	Options (#)	Unexercised Unearned	Exercise Price	Option	Have Not	That Have Not	That Have Not Vested	or Other Rights That
Name	Exciseable	Unexerciseable	Options (#)	($)	Expiration Date	Vested (#)	Vested ($)	(#)	Have Not Vested ($)
Philip Styles	241,096	758,904	—	$0.51	10/3/2020	—	—	—	—
Philip Styles	—	—	—	—	—	347,131	$177,037	—	—
Philip Styles	300,000	—	—	$0.43	7/8/2020	—	—	—	—
Philip Styles	100,000	—	—	$0.65	12/29/2019	—	—	—	—
R. Gale Sellers	1,000,000	—	—	$0.43	7/8/2020	—	—	—	—
R. Gale Sellers	558,140	—	—	$0.43	7/8/2020	—	—	—	—
R. Gale Sellers	250,000	—	—	$0.38	11/15/2017	—	—	—	—
R. Gale Sellers	125,000	—	—	$0.23	12/16/2017	—	—	—	—
R. Gale Sellers	260,625	—	—	$1.00	9/8/2018	—	—	—	—
R. Gale Sellers	107,692			$0.65	12/29/2019	—	—	—	—
Richard Herring	250,000	—	—	$0.38	11/15/2017	—	—	—	—
Richard Herring	150,000	—	—	$0.23	12/16/2017	—	—	—	—
Richard Herring	310,625	—	—	$1.00	9/8/2018	—	—	—	—
Richard Herring	42,308	—	—	$0.65	12/29/2019	—	—	—	—
T. Ron Davis	205,313	—	—	$1.00	5/31/2013	—	—	—	—
T. Ron Davis	100,000	—	—	$0.65	5/31/2013	—	—	—	—
Matthew DeVries	50,000	—	—	$0.23	12/16/2012	—	—	—	—
Matthew DeVries	180,313	—	—	$1.00	9/8/2018	—	—	—	—

Employment Agreements

Blackstone Employment Agreement.  In April 2011, as part of becoming our Chief Executive Officer, Dr. Blackstone entered into a three-year employment agreement with us.  Pursuant to the employment agreement, Dr. Blackstone will devote substantially all of his professional time and attention to our business and will be based in New York.  The employment agreement provides that Dr. Blackstone will receive an annual base salary of $245,000.  Dr. Blackstone will also be entitled to receive an annual performance incentive bonus based on the success of our financial results as determined by our board.  We have also agreed to issue Dr. Blackstone stock options to purchase 2,216,129 shares of common stock at an exercise price of $0.391 per share, the closing market price on his first day of employment, and vesting over the term of his employment, in accordance with our 2007 Stock Incentive Plan.

The employment agreement provides for termination of Dr. Blackstone’s employment by us upon an act of fraud, dishonesty or misconduct by Dr. Blackstone or, following written notice and failure to cure, a material breach by him of his obligations under the agreement.  In the event Mr. Blackstone’s agreement is terminated by us without cause, he will be entitled to compensation for six months.

The employment agreement also contains covenants (a) restricting him from engaging in any activities competitive with our business during the term of his employment agreement and for a period of one year thereafter, (b) prohibiting him from disclosure of confidential information regarding our company at any time, and (c) confirming that all intellectual property developed by him and relating to our business constitutes our sole and exclusive property.

Hamlin Employment Agreement.  As part of becoming our President and Chief Operating Officer in July 2011, Mr. Hamlin entered into a one-year employment agreement with us.  Pursuant to the employment agreement, Mr. Hamlin will devote substantially all of his professional time and attention to our business.  The employment agreement provides that Mr. Hamlin will receive an annual base salary of $210,000, of which $105,000 will be paid in cash and $105,000 will be converted into 262,500 shares of our common stock at a conversion price of $0.40 per share, based on the closing market price of our common stock on the first day of his employment.  These shares will vest in 12 equal monthly installments over the term of his employment agreement.  We have also agreed to issue Mr. Hamlin stock options to purchase up to 1,400,000 shares of our common stock at an exercise price of $0.40 per share, the closing market price on his first day of employment, from our 2007 Stock Incentive Plan.  A total of 600,000 options will vest over the term of his employment agreement, and  the remaining 800,000 options will vest upon meeting certain performance criteria set by the company.

The employment agreement provides for termination of Mr. Hamlin’s employment by us upon an act of fraud, dishonesty or misconduct by Mr. Hamlin or, following written notice and failure to cure, a material breach by him of his obligations under the agreement.  We may also terminate Mr. Hamlin’s employment upon 30 days notice without cause.

The employment agreement also contains covenants (a) restricting him from engaging in any activities competitive with our business during the term of his employment agreement and for a period of one year thereafter, (b) prohibiting him from disclosure of confidential information regarding our company at any time, and (c) confirming that all intellectual property developed by him and relating to our business constitutes our sole and exclusive property.

We do not have agreements with any of our other Named Executive Officers providing for payments, whether from resignation, retirement or other termination of employment, resulting from a change of control.

Director Compensation

Non-employee Director Compensation.  Non-employee directors currently receive no cash compensation for serving on our board of directors, other than reimbursement of all reasonable expenses for attendance at board and board committee meetings.  Under our 2007 Stock Incentive Plan, non-employee directors are entitled to receive stock options to purchase shares of common stock or restricted stock grants.  During the year ended December 31, 2010, no options to purchase shares of common stock were granted to the non-employee directors for their service on the board.

Employee Director Compensation.  Directors who are employees of our company receive no compensation for services provided in that capacity, but are reimbursed for out-of-pocket expenses in connection with attendance at meetings of our board and its committees.

The table below summarizes the compensation we paid to non-employee directors for the year ended December 31, 2010:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Duncan Troy (1)	38,633	-	-	-	-	-	38,633

Bill K. Hamlin (2)	-	150,000	-	-	-	-	150,000

(1)	Amount is comprised of fees paid to Mr. Troy for service as a director of Sendio, our subsidiary.

(2)
On November 5, 2010, we issued 250,000 shares of common stock to Mr. Hamlin for service as a director at a price of $0.60 per share and a fair value of $150,000 based on the closing market price on the date of issuance.

2007 Stock Incentive Plan

In October 2007, our board of directors adopted the Vu1 Corporation 2007 Stock Incentive Plan (the Stock Plan).  As of October 17, 2011, 11,823,541 shares of common stock were reserved for issuance upon the exercise of outstanding stock options under the Stock Plan.  Set forth below is a summary of the Stock Plan, but this summary is qualified in its entirety by reference to the full text of the Stock Plan, which has been filed with the SEC, and any stockholder who wishes to obtain a copy of the Stock Plan may do so by written request to Vu1 Corporation, 469 Seventh Avenue, Suite 356, New York, New York 10018, Attention: Mr. Matthew DeVries, Chief Financial Officer.

Administration.  The Stock Plan is administered by our board of directors, or a committee appointed by, and consisting of two or more members of the board of directors.  Each member of the committee must exhibit the independence necessary to comply with any applicable securities law, the rules of the exchange on which our common stock is traded or any other applicable law, as necessary.  Committee members serve for such term as the board may determine, subject to removal by the board at any time.

Except for the terms and conditions explicitly set forth in the Stock Plan, the administrator has exclusive authority, in its discretion, to determine all matters relating to awards under the Stock Plan, including the selection of individuals to be granted awards, the type of awards, the number of shares of common stock subject to an award, all terms, conditions, restrictions and limitations, if any, of an award and the terms of any document, agreement or instrument that evidences the award.  The administrator also has exclusive authority to interpret the Stock Plan and may from time to time adopt, and change, rules and regulations of general application for the Stock Plan’s administration.  The administrator’s interpretation of the Stock Plan and its rules and regulations, and all actions taken and determinations made by the administrator pursuant to the Stock Plan, are conclusive and binding on all parties involved or affected.  The administrator may delegate administrative duties to such of our officers as it so determines.

Shares subject to the Stock Plan.  The Stock Plan authorizes the granting of awards for up to an aggregate of 20,000,000 shares of our authorized but unissued common stock (subject to adjustment as described below).  Shares that were previously the subject of an award under the Stock Plan that are no longer subject to the award become available for future grant.

Eligible Participants. All of our employees, directors, officers, consultants, agents, advisors and independent contractors and of our subsidiaries are eligible to participate in the Stock Plan, as selected by the administrator.

Awards. The administrator has the authority, in its sole discretion, to determine the type or types of awards to be made under the Stock Plan.  Such awards include incentive stock options, nonqualified stock options and stock awards.  Awards may be granted singly or in combination.  An eligible person may receive one or more grants of awards as the administrator may from time to time determine, and such determinations may be different as to different holders and may vary as to different grants, even when made simultaneously.

•
Stock Options.  Each option will vest and become exercisable from time to time over such period and upon such terms as the administrator may determine; provided that unless the administrator specifies a different schedule, the default vesting rate is 36 months after the grant date.  The exercise price of each stock option granted will be as determined by the administrator, but will not be less than 100% of the fair market value of the common stock on the date the option is granted.  The administrator has the authority to determine the treatment of stock option grants upon a participant’s retirement, disability, death or termination.  Stock options granted under the Stock Plan may not be assigned or transferred by the holder of the option other than by will or by the applicable laws of descent and distribution and, during the holder’s lifetime, such awards may be exercised only by the holder.

With respect to incentive stock options, (i) the aggregate fair market value of the common stock with respect to which options are exercisable for the first time by a participant in any calendar year may not exceed $100,000 (with any amount in excess of $100,000 being treated as a nonqualified stock option) and (ii) the expiration date of such options may not be more than ten years after the date of the grant.

Incentive stock options may be granted to a person who, at the time the option is granted, owns more than 10% of our outstanding voting capital stock only if the exercise price per share is not less than 110% of the fair market value of the common stock on the grant date and the option term does not exceed five years from the grant date.

•
Restricted Stock Awards.  The administrator, in its discretion, may grant restricted stock awards to participants on terms and conditions established by the administrator, including vesting terms conditioned on performance-based criteria or time of continuous service to us, rights of repurchase, and other terms, conditions and restrictions. Such terms may include, but are not limited to, acceleration of vesting or termination of rights to repurchase shares upon events such as death or disability of a participant or termination of a participant’s employment or term of board service. A participant to whom an award of restricted stock is made will generally have all the rights of a stockholder with respect to such shares, including the right to vote and to receive dividends, except as set forth in the applicable award agreement.

Adjustments.  If our outstanding common stock is at any time changed or exchanged by declaration of a stock dividend, stock split, reverse stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization, in which we are the surviving corporation, an appropriate adjustment will be made in the number and kind of shares that have been awarded pursuant to the Stock Plan and that may be thereafter awarded.

In the event of any "corporate transaction" (a term defined in the Stock Plan generally as a change in control), all outstanding awards will become fully vested and exercisable immediately prior to the effective date of the corporate transaction.  The outstanding awards will not become fully vested if replaced by a comparable award as determined by the administrator by the successor company.

Withholding.  If any withholding amount for the exercise of a stock option or restricted stock award under the Stock Plan is required by law, we may (a) require a participant to remit a cash amount sufficient to satisfy, in whole or in part, any federal, state and local withholding requirements prior to delivery of certificates for common stock, (b) grant a participant the right to satisfy any withholding requirements, in whole or in part, by electing to require that we withhold from the shares of common stock issuable to the participant, that number of full shares of common stock having a fair market value equal to the amount required to be withheld, (c) grant a participant the right to deliver shares of unrestricted stock to us, or (d) satisfy withholding requirements through any other lawful method, such as through additional withholdings against the participant’s other wages with us.

Termination of Stock Plan.  The board of directors may suspend, terminate or amend the Stock Plan at any time without stockholder approval, except as stockholder approval may be required under (a) Rule 16b-3 of the Securities Exchange Act of 1934, (b) the Internal Revenue Code or certain regulations promulgated pursuant to the Code, (c) the rules for listed companies on the national securities exchange on which the common stock is traded, if applicable, or (d) any other applicable law or rule.  No incentive stock options may be granted under the Stock Plan after October 26, 2017.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the number of shares of our common stock beneficially owned on October 17, 2011, by:

•	each person who is known by us to beneficially own 5% or more of our common stock,

•	each of our directors and executive officers, and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of our common stock which may be acquired upon exercise or conversion of stock options, warrants or other convertible securities which are currently exercisable or convertible, or which become exercisable within 60 days after the date indicated in the table, are deemed beneficially owned by those holders.  Subject to any applicable community property laws, the persons or entities named in the table below have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Owner (2)		Percent of Class (3)

SAM Special Opportunity Fund	20,886,405	(4)	18.8%

SAM Advisors, LLC	20,886,405	(4)	18.8%

William B. Smith 111 Broadway, Suite 808 New York, New York 10006	20,886,405	(4)	18.8%

R. Gale Sellers	14,010,152	(5)	12.7%

Polymer Holdings, Ltd.	15,713,503	(6)	14.1%
Broomhill Road
Stonehaven, UK AB39 2NH

Scott C. Blackstone, Ph.D.	971,130	(7)	*

Bill K. Hamlin	981,781	(8)	*

Matthew DeVries	755,313	(9)	*

John J. Boyle III	-		*

Paul D. Fletcher	-		*

Charles Hunt, Ph.D.	1,202,990	(10)	1.1%

John E. Rehfeld	-		*

Duncan Troy	2,715,334	(11)	2.4%

Mark W. Weber	1,958,668	(12)	1.8%

All directors and officers as a group (10 persons)	29,372,642		26.4%

*	Less than 1% of outstanding shares.

(1)	Unless otherwise indicated, the address of each person is c/o Vu1 Corporation, 469 Seventh Avenue, Suite 356, New York, New York 10018.

(2)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after October 17, 2011, by the exercise or conversion of any warrant, stock option or other convertible securities. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(3)
The calculation in this column is based upon 111,356,926 shares of common stock outstanding on October 17, 2011.  The shares of common stock underlying warrants, stock options or other convertible securities are deemed outstanding for purposes of computing the percentage of the person holding them but are not deemed outstanding for the purpose of computing the percentage of any other person.

(4)
Consists of 7,084,139 shares of common stock and warrants to purchase 3,542,069 shares of common stock at an exercise price of $0.75 per share held by SAM Special Opportunity Fund, LP, an investment partnership advised by SAM Advisors, LLC, and 10,010,197 shares of common stock held by SAM Advisors, LLC, a money management firm.  Mr. Smith, our Chairman of the Board, is President and Chief Executive Officer of SAM Advisors, LLC.

(5)
Includes a stock option to purchase 250,000 shares of common stock at an exercise price of $0.38 per share, a stock option to purchase 125,000 shares of common stock at an exercise price of $0.23 per share, a stock option to purchase 260,625 shares of common stock at an exercise price of $1.00 per share, a stock option to purchase 107,692 shares of common stock at an exercise price of $0.65 per share, a stock option to purchase 1,558,140 share of common stock at an exercise price of $0.43 per share, a warrant to purchase 2,680,205 shares of common stock at an exercise price of $0.75 per share and a warrant to purchase 66,500 shares of common stock at an exercise price of $1.00 per share.  Mr. Sellers has pledged an aggregate of 4,750,000 shares of common stock as collateral for personal loans.

(6)	Includes warrants to purchase 1,876,386 shares of common stock at an exercise price of $0.75 per share.

(7)
Includes a stock option to purchase 471,130 shares of common stock at an exercise price of $0.391 per share and a stock option to purchase 500,000 shares of common stock at an exercise price of $0.39 per share.

(8)
Includes 250,000 shares owned by Integrated Sales Solutions II, LLC, a company controlled by Mr. Hamlin, and a stock option to purchase 231,781 shares of common stock at an exercise price of $0.40 per share.

(9)
Includes a stock option to purchase 50,000 shares of common stock at an exercise price of $0.23 per share, stock options to purchase 180,313 shares of common stock at an exercise price of $1.00 per share and stock options to purchase 175,000 shares of common stock at an exercise price of $0.52 per share.

(10)
Includes a stock option to purchase 250,000 shares of common stock at an exercise price of $0.38 per share, a stock option to purchase 125,000 shares of common stock at an exercise price of $0.23 per share, a stock option to purchase 50,000 shares of common stock at an exercise price of $0.65 per share, a stock option to purchase 240,000 shares of common stock at an exercise price of $1.00 per share, and a stock option to purchase 75,000 shares of common stock at an exercise price of $0.52 per share.

(11)
Includes a stock option to purchase 150,000 shares of common stock at an exercise price of $1.00 per share, a stock option to purchase 50,000 shares of common stock at an exercise price of $0.65 per share,  a stock option to purchase 200,000 shares of common stock at an exercise price of $0.52 per share and 933,334 shares of common stock held by Private Equity III Ltd., an investment entity of which Mr. Troy is a director. In addition, 750,000 shares of common stock of Mr. Troy’s are held by a lender as collateral for personal loans.

(12)
Includes a stock option to purchase 250,000 shares of common stock at an exercise price of $0.38 per share, a stock option to purchase 150,000 shares of common stock at $1.00 per share, a stock option to purchase 75,000 shares of common stock at an exercise price of $0.65 per share, a stock option to purchase 175,000 shares of common stock at an exercise price of $0.52 per share, and 23,418 shares of common stock held by Weber Marketing Group, Inc., a corporation wholly owned by Mr. Weber.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

The following is a summary description of all transactions during the year ended December 31, 2010 and to date, and any currently proposed transactions, between us and any of our related parties.  All ongoing and any future related party transactions have been and will be made or entered into on terms that are no less favorable to us than those that may be obtained from an unaffiliated third party.  In addition, any future related party transactions must be approved by a majority of the disinterested members of our board of directors.  If a related person proposes to enter into such a transaction with us, such proposed transaction must be reported to us, in advance.

From January 13, 2010 to September 27, 2010, SAM Special Opportunity Fund, LP (SAM), an investment partnership advised by SAM Advisors, LLC, advanced an aggregate of $1,601,980 (including $72,089 of prepaid interest) as described in Note 7 of the Notes to Consolidated Financial Statements appearing later in this prospectus.  William B. Smith, our Chairman of the Board, is President and Chief Executive Officer of SAM Advisors, LLC.  On September 27, 2010, SAM converted its note payable and related accrued interest totaling $2,833,655 into 7,084,138 shares of our common stock, as described in Note 7 of the Notes to Consolidated Financial Statements. In June 2011, we paid a consulting fee of $50,000 to SAM Advisors, LLC for services rendered to us.

From February 22, 2010 to September 24, 2010, Full Spectrum Capital, LLC (Full Spectrum) advanced an aggregate of $1,710,295 (including $76,923 of prepaid interest) as described in Note 7 in our Notes to Consolidated Financial Statements.  Mr. Sellers, our former Chief Executive Officer and director, is the managing director of Full Spectrum.  On September 13, 2010, we exchanged a note with a face value of $360,350 (including $16,216 of prepaid interest) and warrants to purchase 450,438 shares of common stock in exchange for $344,134 of unpaid, accrued interest through August 1, 2010 payable to Full Spectrum, as described in Note 7 of the Notes to Consolidated Financial Statements.  On September 27, 2010, Full Spectrum converted its note payable and related accrued interest, net of prepaid interest totaling $3,346,463, into 8,366,157 shares of our common stock, as described in Note 7 of the Notes to Consolidated Financial Statements.

On September 21, 2010, we issued 47,990 shares of common stock to Charles Hunt, Ph.D., a director, and 99,758 shares of common stock to Richard Herring, a former director, as discussed in Note 12 of the Notes to Consolidated Financial Statements.

On November 18, 2010, we issued 300,000 shares of common stock to Duncan Troy, the then Chairman of our Board, pursuant to the exercise of an option to purchase common stock, as discussed in Note 12 of the Notes to Consolidated Financial Statements.

On November 4, 2010, we issued 137,255 shares of common stock to R. Gale Sellers, our former Chief Executive Officer and director, and 250,000 shares of common stock to Bill K. Hamlin, a member of our board of directors, as discussed in Note 12 of the Notes to Consolidated Financial Statements.

In September 2010, we entered into an agreement with Integrated Sales Solutions II, LLC (ISS) to enhance our capabilities in designing and establishing sales strategy and distribution channels with retail, electrical utilities, electrical distributors and government agencies.  In April 2011, we entered into an agreement with Hamlin Consulting, LLC to advise and assist us in defining logistics, warehousing, finished good requirements, distribution, packaging, merchandising and support for our ESL lighting products.  We work closely with ISS and Hamlin Consulting to develop programs aimed at further developing these channels and potential distribution partnerships.  ISS and Hamlin Consulting are controlled by Bill K. Hamlin, the President, Chief Operating Officer and a director of our company.  During 2010, we paid $104,250 to ISS.  During the six months ended June 30, 2011, we have paid $72,000 to ISS and $60,000 to Hamlin Consulting.  Subsequent to becoming one of our executive officers, Mr. Hamlin does not bill us for his services through these companies.

Except as otherwise disclosed above, none of our directors, executive officers, greater than five percent stockholders, or any associate or affiliate thereof had any material interest, direct or indirect, in any transaction with us during the year ended December 31, 2010 and to date.

Director Independence

Five members of our board of directors, John J. Boyle III, Paul D. Fletcher, John E. Rehfeld, Duncan Troy and Mark W. Weber, are considered “independent” within the meaning of the listing rules of the Nasdaq Stock Market.  Additionally, Charles Hunt, Ph.D., who served as a paid consultant in 2008, will be considered an independent director in 2012.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 210,000,000 shares, of which 200,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock.  As of October 17, 2011, there were issued and outstanding:

•	111,356,926 shares of common stock,

•	warrants to purchase 18,438,609 shares of common stock at a weighted average exercise price of $0.68 per share,

•	stock options to purchase 11,823,541 shares of common stock at a weighted average exercise price of $0.50 per share, and

•	original issue discount convertible debentures to acquire 7,486,815 shares of common stock.

On or before the closing of this offering, we intend to file a certificate of amendment of our articles of incorporation to (i) effect an up to 1-for-20 reverse stock split of our outstanding common stock, and (ii) decrease the total number of shares of common stock authorized to be issued from 200,000,000 shares to 90,000,000 shares.

The following summary of the material provisions of our common stock, warrants, articles of incorporation and by-laws is qualified by reference to the provisions of our articles of incorporation and by-laws and the forms of warrant included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

All shares of our common stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by the stockholders.  Unless a stockholder specifically requests it, as described below, we do not have cumulative voting in the election of directors, which means that the holders of more than 50% of the outstanding shares can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors.  Under our bylaws, however, a stockholder has the right to cumulate votes at a stockholders’ meeting if the candidates’ names have been placed in nomination prior to commencement of voting and the stockholder gives us notice prior to commencement of voting of such stockholder's intention to cumulate its votes.  If any one stockholder gives such notice then stockholders may cumulate their votes for candidates in nomination.  Under cumulative voting, each stockholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are normally entitled, or distribute the stockholder's votes on the same principle among as many candidates as the stockholder chooses.

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds.  However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company.  Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock.  The holders of our common stock have no preemptive, subscription, redemption or conversion rights.  All issued and outstanding shares of common stock are, and the common stock reserved for issuance upon exercise of our stock options and warrants will be, when issued, fully-paid and non-assessable.

Preferred Stock

Our articles of incorporation authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors.  No preferred shares are currently issued or outstanding.

Convertible Debentures

On June 22, 2011, we issued original issue discount convertible debentures (referred to as the convertible debentures).  Each convertible debenture was issued at a price equal to 85% of its principal amount.  The convertible debentures mature two years after the date of their issuance and do not bear regularly scheduled interest.  Investors may convert their convertible debentures into shares of our common stock at any time and from time to time on or before the maturity date, at a conversion price of $0.55 per share.

The convertible debentures will mandatorily convert at our option into shares of our common stock at the conversion price, if the closing bid price for the common stock exceeds $1.50 per share for a period of ten consecutive trading days, provided that such underlying shares continue to be registered for resale with the U.S. Securities and Exchange Commission (SEC).

The convertible debentures are unsecured, general obligations of our company, and rank pari passu with our other unsecured and unsubordinated liabilities.  The convertible debentures are not redeemable or subject to voluntary prepayment by us prior to maturity.  The convertible debentures are identical for all of the investors except for principal amount.

The investors agreed not to convert their convertible debentures or exercise their warrants, and we will not be permitted to require a mandatory conversion, to the extent such conversion, exercise or issuance would result in beneficial ownership of more than 4.99% of our outstanding shares at such time.

Events of default under the convertible debentures include:

•	failure to pay principal or any liquidated damages on any convertible debenture when due;

•	failure to perform other covenants under the debenture that is not cured five trading days after notice by holders;

•	default under the other financing documents, subject to any grace or cure period provided in the applicable agreement, document or instrument;

•	certain events of bankruptcy or insolvency of our company or any significant subsidiary;

•	any default by our company or any subsidiary under any instrument in excess of $150,000 that results in such obligation becoming due and payable prior to maturity;

•	we become party to a change of control transaction, or dispose of greater than 50% of our assets; and

•	failure to deliver common stock certificates to a holder prior to the tenth trading day after a convertible debenture conversion date.

Upon an event of default, the outstanding principal amount of the convertible debentures shall become immediately due and payable to the holders of the convertible debentures.

The convertible debentures contain various covenants that limit our ability to:

•	incur additional indebtedness, other than permitted indebtedness as defined in the convertible debenture;

•	incur specified liens, other than permitted liens as defined in the convertible debenture;

•	amend our articles of incorporation or by-laws in a material adverse manner to the holders; and

•	repay or repurchase more than a de minimus number of shares of our common stock.

The convertible debentures do not contain a provision for anti-dilution in the event of a subsequent equity financing at a price less than the convertible debentures conversion price.

Warrants

June 2011 Private Placement.  We issued to the investors in the June 2011 private placement five-year common stock purchase warrants to purchase up to 3,743,409 shares of our common stock at an exercise price of $0.65 per share.  The warrants may be exercised on a cashless basis at any time after the earlier of (i) one year after the date of their issuance or (ii) the completion of the applicable holding period required by Rule 144 in the event the underlying shares fail to continue to be registered for resale with the SEC.  The warrants are not callable.  The warrants do not contain a provision for anti-dilution adjustments in the event of a subsequent equity financing at a price less than the warrant exercise price.

February 2011 Private Placement.  We issued to the investors in the February 2011 private placement five-year warrants to purchase up to 4,911,112 shares of our common stock at an initial exercise price of $0.60 per share.  The shares of common stock underlying these warrants have been previously registered with the SEC and therefore the warrants may not be exercised on a cashless-exercise basis by investors so long as the registration statement covering the shares underlying the warrants remains effective.  If we issue any shares of common stock, preferred stock, stock options, warrants or convertible securities at a price less than $0.60 per share (subject to certain excluded stock issuances in connection with employee stock option grants and for mergers and acquisitions), then the exercise price will be automatically reduced to such lower price, provided that the exercise price of the warrants may not be adjusted to less than $0.45 per share.  In June 2011, the exercise price of these warrants was reduced to equal the $0.55 conversion price per share of the convertible debentures issued in the June 2011 private placement.

Trading Information

Our shares of common stock are currently quoted in the over-the-counter market on the OTC Bulletin Board.  Our convertible debentures and warrants are not registered or listed for trading.

We have applied to list our common stock for trading on a national securities exchange, and expect such listing to occur concurrently with the closing of this offering.  However, no assurance can be given that we will satisfy such eligibility criteria or be listed on such an exchange.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.  We serve as the transfer agent and registrar for our convertible debentures and warrants.

Anti-Takeover Law and Provisions

Anti-Takeover Law.  Provisions of the California General Corporation Law and our articles of incorporation and by-laws may delay, defer or prevent a change of control of our company and/or limit the price that certain investors may be willing to pay in the future for shares of our common stock.

California Corporations Code. Under the California General Corporation Law, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of a California corporation. The articles or by-laws of a California corporation may, but are not required to, set a higher standard for approval of such transactions. The California General Corporation Law also provides certain restrictions on business combinations involving interested parties.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals. Nominations for directors may be made by the board of directors or by any holder of record of any outstanding class of capital stock of our company entitled to vote for the election of directors. Nominations for directors, other than those approved by the board of directors, shall be made in writing and shall be delivered or mailed to the secretary of the company not less than 14 days nor more than 50 days prior to the scheduled date of the meeting; provided, that, under the California General Corporation law, if less than 21 days’ notice of the meeting is given to the shareholders, such nominations shall be mailed or delivered to the secretary of the company not later than the close of business on the 7th day following the day on which notice of the meeting was mailed to the shareholders.

Blank Check Preferred Stock. Subject to certain limitations, our board of directors has the authority to designate the rights and preferences of, and issue one or more series of, preferred stock without shareholder approval. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.

SHARES ELIGIBLE FOR FUTURE SALE

The sale, or availability for sale, of a substantial number of shares of common stock in the public market subsequent to this offering pursuant to Rule 144 of the Securities Act or otherwise could materially adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of equity securities or debt financing.  Upon completion of this offering, there will be approximately ________ shares of common stock issued and outstanding. Of these shares, we believe that approximately ________ would be freely transferable immediately. Our executive officers and directors beneficially own ________ shares, which would be eligible for resale subject to the volume and manner of sale limitations of Rule 144 of the Securities Act. An additional ________ shares are “restricted securities,” as that term is defined in Rule 144, and are eligible for sale under the provisions of Rule 144.

Stock options to purchase an aggregate of 11,823,541 shares of common stock were outstanding under our 2007 Stock Incentive Plan as of October 17, 2011. Warrants to purchase an aggregate of 18,438,609 shares of common stock were outstanding as of October 17, 2011, and original issue discount convertible debentures to acquire an aggregate of 7,486,815 shares of common stock were outstanding as of October 17, 2011.

The shares of common stock outstanding that are deemed to be “restricted securities” (as that term is defined under Rule 144) or that are owned by our affiliates may only be sold pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Restricted shares and shares of common stock held by our affiliates that are not “restricted” will be eligible for sale, under Rule 144, subject to certain volume and manner of sale limitations prescribed by Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of the company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then outstanding shares of common stock, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales of shares held by our affiliates that are not “restricted” are subject to such volume limitations, but are not subject to the holding period requirement. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about our company. A person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least six months, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

Following this offering, we cannot predict the effect, if any, that the availability for sale of shares held by our current stockholders will have on the market price from time to time. Nevertheless, sales by our current stockholders of a substantial number of shares of common stock in the public market could materially and adversely affect the market price for our common stock. In addition, the availability for sale of a substantial number of shares of our common stock acquired through the exercise of outstanding stock options or warrants or conversion of convertible debentures could materially adversely affect the market price of our common stock.

UNDERWRITING

We have entered into an underwriting agreement with ______________________ with respect to the shares subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, ________ shares of our common stock from us.

The underwriting agreement provides that the obligation of the underwriters to purchase the shares offered hereby is subject to certain conditions and that the underwriters are obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

If the underwriters sell more shares than the above number, the underwriters have an option for 45 days to buy up to an additional _________ shares from us at the public offering price less the underwriting discount to cover these sales.

The underwriters propose to offer to the public the shares of common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus.  The underwriters may offer some of the shares to other securities dealers at such price less a concession of $_____ per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $_____ per share to other dealers. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times upon filing of a supplement to this prospectus.

We have also agreed to provide ______________________ with a non-accountable expense reimbursement equal to 1% of the gross proceeds received from the sale of the common stock in this offering.

In connection with this offering, we have also agreed to sell to _____________, the representative of the underwriters, a warrant to purchase up to 5% of the shares sold in this offering, for $100.  The warrants issued to the underwriters will have an exercise price per share of 125% of the public offering price, or $___, become exercisable one year after the effective date of this offering and expire on the five-year anniversary of the effective date of this offering. Pursuant to FINRA Rule 5110(g), neither the underwriters’ warrants nor any warrant shares issued upon exercise of the warrants will be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

•	by operation of law or by reason of reorganization of our company;

•
to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

•	if the aggregate amount of our securities held by the underwriter or related person do not exceed 1% of the securities being offered;

•
that is beneficially owned on a pro rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	additionally, the underwriter may exercise its warrants if all common stock received upon exercise remain subject to the lock-up restriction set forth above for the remainder of the time period.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share				Total
	Without Over-allotment		With Over-allotment		Without Over-allotment		With Over-allotment

Underwriting discount	$	______	$	______	$	______	$	______

Non-accountable and accountable expenses	$	______	$	______	$	______	$	______

We have agreed not to offer, sell, contract to sell or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock, without the prior written consent of ______________________, for a period of 90 days, subject to an 18-day extension under certain circumstances, following the date of this prospectus, subject to certain exceptions. In addition, all of our directors and executive officers have entered into lock-up agreements with the underwriters. Under those lock-up agreements, subject to exceptions, those holders of such stock may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce to do any of the foregoing, without the prior written consent of ______________________, for a period of 90 days, subject to an 18-day extension under certain circumstances, from the date of this prospectus. This consent may be given at any time without public notice.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or such other indemnified parties may be required to make in respect of any such liabilities.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol VUOC.  Upon the closing of this offering, we expect that our common stock will trade on a national securities exchange.

The underwriters and their respective affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may receive in the future, customary fees.  Other than the foregoing, ______________________ does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us entered into in connection with this offering.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.  Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, will pass upon the validity of the issuance of the common stock offered by this prospectus as our counsel.  Ellenoff Grossman & Schole LLP, New York, New York, is counsel for the underwriters in connection with this offering.

EXPERTS

The financial statements included in this prospectus have been audited by Peterson Sullivan LLP, independent registered public accountants, to the extent and for the periods set forth in its report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 317 of the California General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation.

Our board of directors has resolved to indemnify the officers and directors of our company to the fullest extent permitted by Section 317 of the California General Corporation Law, and Article V of our articles of incorporation and Article VI of our by-laws authorize the registrant to provide for indemnification of officers and directors to the same extent.  This indemnification limits the personal monetary liability of directors in performing their duties on behalf of the registrant, to the extent permitted by the California General Corporation Law, and permits the registrant to indemnify its directors and officers against certain liabilities and expenses, to the extent permitted by the California General Corporation Law.  In addition, the registrant maintains a directors’ and officers’ liability insurance policy that insures its directors and officers against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

Additionally, we have entered into indemnification agreements with each of our directors and senior executive officers. The indemnification agreements provide each of the indemnitees with, among other things, indemnification against liabilities relating to their service as directors and officers of our company and the advancement of expenses under certain circumstances, in each case to the fullest extent permitted by law. The indemnification agreements also require us to take commercially reasonable efforts to purchase and maintain one or more policies of directors’ and officers’ liability insurance to cover liabilities asserted against, or incurred by, the indemnitees.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices or financial statement disclosure during our two most recent fiscal years and subsequent interim period.

Vu1 CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Vu1 Corporation
New York, New York

We have audited the accompanying consolidated balance sheets of Vu1 Corporation and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vu1 Corporation and Subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 3 to the consolidated financial statements, the Company incurred a net loss of $4,626,250, and it had negative cash flows from operations of $3,529,351 in 2010.  In addition, the Company had an accumulated deficit of $70,499,569 at December 31, 2010.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans regarding those matters are also described in Note 3.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PETERSON SULLIVAN LLP

Seattle, Washington
March 31, 2011

Vu1 CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND 2009

	DECEMBER 31,
	2010	2009
ASSETS
Current assets
Cash	$119,619	$366,303
Tax refund receivable	37,847	30,938
Prepaid expenses	63,878	205,725
Total current assets	221,344	602,966

Non-current assets
Equipment, net of accumulated depreciation
of $238,632 and $150,015, respectively	286,043	133,544
Construction in process	261,771	472,708
Deposit on building purchase	999,771	635,387
Loan costs	-	28,421
Total assets	$1,768,929	$1,873,026

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$515,128	$528,503
Accrued payroll	198,201	343,723
Accrued interest	-	136,880
Short term loan payable	-	116,340
Loan payable, current portion	2,167	4,485
Capital lease obligation, current portion	5,207	4,927
Total current liabilities	720,703	1,134,858
Long-term liabilities
Long-term convertible note payable, net of discount
of $0 and $2,892,343, respectively	-	50,848
Embedded derivative liability	-	2,853,011
Loan payable, net of current portion	-	2,214
Capital lease obligation, net of current portion	9,192	13,995
Total liabilities	729,895	4,054,926

Stockholders' equity (deficit)
Vu1 Corporation's stockholders' equity (deficit)
Preferred stock, $1.00 par value; 10,000,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, no par value; 200,000,000 shares
authorized; 104,992,350 and 86,152,246 shares
issued and outstanding, respectively	71,597,111	63,681,363
Accumulated deficit	(70,499,569)	(65,873,319)
Accumulated other comprehensive income	37,547	106,111
Total Vu1 Corporation stockholders' equity (deficit)	1,135,089	(2,085,845)
Non-controlling interest	(96,055)	(96,055)
Total stockholders' equity (deficit)	1,039,034	(2,181,900)
Total liabilities and stockholders' equity (deficit)	$1,768,929	$1,873,026

The accompanying notes are an integral part of these consolidated financial statements.

Vu1 CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	Years ended December 31,
	2010	2009

Operating expenses
Research and development	$2,076,584	$2,957,848
General and administrative	2,345,028	2,353,021
Marketing	364,773	413,502
Total operating expenses	4,786,385	5,724,371

Loss from operations	(4,786,385)	(5,724,371)

Other income (expense)
Interest income	14	2,570
Interest expense	(1,239,759)	(255,969)
Other income	36,902	-
Loss on extinguishment of debt	(215,873)	-
Derivative valuation gain (loss)	1,578,851	(1,604,920)

Total other income (expense)	160,135	(1,858,319)

Loss before provision for income taxes	(4,626,250)	(7,582,690)

Provision for income taxes	-	-

Net loss	$(4,626,250)	$(7,582,690)

Other comprehensive loss:
Foreign currency translation adjustments	(68,564)	(30,786)

Comprehensive loss	$(4,694,814)	$(7,613,476)

Basic and diluted:
Loss per share	$(0.05)	$(0.09)
Weighted average shares outstanding	90,735,085	85,669,639

The accompanying notes are an integral part of these consolidated financial statements.

Vu1 CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	Vu1 Corporation Stockholders
					Accumulated
					Other
	Common Stock		Subscription	Accumulated	Comprehensive	Non-Controlling
	Shares	Amount	Receivable	Deficit	Income	Interest	Total

Balance December 31, 2008	$85,691,892	$61,165,545	$(131,800)	$(58,290,629)	$136,987	$(96,055)	$2,784,048
Collection of subscription receivable	-	-	131,800	-	-	-	131,800
Issuance of stock for services	452,604	266,459	-	-	-	-	266,459
Issuance of warrant for services	-	48,735	-	-	-	-	48,735
Share-based compensation	54,000	444,920	-	-	-	-	444,920
Issuance of convertible notes	-	1,755,704	-	-	-	-	1,755,704
Forfeited grants of common stock	(46,250)	-	-	-	-	-	-
Net loss	-	-	-	(7,582,690)	-	-	(7,582,690)
Foreign currency translation adjustments	-	-	-	-	(30,876)	-	(30,876)
Balance December 31, 2009	86,152,246	63,681,363	-	(65,873,319)	106,111	(96,055)	(2,181,900)

Issuance of warrant for services	-	6,722	-	-	-	-	6,722
Issuance of warrant for interest	-	19,125	-	-	-	-	19,125
Share-based compensation	430,762	881,691	-	-	-	-	881,691
Issuance of convertible notes	-	664,775	-	-	-	-	664,775
Issuance of options for payables	-	120,000	-	-	-	-	120,000
Issuance of stock for payables	518,121	226,689	-	-	-	-	226,689
Issuance of stock upon exercise of options	450,000	148,500	-	-	-	-	148,500
Conversion of notes	15,450,296	4,747,771	-	-	-	-	4,747,771
Issuance of units of stock and warrants for cash	940,800	470,400	-	-	-	-	470,400
Issuance of stock for services	250,000	150,000	-	-	-	-	150,000
Issuance of stock upon exercise of warrants	800,125	480,075	-	-	-	-	480,075
Net loss	-	-	-	(4,626,250)	-	-	(4,626,250)
Foreign currency translation adjustments	-	-	-	-	(68,564)	-	(68,564)
Balance December 31, 2010	104,992,350	$71,597,111	$-	$(70,499,569)	$37,547	$(96,055)	$1,039,034

The accompanying notes are an integral part of these consolidated financial statements.

Vu1 CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	Years Ended December 31,
	2010	2009
Cash flows from operating activities:

Net loss	$(4,626,250)	$(7,582,690)
Adjustments to reconcile net loss to
net cash flows from operating activities:
Depreciation	90,262	96,972
Share-based compensation	881,691	444,920
Issuance of warrant for services	6,722	48,735
Issuance of warrant for interest	19,125	-
Amortization of discount and prepaid interest on long-term convertible note	692,526	113,514
Amortization of loan costs	28,421	1,579
Issuances of common stock for services	150,000	266,459
Derivative valuation (gain) loss	(1,578,851)	1,604,920
Loss on extinguishment of debt	215,873	-
Changes in assets and liabilities:
Tax refund receivable	(7,455)	2,384
Prepaid expenses	9,731	(55,846)
Accounts payable	355,285	249,169
Accrued interest	353,550	-
Accrued payroll	(119,981)	174,566
Net cash flows from operating activities	(3,529,351)	(4,635,318)

Cash flows from investing activities:
Purchases of equipment and construction in process	(45,124)	(50,088)
Deposits on building purchase	(372,259)	(407,414)
Net cash flows from investing activities	(417,383)	(457,502)

Cash flows from financing activities:
Proceeds from sales of units of common stock and warrants	470,400	131,800
Proceeds from issuance of convertible note payable and warrants	2,819,089	2,780,747
Proceeds from short term loan	-	113,408
Proceeds from exercise of warrants	480,075	-
Proceeds from exercise of options	114,000	-
Payment on short term loan	(112,145)	-
Payments on note payable	(4,323)	(3,431)
Payments on capital lease obligations	(3,986)	(3,986)
Net cash flows from financing activities	3,763,110	3,018,538

Effect of exchange rate changes on cash and cash equivalents	(63,060)	(46,024)

Net change in cash and cash equivalents	(246,684)	(2,120,306)

Cash and cash equivalents, beginning of period	366,303	2,486,609

Cash and cash equivalents, end of period	$119,619	$366,303

Cash paid for interest	$206,001	$3,995

Schedule of Non-cash Financing Activity:
Conversion of notes payable to common stock	$4,747,771	$-

The accompanying notes are an integral part of these consolidated financial statements.

Vu1 CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS AND ORGANIZATION

All references in these consolidated financial statements to “we,” “us,” “our,” and the “Company” are to Vu1 Corporation, Sendio, s.r.o., our Czech subsidiary, and our inactive subsidiary Telisar Corporation, unless otherwise noted or indicated by its context.

We are focused on designing, developing and selling a line of mercury free, energy efficient lighting products based on our proprietary light-emitting technology. For the past several years, we have primarily focused on research and development efforts for our technology and the related manufacturing processes.

In September 2007, we formed Sendio, s.r.o. (“Sendio”) in the Czech Republic as a wholly-owned subsidiary for the purpose of operating a research and development and manufacturing facility.

We have one inactive subsidiary, Telisar Corporation, a California corporation and 66.67% majority-owned subsidiary.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Vu1 and all of its wholly-owned and controlled subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Translating Financial Statements

The functional currency of Sendio is the Czech Koruna (CZK).  The accounts of Sendio contained in the accompanying consolidated balance sheets as of December 31, 2010 and 2009 have been translated into United States dollars at the exchange rate prevailing as of those dates. Translation adjustments are included in “Accumulated Other Comprehensive Loss,” a separate component of stockholders’ equity. The accounts of Sendio in the accompanying consolidated statements of operations for the years ended December 31, 2010 and 2009 have been translated using the average exchange rates prevailing for the respective periods.  Sendio recorded an aggregate of $5,049 and $4,710 of foreign currency transaction gain as an offset to general and administrative expense in the accompanying statements of operations for the years ended December 31, 2010 and 2009, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, we consider all investments purchased with original maturities of three months or less to be cash equivalents. At December 31, 2009, we had cash of $46,170 in excess of federally insured limits in effect as of that date.

Equipment

Equipment is comprised of equipment used in the testing and development of the manufacturing process of our lighting products and is stated at cost. We provide for depreciation using the straight-line method over the estimated useful lives of three to fifteen years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the sale of equipment are reflected in the statements of operations.  Net book value of assets in the U.S. and Czech Republic were as follows:

	Year Ended December 31,
	2010	2009
United States	$5,454	$11,155
Czech Republic	280,589	122,389
	$286,043	$133,544

Construction in Process

Construction in process is comprised of assets to be used in the operations in the Czech Republic not in service as of December 31, 2010 and 2009.  These assets, when placed in service will be reclassified to equipment and depreciated over their estimated useful lives.

Income Taxes

We recognize the amount of income taxes payable or refundable for the current year and recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement amounts of certain assets and liabilities and their respective tax bases. Deferred tax assets and deferred tax liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to be recovered or settled. A valuation allowance is required when it is less likely than not that we will be able to realize all or a portion of our deferred tax assets.

FASB ASC 740-10-25 clarifies the accounting for uncertain tax positions and requires that an entity recognizes in the consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position.  Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of operations.

Long-Lived Assets

Long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount that the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.  Management reviewed the assets during the fourth quarter of 2010 and determined no impairment was deemed necessary.

Fair Value of Financial Instruments

Financial instruments consist of cash, receivables, payables and accrued liabilities, derivative financial instruments, loans payable and convertible debt. The fair value of our cash, receivables, payables and accrued liabilities and loans payable are carried at historical cost; their respective estimated fair values approximate their carrying values.

Derivative financial instruments, as defined in ASC 815 “Accounting for Derivative Financial Instruments and Hedging Activities” consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g., interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. We generally do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the conversion feature in our convertible promissory notes is not afforded equity classification because it embodies risks not clearly and closely related to the host contract. As required by ASC 815-10, these features are required to be bifurcated and carried as derivative liabilities, at fair value, in our financial statements.

We carry our long term convertible debt at historical cost. The fair value of our convertible debt in its hybrid form is determined, for disclosure purposes only, based upon its forward cash flows, at credit risk adjusted rates, plus the fair value of the conversion feature. As of December 31, 2009, the fair value of our face value $2,943,191 convertible notes amounted to approximately $5,472,000.

Fair Value Measurements

ASC 820 “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This hierarchy prioritizes the inputs into three broad levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. Significant fair value measurements resulted from the application of ASC 815 to our convertible promissory note and warrant financing arrangements and ASC 718-10 for our share-based payment arrangements.

Non-Controlling Interest

Non-controlling interest represents the equity of the 33.3% non-controlling shareholders of Telisar Corporation.  The subsidiary had no operations during 2010 and 2009.

Revenue Recognition

Revenues are recognized when (a) persuasive evidence of an arrangement exists, (b) delivery has occurred and no significant obligations remain, (c) the fee is fixed or determinable and (d) collection is determined to be probable. We have not recognized any revenues in the accompanying financial statements.

Research and Development Costs

For financial reporting purposes, all costs of research and development activities performed internally or on a contract basis are expensed as incurred. For the years ended December 31, 2010 and 2009, research and development expenses were comprised primarily of technical consulting expenses, salaries and related benefits and overheads, rent and operational costs related to the development of the production line.  Also included in research and development for the year ended December 31, 2010 and 2009 were non-cash stock compensation charges of $90,585 and $223,591, respectively for the issuance of shares of common stock and options to consultants and employees.

Share-Based Payments

We account for share-based compensation expense to reflect the fair value of share-based awards measured at the grant date.  This expense is recognized over the requisite service period and is adjusted each period for anticipated forfeitures. We estimate the fair value of each share-based award on the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model incorporates assumptions as to stock price volatility, the expected life of options, a risk-free interest rate and dividend yield. On October 26, 2007 our Board of Directors approved the Vu1 Corporation 2007 Stock Incentive Plan (the “Plan”).  A total of 10,000,000 shares of our common stock were authorized for issuance under the Plan.  The Plan was approved by our stockholders on May 22, 2008.  See Note 12.

Comprehensive Income

Comprehensive income includes all changes in equity (net assets) during a period from non-owner sources. Other comprehensive income presented in the accompanying consolidated financial statements consists of foreign currency translation adjustments.

Loss Per Share

We calculate basic loss per share by dividing loss available to common stockholders by the weighted-average number of shares of common stock outstanding, excluding unvested stock. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential common shares, including unvested stock, had been issued and if the additional common shares were dilutive.

The following potentially dilutive common shares are excluded from the computation of diluted net loss per share for all periods presented because the effect is anti-dilutive:

	Year Ended December 31,
	2010	2009
Warrants	8,654,483	10,541,113
Convertible debt	-	7,357,976
Stock options	6,655,015	4,796,875
Unvested stock	347,131	71,625

Total potentially dilutive securities	15,656,629	22,767,589

NOTE 3 - GOING CONCERN MATTERS

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States which contemplate our continuation as a going concern. For the year ended December 31, 2010, we had a net loss of $4,626,250 and we had negative cash flows from operations of $3,529,351. In addition, we had an accumulated deficit of $70,499,569 at December 31, 2010. These factors raise substantial doubt about our ability to continue as a going concern.

Recovery of our assets is dependent upon future events, the outcome of which is indeterminable. Our attainment of profitable operations is dependent upon obtaining adequate financing and achieving a level of sales adequate to support our cost structure. In addition, realization of a significant portion of the assets in the accompanying balance sheet is dependent upon our ability to meet our financing requirements and the success of our plans to sell our product. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

On February 8, 2011, we raised gross proceeds of $2,210,000 in a private placement of our common stock and warrants to certain institutional investors.  See Note 14.

NOTE 4 – TAX REFUND RECEIVABLE

Tax refund receivable represents the 19% value added tax receivable from the government of the Czech Republic.  No allowance for doubtful accounts has been provided as we believe the amounts are fully collectible.

NOTE 5 - RELATED PARTY TRANSACTIONS

From January 13, 2010 to September 27, 2010, SAM Special Opportunity Fund, LP, an investment partnership advised by SAM Advisors, LLC advanced an aggregate of $1,601,980 (including $72,089 of prepaid interest) as described in Note 7.  William B. Smith, the chairman of our board of directors, is President and CEO of SAM Advisors, LLC. Gregory Owens Jr., a member of our board of directors, is a Portfolio Manager at SAM Advisors, LLC and a Managing Director of SAM Special Opportunity Fund, LP.

From February 22, 2010 to September 24, 2010, Full Spectrum Capital, LLC (“Full Spectrum”) advanced an aggregate of $1,710,295 (including $76,923 of prepaid interest) as described in Note 7.  R. Gale Sellers, then a director and Chief Executive Officer, is the managing director of Full Spectrum.

On September 13, 2010, we exchanged a Note with a face value of $360,350 (including $16,216 of prepaid interest) and warrants to purchase 450,438 shares of common stock in exchange for $344,134 of unpaid, accrued interest through August 1, 2010 payable to Full Spectrum as described in Note 7.

On September 27, 2010, SAM Special Opportunity Fund, L.P. converted their Note Payable and related accrued interest totaling $2,833,655 into 7,084,138 shares of our common stock as described in Note 7.

On September 27, 2010, Full Spectrum converted their Note Payable and related accrued interest, net of prepaid interest totaling $3,346,463 into 8,366,157 shares of our common stock as described in Note 7.

On September 21, 2010, we issued 47,990 shares of common stock to Charles Hunt, a director and 99,758 shares of common stock to Richard Herring, a former director as discussed in Note 12.

On November 18, 2010, we issued 300,000 shares of common stock to a Duncan Troy, the Chairman of our Board of Directors pursuant to the exercise of an option to purchase common stock as discussed in Note 12.

On November 4, 2010, we issued 137,255 shares of common stock to R. Gale Sellers, our former Chief Executive Officer and former director and 250,000 shares of common stock to Bill K. Hamlin, a member of our Board of Directors as discussed in Note 12.

During 2010, we paid $104,250 to Integrated Sales Solutions II, LLC, (“ISS”) which became a related party to us upon the appointment of Bill K. Hamlin to our board of directors in October, 2010.  Mr. Hamlin is the Chief Executive Officer of ISS.

From June 8, 2009 to December 30, 2009, Full Spectrum Capital, LLC (“Full Spectrum”) advanced an aggregate of $1,711,515 (including $77,018 of prepaid interest) as described in Note 7.  R. Gale Sellers, then a director and Chief Executive Officer, is the managing director of Full Spectrum.

On December 30, 2009, R. Gale Sellers and Richard Herring, both directors and officers converted a total of $97,500 of unpaid compensation into ten-year options to purchase 150,000 shares of common stock at an exercise price of $0.65 per share as more fully described in Note 12.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Sendio Facility Operating Lease and Purchase Agreement

On May 28, 2008, Sendio entered into a lease contract for certain facilities located in the city of Olomouc in the Czech Republic (the “Lease”).  We intend to utilize the facilities to continue our assessment of the feasibility of manufacturing of our energy efficient, mercury free line of lighting products.  The Lease term was one year, effective from July 1, 2008 and terminated on June 30, 2009.  The rent for the one year term was CZK 10,000,000, plus mandatory VAT.  The rent, after the reduction for amounts paid by other tenants, was payable monthly in the amount of CZK 455,310 for each month from January through June, 2009.  On May 29, 2008, Sendio paid a deposit of CZK 4,000,000 to the landlord.

Effective December 9, 2008, Sendio entered into an agreement (the “Purchase Agreement”) to purchase the facilities in the Lease from the landlord. The purchase price for the Premises is CZK 179,000,000 (approximately $9.0 million USD) (the “Purchase Price”) and the scheduled closing date for ownership transfer anticipated in the Purchase Agreement was July 1, 2009. The deposit Sendio paid on May 29, 2008 under the Lease for CZK 4,000,000 was considered an advance on the Purchase Price. We have recorded this amount as a non-current asset as a deposit on building purchase in the accompanying balance sheets as of December 31, 2010 and 2009. The remaining balance of the Purchase Price was payable by means of an escrow account, with payments totaling CZK 175,000,000 originally scheduled to be made to an escrow account in installments, all of which were due June 30, 2009.

Also effective December 9, 2008, as additional inducement for the landlord to enter into the Purchase Agreement, Vu1 entered into a Deed of Guarantee with the landlord under which it guaranteed up to CZK 13,500,000 of  the CZK 175,000,000 aggregate payments by Sendio under the Purchase Agreement.  The guarantee expires upon full payment by Sendio of this amount.

Sendio did not make the first payment of CZK 11,000,000 due on February 28 and, on March 3, 2009, Sendio and the landlord of the building premises in the Czech Republic amended the payment terms under the Purchase Agreement (“Amendment No. 1”).  Under Amendment No. 1, Sendio paid CZK 1,000,000 into the escrow account on March 10, 2009 and deferred the payment under the original payment schedule.  Sendio did not make the payments under the revised payment schedule, and we entered into negotiations with the seller to revise the terms of the Purchase Agreement.

Pursuant to these negotiations, Sendio obtained month to month extensions for each month of the lease pursuant to these ongoing negotiations and Sendio agreed to pay CZK 722,556 per month for rent and CZK 645,834 per month for an escrow payment for July through November, 2009.

On December 2, 2009, Sendio executed a new lease agreement (the “New Lease Agreement”) for its existing office and manufacturing facilities in the Czech Republic. The New Lease Agreement commenced on December 1, 2009 and specifies annual rent of CZK 13,365,000 plus applicable VAT taxes (CZK 1,113,750 per month), less amounts paid by existing tenants in the building.  The present rent is CZK 719,556 per month after offset of the amounts paid by existing tenants and will increase should the existing tenants vacate the premises by the amount paid by the vacating tenant.  The New Lease Agreement expires on June 30, 2011. Sendio is responsible for utilities, maintenance and certain other costs as defined in the lease.

In addition on December 2, 2009 Sendio executed an amendment to the purchase agreement (“Amendment No. 2”) for the facilities.  Under Amendment No. 2, Sendio agreed to payments of the remaining purchase price of CZK 170,770,830 as follows:

•	Payment of CZK 2,167,668 to the escrow account related to the purchase of the building. This payment was made by Sendio.

•
Payments totaling CZK 12,270,846 payable in 19 monthly installments beginning December 1, 2009 of CZK 645,834 through June 30, 2011 into the escrow account.  If any required installment is not made timely as defined in the agreement, the seller is entitled to claim a contractual fine of 60% per year on the past-due amount.

•
Payment of the remaining purchase price of CZK 156,332,316 into the escrow account on or prior to June 30, 2011.  If any required installment is not made timely as defined in the agreement, the seller is entitled to claim a contractual fine of 36% per year on the past-due amount.

Under the Amendment No. 2, the seller specifically waived any claims for contractual penalties, damages or other costs arising out of any defaults by Sendio under the purchase agreement occurring prior to November 30, 2009.  However, in the event of future breaches or claims under the purchase agreement by Sendio, Amendment No. 2 provides that the seller may be able to claim contractual penalties of CZK 17,500,000 for defaults prior to June 30, 2009.

Amendment No. 2 also specifies that the seller has the right to withdraw from the purchase agreement and impose contractual fines in the aggregate amount of up to CZK 26,000,000 (which amount includes the CZK17,500,000 for defaults prior to June 30, 2009 described above) in the event that Sendio does not make any installment payment timely.  The seller has the right to collect these from amounts deposited in escrow.

Other Operating Leases

In February 2009, we entered into a five month lease for our office space in Seattle, Washington.  Monthly rent was $1,530.  Upon the conclusion of the lease term the lease became month to month on the same terms.  This lease was terminated by its terms in November, 2010.

On November 1, 2010, we entered into a six month lease agreement for office space for our corporate headquarters located in New York City, New York.  Monthly rental payments are $1,320 under the lease.

Total rent expense was $474,329 and $431,649 for the years ended December 31, 2010 and 2009, respectively.

The future payments under New York lease and our Sendio operating lease, net of amounts presently paid by other tenants at the Sendio facility as of December 31, 2010 are as follows:

2011	231,508
Total	$231,508

Investment Banking Agreements

On February 18, 2010, we entered into a Financial Advisory and Investment Banking Services Agreement to assist us with our fundraising efforts.  We paid $20,000 as an advisory fee at the inception of the agreement.  In addition, the agreement specifies compensation for the placement of equity securities of 8% of any gross proceeds plus warrants equal to 8% of common shares issued or issuable in any financing from investors identified by the investment banker.  In addition, if the investment banker moves to conduct a syndicated offering with other brokers, an additional 2% of gross proceeds for a management fee and 3% of gross proceeds will be due for a non accountable expense allowance plus warrants equal to 5% of common shares issued or issuable in such financing.

The agreement also specifies compensation of 6% of gross proceeds with 6% warrant coverage for any mezzanine debt financing and 1.5% of gross proceeds for senior debt with no warrant coverage. The agreement terminated on June 30, 2010. The obligation for payment of fees and warrants as specified above survives for one year subsequent to the termination of the agreement for any amounts raised from investors identified and contacted by the investment banker.  No amounts are presently due under this agreement.

On March 10, 2010, we entered into an Investment Banking Agreement to assist us with our fundraising efforts, which expired in June, 2010.  The Agreement specifies compensation of 7% of any gross proceeds plus warrants equal to 7% of the number of common shares issued or issuable upon conversion in any financing transaction from investors identified by the investment banker. In addition, the investment banker has a right of first refusal under certain circumstances for a period of 18 months following the termination of the agreement under certain circumstances as defined in the agreement.  The obligation for payment of these fees and warrants survives for one year subsequent to the termination of the agreement for any amounts raised from investors identified and contacted by the investment banker.  No amounts are presently due under this agreement.

In March 2009, we signed an exclusive investment banking agreement with an investment banker to assist us with our fundraising efforts.  During the term of the agreement and for one year after its termination, upon the closing of a transaction from investors introduced by the investment bank, we will pay the investment bank financing fees ranging from 5% to 7% of the value of the transaction as defined in the agreement. This agreement was terminated on December 31, 2009.  As of December 31, 2010, we have no further liability under this agreement. No fees were paid to the investment banker under this agreement.

NOTE 7 – CONVERTIBLE NOTES PAYABLE

On June 8, 2009, Vu1 issued a Secured Convertible Grid Promissory Note to Full Spectrum as amended August 31, 2009 and amended and restated November 19, 2009. On November 19, 2009 we entered into a new Secured Convertible Grid Promissory Note with SAM Special Opportunity Fund, L.P. (collectively, the “Notes”). The Notes provided that Full Spectrum and SAM Special Opportunity Fund, L.P. may make one or more loans to Vu1, at such times and in such amounts as determined by Full Spectrum or SAM Special Opportunity Fund, L.P. in its sole discretion, but not to exceed $7 million. Principal amounts under the Notes were convertible at any time into shares of our common stock at a price of $0.40 per share and were secured by all of our assets. The Note also provided that in conjunction with each advance under the Notes, we would issue three-year warrants to purchase common stock at an exercise price of $0.75 per share equal to 50% of the shares into which each advance was convertible. The Notes bore interest at 18% which was payable in quarterly installments beginning February 1, 2010.  We had granted to both lenders a first priority security interest in our assets as collateral security for repayment of their Notes.  The Notes were due on June 30, 2011.

Full Spectrum is an LLC that is managed by R. Gale Sellers, an executive officer and director of Vu1.  SAM Special Opportunity Fund, L.P. is advised by SAM Advisors, LLC.  William B. Smith, the chairman of our board of directors, is President and CEO of SAM Advisors, LLC. Gregory Owens Jr., a member of our board of directors, is a Portfolio Manager at SAM Advisors, LLC and a Managing Director of SAM Special Opportunity Fund, LP.

The holders of the Notes retained out of each advance made to us an amount equal to one interest payment (three months’ accrued interest) (the “Interest Prepayment”), to be applied either to the final quarterly payment of interest due under the Notes, or as payment of accrued and unpaid interest upon an event of default or prepayment of the Notes. The amount retained as interest was treated as a component of the face value of the Notes and as prepaid interest, subject to amortization.

From June 8, 2009 to September 27, 2010, we received advances from Full Spectrum and SAM Special Opportunity Fund, L.P. under their Notes summarized as follows:

	Issuances
	Year Ended	Nine Months Ended	Pre-Conversion Balances at	Balance
	December 31,	September 30,	September 27,	December 31,
	2009	2010	2010	2009
Notes
Face value, 18% per annum, secured
convertible grid promissory notes, due
June 30, 2011	$2,943,191	$3,312,275	$6,255,466	$2,943,191
Original issue discount, resulting from the
allocation of basis to warrants and
compound embedded derivatives	(2,943,191)	(2,154,076)	(5,097,267)	(2,943,191)
Amortization of original issue discount
using the effective interest method	381,172	325,099	706,271	50,848
Carrying values at September 27, 2010	$381,172	$1,483,298	$1,864,470	$50,848

Linked Common Shares
Notes	7,357,976	8,280,687	15,638,663
Warrants	3,678,989	4,140,344	7,819,333
Total	11,036,965	12,421,031	23,457,996

The Notes contained a down round provision that enabled the Note holders to convert to our common stock at the lesser of $0.40 per share or the per share price of any future convertible debt or equity offering approved by the Board of Directors.  The down round provision required bifurcation of the embedded conversion options and classification in derivative liabilities at fair value because they are no longer considered indexed to the Company’s common stock. We carried the derivative liabilities at fair value, with charges or credits to income for changes in fair value, until the Notes were settled through conversion as described below. The terms of the Notes provided for capitalization of three month’s interest which was treated as a component of the face value of the Notes and a prepaid interest, subject to amortization.

The following is a summary of our accounting for the Full Spectrum and SAM Special Opportunity Fund, L.P. Notes:

	Year ended December 31,
	2010	2009
Face value	$3,312,275	$2,943,191
Proceeds in cash	2,819,089	2,810,747
Accrued interest extinguished	344,134	-
Initial allocation:
Prepaid interest	(149,052)	(132,443)
Notes payable	1,158,199	694
Beneficial conversion	-	551,469
Warrants	664,775	1,204,233
Derivative liabilities	1,705,174	2,034,576
Day one loss	-	(847,782)
Extinguishment of obligations	(215,873)	-
	$3,163,223	$2,810,747

On September 13, 2010, we exchanged a Note with a face value of $360,350 (including $16,216 of prepaid interest) and warrants to purchase 450,438 shares of common stock in exchange for $344,134 of unpaid, accrued interest through August 1, 2010 payable to Full Spectrum. This transaction was accounted for as an extinguishment of obligations wherein the fair value of the notes and warrants, amounting to $437,253 and $138,970, respectively, were exchanged for the carrying value of the obligation, and the difference of $215,873 was recorded as loss on extinguishment of debt in the accompanying consolidated statement of operations for the year ended December 31, 2010.

Information and significant assumptions embodied in our valuations (including equivalent amounts across ranges of simulations resulting from the calculations) of the derivative instrument for the issuances are shown in the following table:

Year ended December 31,
	2010	2009
Trading market price	$0.19-$0.59	$0.51-$0.91
Expected life (years)	0.85 - 1.25	1.24 - 1.73
Equivalent volatility	88.7% - 145.3%	97.0% - 122.2%
Risk adjusted yield	8.4% - 9.7%	9.7% - 12.0%
Risk adjusted interest rate	15.1%-18.0%	14.4%-18.0%

The warrants issued in conjunction with the Full Spectrum and SAM Special Opportunity Fund, L.P. Notes have strike prices of $0.75 and terms of three years from the issuance date. Warrants achieved equity classification because they met all of the requisite criteria and conditions therefore. However, the initial accounting requires allocation of proceeds among the Notes and their warrants based upon relative fair values. The estimated fair value of the warrants reflected in the table above represent the relative fair values of the warrants, derived by allocating the proceeds to the warrants and Notes based upon their respective fair values. Fair values of warrants were calculated using the Black-Scholes option pricing model with the following assumptions:

	Year ended December 31,
	2010	2009
Trading market price	$0.29-$0.59	$0.51-$0.91
Expected dividend	—	—
Expected life in years	3.0	3.0
Volatility	97.2%-162.0%	122.7%-172.8%
Risk free rate	0.6%-1.7%	1.2%-2.0%

The following table shows the cumulative advances from June 8, 2009 to September 27, 2010, (i) the net amount of cash received on advances and interest converted made by Full Spectrum and SAM Special Opportunity Fund, L.P. under their respective notes, (ii) the outstanding principal amount of each note, (iii) the total number of shares of common stock into which the notes are convertible (assuming a conversion rate of $0.40 per share) and (iv) the total number of warrants issued to Full Spectrum and SAM Special Opportunity Fund, L.P.  For each cash advance made under either note, the lender retains the Interest Prepayment, to be applied by the lender to the final quarterly payment of interest due under the note, or as payment of accrued and unpaid interest upon an event of default or prepayment of the note; accordingly, the outstanding principal amount for each note is calculated as the sum of the total amount of cash advances, plus the Interest Prepayments and retained expenses.

	Advances and Interest Converted	Total Principal	Conversion Shares	Warrants
Full Spectrum	$3,267,829	$3,421,810	8,554,525	4,277,264
SAM	2,706,141	2,833,655	7,084,138	3,542,069
	$5,973,970	$6,255,465	15,638,663	7,819,333

On September 27, 2010, Full Spectrum and SAM Special Opportunity Fund, L.P. converted their convertible grid promissory notes, along with all related accrued interest, net of prepaid interest through that date into 15,450,296 shares of our unregistered common stock. The conversion was made in accordance with the original terms and conditions of the underlying contracts, without modification or adjustment. We accounted for the conversion by initially adjusting the embedded derivatives to fair value and adjusting amortization of the original issue discount and prepaid interest to the conversion date. The carrying values associated with the notes (as reflected in the table below) was then aggregated and reclassified to stockholders’ equity.

The carrying value on the date of conversion consisted of the following components:

Convertible notes payable	(1,864,470)
Embedded derivative liability	(2,979,334)
Prepaid interest	242,150
Accrued interest	(146,117)
(4,747,771)

Information and significant assumptions embodied in our valuation on the date of conversion (including equivalent amounts across ranges of simulations resulting from the calculations) of the derivative instrument for the issuances are shown in the following table:

September 27, 2010
Trading market price	$0.40
Expected life (years)	0.60 - 0.86
Equivalent volatility	158.62%
Risk adjusted yield	7.79%
Risk adjusted interest rate	18.00%

NOTE 8 – DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments represent the embedded conversion features in our Notes that required bifurcation from the host debt agreements. Derivative financial instruments are classified as liabilities and carried at fair value, with changes reflected in the statement of operations. The following table summarizes the components of changes in our derivative financial instruments during 2009 and 2010:

Amount
Balance at June 8, 2009 (first date of issuance)	$—
Modifications and issuances:
Derivatives recognized upon modification of Notes, discussed in Note 7	529,031
Derivatives recognized upon issuance of post-modification Notes	2,034,576
Unrealized fair value changes, included in income	289,404
Balance at December 31, 2009	2,853,011
Derivatives recognized upon issuance	1,705,174
Unrealized fair value changes, included in income	(1,578,851)
Conversion	(2,979,334)
Balance at December 31, 2010	$-

The following table summarizes the effect on our consolidated statements of operations related to derivative financial instruments:

	Year Ended December 31,
	2010	2009
Day one derivative losses	$-	$1,315,516
Fair value changes	(1,578,851)	289,404
Total derivative valuation (gain) loss	$(1,578,851)	$1,604,920

We value our derivative financial instruments using a Monte Carlo Simulation Technique (“MCST”) using Level 3 inputs. The MCST was selected because this technique embodies all of the types of inputs that we expect market participants would consider in determining the fair value of equity linked derivatives embedded in hybrid debt agreements. Those inputs include equity-related inputs, as well as credit risks, interest risks and redemption behaviors. The following table summarizes the significant inputs and equivalent amounts across ranges of simulations resulting from the calculations:

Year ended December 31,
	2010	2009
Trading market price	$0.19-$0.59	$0.51-$0.91
Expected life (years)	0.85 - 1.25	1.24 - 1.73
Equivalent volatility	88.7% - 145.3%	97.0% - 122.2%
Risk adjusted yield	8.4% - 9.7%	9.7% - 12.0%
Risk adjusted interest rate	15.1%-18.0%	14.4%-18.0%

NOTE 9 – SHORT TERM LOAN PAYABLE

On November 3, 2009, we issued a 10% note payable to an investor for cash in the amount of GBP 70,000 (approximately $113,000) secured by certain assets of Sendio.  On May 1, 2010, we issued three year warrants to purchase 75,000 shares of our common stock at an exercise price of $0.38 per share to the investor as compensation for extending the due date of the loan.  The fair value of the warrant of $19,125 was recognized as interest expense in the accompanying condensed consolidated statement of operations for the year ended December 31, 2010.  The fair value of the warrant was determined using the following assumptions: market price - $0.38, volatility – 111.0%, risk free interest rate – 1.51%.  On June 3, 2010, the due date of the note and accrued interest was extended to August 31, 2010.  On September 1, 2010, the due date of the note was further extended to November 30, 2010.  On November 18, 2010, we paid the 10% note payable in cash in the amount of GBP 70,000 (approximately $113,000) and all related accrued interest.

NOTE 10 – LOAN PAYABLE

On May 15, 2008, Sendio entered into a three-year note payable for the purchase of a vehicle.  The note bears interest at a rate of 24.5% and is payable in 36 equal monthly installments of principal and interest of approximately $575 plus mandatory VAT and insurance.  The note is secured by the vehicle.

NOTE 11 – CAPITAL LEASE OBLIGATION

On May 30, 2008, Sendio entered into a five-year lease agreement for the purchase of certain equipment.  The capital lease obligation bears interest at a rate of 7.7% and requires payments of principal and interest of approximately $630 plus mandatory VAT and insurance over the 60-month term of the lease. The assets acquired under the capital lease obligation are being depreciated over the five-year term of the lease.

NOTE 12 - STOCKHOLDERS’ EQUITY

Preferred Stock

Our Amended and Restated Articles of Incorporation allows us to issue up to 10,000,000 shares of preferred stock without further stockholder approval and upon such terms and conditions, and having such rights, preferences, privileges, and restrictions as the Board of Directors may determine.  No preferred shares are currently issued and outstanding.

Common Stock Issuances

During the year ended December 31, 2010 we completed the following:

On September 9, 2010, we issued 12,222 shares of common stock to a former employee at a price of $0.45 per share based on the market price as of that date in settlement of $5,500 of unpaid consulting fees.

On September 21, 2010, we issued 150,000 shares of common stock to a former employee at a price of $0.40 per share based on the market price as of that date in settlement of $60,000 of unpaid salary.

On September 21, 2010, we issued 47,990 shares of common stock to Charles Hunt, a director at a price of $0.40 per share based on the market price as of that date in settlement of $19,196 of unpaid consulting fees.

On September 21, 2010, we issued 99,758 shares of common stock to Richard Herring, a former director at a price of $0.40 per share based on the market price as of that date in settlement of $39,903 of unpaid consulting fees.

On September 25, 2010, we issued 36,975 shares of common stock to a former employee at a price of $0.40 per share in settlement of $14,790 of unpaid salary and expenses. On the same date, the employee exercised a $0.23 per share option to purchase common stock in settlement of unpaid salary in the amount of $34,500 and we issued 150,000 shares of common stock.

On September 27, 2010, we issued 15,450,296 shares of common stock upon the conversion of the Notes and related accrued interest as described in Note 7.

On November 4, 2010, we issued 50,000 shares of common stock to two employees of Sendio at a price of $0.51 per share based on the closing market price as of that date and a fair value of $25,500.  A total of 33,922 shares were issued in settlement of $17,300 of unpaid wages and 16,078 shares were issued in settlement of $8,200 of bonus compensation.

Also on November 4, 2010, we issued 137,255 shares of common stock to R. Gale Sellers, our former Chief Executive Officer and a director at a price of $0.51 per share based on the closing market price as of that date and a fair value of $70,000 in settlement of unpaid 2009 salary in the same amount.

During October 2010, we issued 800,125 shares of common stock in exchange for cash proceeds of $480,075 related to the exercise of warrants at an exercise price of $0.60 per share.

On November 4, 2010, we issued 250,000 shares of common stock with a fair value of $150,000 based on the closing market price of $0.60 as of that date to Bill K. Hamlin for service as a member of our Board of Directors.

On November 18, 2010, we issued 300,000 shares of common stock to a Duncan Troy, the then Chairman of our Board of Directors, pursuant to the exercise of an option to purchase common stock at an exercise price of $0.38 per share in exchange for cash in the amount of $114,000.

From October 14, 2010 to December 31, 2010, we sold 470,400 Units at a subscription price of $1.00 per Unit for net proceeds of $470,400 in our Unit Private Placement.  Each Unit consists of two shares of common stock and a two-year warrant to purchase one share of common stock at an exercise price of $1.00 per share.  A total of 940,800 shares of common stock and two-year warrants to purchase 470,400 shares of common stock at an exercise price of $1.00 were issued.  The net proceeds were allocated based on the relative fair values of the common stock and the warrants on the dates of issuance.  The allocated fair value of the warrants was $127,748 and the balance of the proceeds of $342,652 was allocated to the common stock.

The fair value of the warrants issued in our Unit Private Placement was calculated using the Black-Scholes Option Pricing Model with the following assumptions:

Closing market price of common stock	$0.60 to $0.80
Estimated volatility	121.6% to 158.5%
Risk free interest rate	0.54% to 1.02%
Expected divident rate	-
Expected life	2 years

We made the following common stock awards for the year ended December 31, 2010 from the 2007 Stock Incentive Plan:

On October 4, 2010 we issued 470,588 shares of common stock to Phil Styles, our Chief Executive Officer at price of $0.51 per share based on the closing market price for our common stock as of that date.  The shares are issued pursuant to his employment agreement, which provides for the vesting of these shares as his annual salary of $240,000 is earned but unpaid.  During 2010, Mr. Styles converted $34,452 of his salary into 67,552 shares of common stock, and 55,905 shares were forfeited.  A total of 347,131 shares remain unvested.

During the year ended December 31, 2009, we completed the following:

•
In January and February 2009, we collected net proceeds of $131,800 pursuant to subscription agreements for 164,750 units in a private placement of units of our common stock and warrants.  Each unit consists of two shares of common stock and a two-year warrant to purchase one share of common stock at an exercise price of $0.60 per share. A total of 329,500 shares of common stock and warrants to purchase 164,750 shares of common stock at an exercise price of $0.60 per share were issued.

•
On May 5, 2009, we entered into an engagement letter with a vendor pursuant to which we issued 75,000 shares of common stock valued at $71,250 based on the closing market price as of that date of $0.95 per share. The fair value was recognized as general and administrative expense on the date of issuance.

•	On September 30, 2009, we issued 44,800 shares of common stock to an employee upon their termination for services valued at $22,400.

•
On December 3, 2009, we issued 158,750 shares of common stock valued at $103,188 or $0.65 per share based on the closing market price for our common stock as of that date to three vendors as compensation for services.

•	On December 3, 2009, we issued 174,054 shares of common stock at a price of $0.40 per share to six vendors in settlement of past due accounts payable totaling $69,622.

We made the following common stock awards for the year ended December 31, 2009 from the 2007 Stock Incentive Plan:

•
On January 2, 2009 we issued 100,000 shares of common stock to an employee valued at $110,000 or $1.10 per share based on the closing market price as of that date.  The shares did not vest and the stock was returned to the Plan.

•
On December 18, 2009 we granted 54,000 shares of common stock to employees for services valued at $34,020 or $0.63 per share based on the closing market price for our common stock as of that date.  The shares vested upon issuance.

Warrant Issuances and Exercises

2010 Warrants Issued

We issued three-year warrants to purchase 2,137,870 shares of common stock at an exercise price of $0.75 per share to Full Spectrum, which is managed by R. Gale Sellers, a former director and our former Chief Executive Officer.  In addition we issued three-year warrants to purchase 2,002,474 shares of common stock at an exercise price of $0.75 per share to SAM Special Opportunity Fund, L.P.  These warrants were issued pursuant to advances and extinguishment of interest made under their respective Notes as discussed in Note 7.

Also during 2010, we issued two-year warrants to purchase 470,400 shares of common stock at an exercise price of $1.00 in conjunction with our Unit Private Placement as described above.

As discussed in Note 9, on May 1, 2010, we issued three year warrants to purchase 75,000 shares of our common stock at an exercise price of $0.38 per share to the investor as an inducement to extend the due date of the loan.

2010 Warrants Exercised

During October 2010, we issued 800,125 shares of common stock in exchange for cash proceeds of $480,075 related to the exercise of warrants at an exercise price of $0.60 per share.

2009 Warrants Issued

On January 27, 2009, we issued a two-year warrant to a vendor to purchase 25,000 shares of common stock at an exercise price of $1.00 per share based on the closing market price as of that date.  The warrants vested monthly over the period of service from January to May, 2009.  The value of the warrants of $15,876 was calculated using the Black Scholes method and the following assumptions: volatility of 127.3%, risk free interest rate of 0.87% and an estimated life of two years.

During January and February 2009, we issued warrants to purchase 164,750 shares of common stock at an exercise price of $0.60 per share pursuant to subscription agreements receivable at December 31, 2008 for 164,750 Units under a private placement of stock and warrants as described above. The warrants expired two years from the date of the subscription agreements.

On March 17, 2009, we issued a three-year warrant to a vendor to purchase 150,000 shares of common stock at an exercise price of $0.75 per share based on the closing market price as of that date.  A total of 75,000 warrants vest over the one year life of the agreement, with the remaining warrants vesting upon the achievement of certain performance milestones. The value of the warrants of $79,163 was calculated using the Black Scholes method and the following assumptions: volatility of 119.0%, risk free interest rate of 1.45% and an estimated life of three years.  The performance milestones had not been achieved at December 31, 2009.  We recognized a total of $6,722 and $32,859 of expense during the years ended December 31, 2010 and 2009, respectively pertaining to the vested portion of these warrants.  At December 31, 2010 there is $39,582 of unrecognized expense that will be recognized upon the achievement of the performance milestones.

We issued three-year warrants to purchase 3,678,989 shares of common stock at an exercise price of $0.75 per share in conjunction with the Convertible Notes Payable discussed in Note 7.

A summary of activity related to our warrants as of December 31, 2010 is presented below.

	Number of Shares	Exercise price range	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding, December 31, 2008	6,522,374	$0.60 to $1.15	$0.60
Granted	4,018,739	$0.60 to $1.00	$0.75
Exercised	-	-	-
Forfeited	-	-	-
Outstanding, December 31, 2009	10,541,113	$0.60 to $1.15	$0.66	1.5
Granted	4,685,744	$0.38 to $1.00	$0.77
Exercised	(800,125)	$0.60	$0.60
Forfeited	(5,772,249)	$0.60 to $1.15	$0.60
Outstanding, December 31, 2010	8,654,483	$0.38 to $1.00	$0.76	2.1

Exercisable, December 31, 2010	8,579,483	$0.38 to $1.00	$0.76	2.1

The following table summarizes our outstanding warrants as of December 31, 2010:

		Weighted-Average
Exercise	Warrants	Remaining Contractual	Number
Price	Outstanding	Life (Years)	Exercisable
$0.38	75,000	2.3	75,000
$0.60	114,750	0.1	114,750
$0.75	7,969,333	2.1	7,894,333
$1.00	495,400	1.8	495,400
	8,654,483	2.1	8,579,483

Stock and Stock Options Issued Pursuant to the 2007 Stock Incentive Plan

On October 26, 2007, our Board of Directors approved our 2007 Stock Incentive Plan.  A total of 10,000,000 shares of our common stock were authorized for issuance under the plan. The Stock Incentive Plan allows us to grant stock or stock option awards to our employees, directors, officers, consultants, agents, advisors and independent contractors and subsidiaries, for up to an aggregate of 10,000,000 shares of  common stock.  The Stock Incentive Plan is administered by our Board of Directors and Compensation Committee, which can determine the size and type of award granted, purchase price, vesting schedule and expiration date of any stock or options grant.  All grants of shares and the shares underlying options are for restricted common stock and are issued at the closing market price of our common stock on the date of grant.

A summary of activity related to grants of common stock under the 2007 Stock Incentive Plan as of December 31, 2010 is presented below.

	Number of Shares	Grant Date Fair Value
Outstanding, December 31, 2008	2,203,500	$0.23 to $1.14
Granted	154,000	$0.63 to $1.10
Forfeited	(146,250)	$0.23 to $1.10
Outstanding, December 31, 2009	2,211,250	$0.23 to $1.14
Granted	470,588	$0.51
Forfeited	(63,030)	$0.51
Outstanding, December 31, 2010	2,618,808	$0.23 to $1.14

Vested, December 31, 2010	2,271,677	$0.23 to $1.14

A summary of the status of our nonvested stock grants as of December 31, 2010 and changes during the year ended December 31, 2010 is presented below.

Nonvested Stock Grants	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2009	71,625	$0.23
Granted	470,588	0.51
Forfeited	(63,030)	0.47
Vested	(132,052)	0.37
Nonvested at December 31, 2010	347,131	$0.51

We recognized compensation expense related to the vested portion of outstanding share grants with a fair value of $58,812 and $50,781 for the years ended December 31, 2010 and 2009, respectively. These amounts were recognized as research and development expense or general and administrative expense based on the specific recipient of the award for the years ended December 31, 2010 and 2009, respectively.  As of December 31, 2010, a total of 347,131 shares of common stock with a fair value of $177,037 are unvested.  The cost is expected to be recognized ratably through October 2011. All grants were valued at the closing market price of our common stock as of the date of grant.

A summary of activity related to stock options under the 2007 Stock Incentive Plan as of December 31, 2010 is presented below.

	Number of Shares	Exercise price range	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2008	6,071,875	$0.23 to $1.14	$0.74		-
Granted	975,000	$0.63 to $1.10	$0.71
Forfeited	(2,250,000)	$0.49 to $1.14	0.99
Outstanding, December 31, 2009	4,796,875	$0.23 to $1.00	$0.61	8.3	$710,000
Granted	3,158,140	$0.43 to $0.51	$0.46
Exercised	(450,000)	$0.23 to $0.38	$0.33
Forfeited	(850,000)	$0.23 to $0.51	$0.45
Outstanding, December 31, 2010	6,655,015	$0.23 to $1.00	$0.58	8.2	$792,384

Exercisable, December 31, 2010	5,896,111	$0.23 to $1.00	$0.59	8.0	$724,083

The aggregate intrinsic value of the stock options fluctuates in relation to the market price of our common stock as reflected on the OTC Bulletin Board.

On July 9, 2010, we issued options to purchase 1,000,000 shares of common stock to R. Gale Sellers, our then Chief Executive Officer and director pursuant to Mr. Sellers’ employment agreement entered into as of that date and effective January 1, 2009.  The options vested 50% upon issuance, with the remaining 50% vesting monthly through December 31, 2010.

In addition on July 9, 2010, Mr. Sellers elected to convert his entire 2010 annual salary per the employment agreement of $240,000 into 10 year options to purchase 558,140 shares of common stock. A total of $120,000 of accrued but unpaid salary was converted into 279,070 options, which vested immediately. The remaining 279,070 options vested monthly through December 31, 2010.

Also on July 9, 2010, we issued options to purchase 600,000 shares of common stock to Philip Styles, our President and Chief Executive Officer and director.  The options vest 50% upon issuance, with the remaining 50% vesting upon the achievement of certain performance milestones through December 31, 2010.  These performance goals were not met, and the option to purchase 300,000 shares of common stock expired unvested.

The options issued above have a ten-year life and an exercise price of $0.43 per share based on the closing market price as of the date of issuance.  The fair value of the options issued to Mr. Sellers and Mr. Styles of $919,724 was determined using the Black-Scholes Option Pricing Model.

On October 4, 2010, we granted to Mr. Styles a ten-year option to purchase 1,000,000 shares of our common stock at an exercise price of $0.51 per share vesting monthly through October 3, 2011 pursuant to his employment agreement. The grant was made from our 2007 Stock Incentive Plan and pursuant to our standard form of stock option agreement. The fair value of the options issued to Mr. Styles of $497,416 was determined using the Black-Scholes Option Pricing Model.

The exercise price for the stock option grant was set at the closing market price of our common stock on the OTC Bulletin Board on October 4, 2010, the date that the Board of Directors approved the Executive Employment Agreement.

On September 25, 2010, we issued 150,000 shares of common stock to a former employee pursuant to the exercise of an option to purchase common stock at an exercise price of $0.23 per share in settlement of unpaid salary in the amount of $34,500.

On November 18, 2010, we issued 300,000 shares of common stock to Duncan Troy, the then Chairman of our Board of Directors pursuant to the exercise of an option to purchase common stock at an exercise price of $0.38 per share in exchange for cash in the amount of $114,000.

On December 30, 2009 we issued options to R. Gale Sellers and Richard Herring, both former directors and officers in lieu of a total of $97,500 of unpaid compensation.  Mr. Sellers converted $70,000 of unpaid compensation into options to purchase 107,692 shares of common stock and Mr. Herring converted $22,500 of unpaid compensation into  options to purchase 42,308 shares of common stock.  The options have a ten year life and an exercise price of $0.65 per share.

The range of exercise prices for options outstanding and options exercisable under the 2007 Stock Incentive Plan at December 31, 2010 are as follows:

Range of Exercise Prices	Weighted Average Remaining Contractual Life of Options Outstanding (in years)	Options Outstanding		Options Exercisable
		Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$0.23- $0.38	6.7	1,450,000	$0.33	1,450,000	$0.33
$0.43 - $0.65	9.3	3,683,140	$0.50	2,924,236	$0.50
$1.00	6.9	1,521,875	$1.00	1,521,875	$1.00

A summary of the status of our nonvested options as of December 31, 2010 and changes during the year ended December 31, 2010 is presented below.

Nonvested options	Number of Shares Underlying Options	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2009	50,000	$0.63
Granted	3,158,140	0.46
Forfeited or expired	(300,000)	0.43
Vested	(2,149,236)	0.46
Nonvested at December 31, 2010	758,904	$0.51

We recognized compensation expense of $822,879 and $394,139 related to the vested portion of these options based on their estimated grant date fair value as research and development expense, general and administrative expense or marketing expense based on the specific recipient of the award for the years ended December 31, 2010 and 2009, respectively.  The estimated fair value of the options on the date of grant was calculated using the Black Scholes option pricing model and the following assumptions.

Years ended December 31,
	2010	2009
Closing market price of common stock	$0.43 to $0.51	$0.63 to $1.10
Estimated volatility	139.0% to 162.1%	113.6% to 149.1%
Risk free interest rate	2.50% to 3.07%	0.87% to 3.80%
Expected dividend rate	-	-
Expected life	10 years	5-10 years

As of December 31, 2010, there was a total of $377,491 of unrecognized compensation expense related to the nonvested options which is expected to be recognized ratably through October, 2011.

As of December 31, 2010, the 2007 Stock Incentive Plan has 351,366 shares available for future grants of stock or options.

NOTE 13 - INCOME TAXES

The net deferred tax asset is comprised of the following:

	December 31,
	2010	2009
Net operating loss carryforwards	$19,390,966	$18,947,823
Share-based compensation	1,288,920	1,000,327
Other	(6,022)	16,736
Valuation allowance	(20,673,864)	(19,964,886)
Deferred Income Tax Asset	$-	$-

Loss before income taxes is comprised of:

	For the Years Ended December 31,
	2010	2009
US Operations	$1,868,502	$4,463,303
Czech Republic Operations	2,757,748	3,119,387
	$4,626,250	$7,582,690

The provision for income taxes differs from the amount that would result from applying the federal statutory rate for the years ended December 31, 2010 and 2009 as follows:

	For the Years Ended December 31,
	2010	2009

Net loss	$4,626,250	$7,582,690

Tax at federal statutory rate (34%)	$(1,572,925)	$(2,578,115)
Effect of lower foreign tax rate	413,658	467,904
Permanent differences	450,289	679,114
Change in valuation allowance	708,978	1,431,097
Provision for Income Taxes	$-	$-

As of December 31, 2010, we had net operating loss carryforwards for U.S. and Czech Republic federal income tax reporting purposes which if unused, will expire in the following years:

	US	Czech Republic
Year	Amount	Amount
2012	$-	$1,387,425
2013	-	5,296,591
2014	-	2,447,321
2015	-	2,563,185
2018	27,080,269	-
2019	1,745,867	-
2020	6,137,725	-
2021	5,251,175	-
2022	1,751,322	-
2023	78,281	-
2024	413,886	-
2025	508,429	-
2026	465,173	-
2027	760,272	-
2028	2,494,690	-
2029	2,121,595	-
2030	1,688,397	-
	$50,497,081	$11,694,522

The utilization of U.S. net operating loss carryforwards may be limited due to the ownership change under the provisions of Internal Revenue Code Section 382. The fiscal years 2007 to 2010 remain open to examination to U.S. Federal authorities and other jurisdictions in the U.S. where we operate. Sendio has paid no income taxes since its inception and its fiscal years for 2007 to 2010 remain open to examination by Czech tax authorities.

NOTE 14 - SUBSEQUENT EVENTS

From January 12 to February 4, 2011, we sold 401,500 Units at a subscription price of $1.00 per Unit for net proceeds of $401,500 in our Unit Private Placement.  Each Unit consists of two shares of common stock and a two-year warrant to purchase one share of common stock at an exercise price of $1.00 per share.  A total of 803,000 shares of common stock and two-year warrants to purchase 401,500 shares of common stock at an exercise price of $1.00 were issued.  Included in these amounts are 133,000 shares of our common stock and 66,500 warrants issued upon the conversion of accounts payable by R. Gale Sellers, our former Chief Executive Officer and a former member of our board of directors.

On February 8, 2011, we completed a private placement to eight institutional accredited investors of 4,911,112 shares of our common stock, at a purchase price of $0.45 per share, for gross proceeds of $2,210,000.  As part of the private placement, the investors were issued five-year warrants to purchase 4,911,112 shares of our common stock, at an initial exercise price of $0.60 per share.

For each of the warrants, the holder will be able to exercise the warrant on a so-called cashless basis at any time following the one-year anniversary of the closing of the private placement that a registration statement covering the shares of our common stock underlying such warrants is not effective.

The net proceeds from the private placement, following the payment of offering-related expenses, will be used by us for our capital expenditure requirements and for working capital and other general corporate purposes.  At the closing of the private placement, we paid Rodman & Renshaw LLC, the placement agent for the private placement, cash compensation of 7% of the gross proceeds of the private placement and a five-year warrant to purchase up to 343,778 shares of our common stock, at an initial exercise price of $0.60 per share.

We have agreed, pursuant to the terms of a registration rights agreement with the investors, to (i) file a shelf registration statement with respect to the resale of the shares of our common stock sold to the investors and shares of our common stock issuable upon exercise of the warrants with the SEC on or before April 10, 2011; (ii) use our best efforts to have the shelf registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 90 days after the closing date (or 150 days in the event of a review of the shelf registration statement by the SEC), and (iii) keep the shelf registration statement effective until all registrable securities may be sold under Rule 144 under the Securities Act of 1933.  If we are unable to comply with any of the above covenants, we will be required to pay liquidated damages to the investors in the amount of 1.5% of the investors’ purchase price per month during such non-compliance (capped at a maximum of 10% of the purchase price), with such liquidated damages payable in cash.

The investors agreed, pursuant to the securities purchase agreement, not to engage in any short sales (as defined in the agreement) until the earlier of the effective date of the shelf registration statement referred to above or the date when the shares of our common stock sold to the investors and shares of our common stock issuable upon exercise of the warrants are eligible for sale under Rule 144 under the Securities Act of 1933.  We also granted the investors the right to participate in future equity financing transactions within the 12 months following the closing of the private placement and agreed to certain restrictions on our ability to sell our equity securities until 60 days after the effective date of the shelf registration statement.

On March 14, 2011, our Board of Directors increased the number of shares of our common stock were authorized for issuance under the 2007 Stock Incentive Plan from 10,000,000 to 20,000,000 and issued ten-year options to purchase a total of 625,000 shares of our common stock at an exercise price of $0.52 per share based on the closing market price as of that date.

On March 17, 2011, we issued 100,000 shares of common stock from the 2007 Stock Incentive Plan with a fair value of $51,000 based on the closing market price as of that date of $0.51 per share pursuant to the settlement of a dispute with a former consultant and employee to the Company.

Vu1 CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	JUNE 30,	DECEMBER 31,
	2011	2010
ASSETS
Current assets
Cash	$2,250,550	$119,619
Accounts receivable	7,816	-
Inventory	67,174	-
Tax refund receivable	68,284	37,847
Prepaid expenses	531,967	63,878

Total current assets	2,925,791	221,344

Non-current assets
Equipment, net of accumulated depreciation
of $317,780 and $238,632, respectively	266,234	286,043
Construction in process	295,529	261,771
Deposit on building purchase	1,348,727	999,771
Loan costs	436,274	-
Total assets	$5,272,555	$1,768,929

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$552,012	$515,128
Accrued payroll	261,314	198,201
Loan payable, current portion	-	2,167
Capital lease obligation, current portion	6,052	5,207
Total current liabilities	819,378	720,703
Long-term liabilities
Convertible debentures, net of discount of $2,046,884 and $0, respectively	2,070,866	-
Derivative warrant liability	1,442,386	-
Capital lease obligation, net of current portion	7,748	9,192
Total liabilities	4,340,378	729,895

Stockholders' equity
Vu1 Corporation's stockholders' equity
Preferred stock, $1.00 par value; 10,000,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, no par value; 200,000,000 shares authorized;
111,094,426 and 104,992,350 shares issued and outstanding, respectively	74,414,468	71,597,111
Accumulated deficit	(73,583,010)	(70,499,569)
Accumulated other comprehensive income	196,774	37,547
Total Vu1 Corporation stockholders' equity	1,028,232	1,135,089
Non-controlling interest	(96,055)	(96,055)
Total stockholders' equity	932,177	1,039,034
Total liabilities and stockholders' equity	$5,272,555	$1,768,929

The accompanying notes are an integral part of these condensed consolidated financial statements.

Vu1 CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

	Six months ended June 30,
	2011	2010

Revenue	$7,816	$-
Cost of revenue	47,357	-

Gross profit	(39,541)	-

Operating expenses
Research and development	1,213,393	949,429
General and administrative	1,909,270	803,818
Marketing	544,874	134,180
Total operating expenses	3,667,537	1,887,427

Loss from operations	(3,707,078)	(1,887,427)

Other income (expense)
Interest income	72	2
Other income	-	36,590
Interest expense	(24,697)	(637,210)
Derivative valuation gain	648,262	3,208,793

Total other income	623,637	2,608,175

Income (loss) before provision for income taxes	(3,083,441)	720,748

Provision for income taxes	-	-

Net income (loss)	$(3,083,441)	$720,748

Other comprehensive income (loss):
Foreign currency translation adjustments	159,227	(129,627)

Comprehensive income (loss)	$(2,924,214)	$591,121

Income (loss) income per share
Basic	$(0.03)	$0.01
Diluted	$(0.03)	$0.01
Weighted average shares outstanding
Basic	109,486,505	86,080,621
Diluted	109,486,505	86,601,200

The accompanying notes are an integral part of these condensed consolidated financial statements.

Vu1 CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2011	2010
Cash flows from operating activities:

Net income (loss)	$(3,083,441)	$720,748
Adjustments to reconcile net income (loss) to
net cash flows from operating activities:
Depreciation	51,405	44,294
Share-based compensation	615,691	40,001
Issuance of stock for services	247,500	-
Issuance of warrant for services	-	6,722
Issuance of warrant for interest	-	19,125
Amortization of discount and prepaid interest on long-term convertible notes	18,678	256,555
Amortization of loan costs	4,827	9,474
Derivative valuation gain	(648,262)	(3,208,793)
Changes in assets and liabilities:
Accounts receivable	(7,816)	-
Inventory	(65,029)	-
Tax refund receivable	(25,126)	(11,104)
Prepaid expenses	(447,737)	37,836
Accounts payable	135,063	296,074
Accrued payroll	39,944	(30,972)
Accrued interest	-	225,016
Net cash flows from operating activities	(3,164,303)	(1,595,024)

Cash flows from investing activities:
Purchases of equipment and construction in process	(2,671)	(44,573)
Deposits on building purchase	(223,200)	(167,142)
Net cash flows from investing activities	(225,871)	(211,715)

Cash flows from financing activities:
Proceeds from issuance of convertible notes payable and warrants	3,500,000	1,504,362
Proceeds from sales of common stock and warrants	2,336,901	-
Cash paid for loan costs	(298,500)	-
Payments on loan payable	(2,346)	(2,008)
Payments on capital lease obligations	(1,993)	(1,993)
Net cash flows from financing activities	5,534,062	1,500,361

Effect of exchange rate changes on cash	(12,957)	(31,218)

Net change in cash	2,130,931	(337,596)

Cash, beginning of period	119,619	366,303

Cash, end of period	$2,250,550	$28,707

Cash paid for interest	$1,192	$116,218

The accompanying notes are an integral part of these condensed consolidated financial statements.

Vu1 CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS AND ORGANIZATION

General

All references in these consolidated financial statements to “we,” “us,” “our,” and the “Company” are to Vu1 Corporation, Sendio, s.r.o., our Czech subsidiary, and our inactive subsidiary Telisar Corporation, unless otherwise noted or indicated by its context.

We are focused on designing, developing and selling a line of mercury free, energy efficient lighting products based on our proprietary light-emitting technology. For the past several years, we have primarily focused on research and development efforts for our technology and the related manufacturing processes.

In September 2007, we formed Sendio, s.r.o. (“Sendio”) in the Czech Republic as a wholly-owned subsidiary for the purpose of operating a research and development and manufacturing facility.

We have one inactive subsidiary, Telisar Corporation, a California corporation and 66.67% majority-owned subsidiary.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated unaudited financial statements included in this Form 10-Q have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q. Accordingly, these financial statements do not include all of the disclosures required by U.S. generally accepted accounting principles for complete financial statements.  These consolidated unaudited interim financial statements should be read in conjunction with the audited financial statements for the fiscal year ended December 31, 2010 in our Annual Report on Form 10-K.  The financial information furnished herein reflects all adjustments consisting of normal, recurring adjustments which, in the opinion of management, are necessary for a fair presentation of our financial position, the results of operations and cash flows for the periods presented.  Operating results for the period ended June 30, 2011 are not necessarily indicative of results for future quarters or periods in the fiscal year ending December 31, 2011.

Principles of Consolidation

The consolidated financial statements include the accounts of Vu1 and all of its wholly-owned and controlled subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Translating Financial Statements

The functional currency of Sendio is the Czech Koruna (CZK).  The accounts of Sendio contained in the accompanying consolidated balance sheets as of June 30, 2011 and December 31, 2010 have been translated into United States dollars at the exchange rate prevailing as of those dates. Translation adjustments are included in “Accumulated Other Comprehensive Income,” a separate component of stockholders’ equity. The accounts of Sendio in the accompanying consolidated statements of operations for the six months ended June 30, 2011 and 2010 have been translated using the average exchange rates prevailing for the respective periods.  Sendio recorded an aggregate of ($11,583) and $6,921 of foreign currency transaction gain (loss) to general and administrative expense in the accompanying statements of operations for the six months ended June 30, 2011 and 2010, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, we consider all investments purchased with original maturities of three months or less to be cash equivalents. At June 30, 2011 and December 31, 2010, we had cash of $1,918,404 and $0 in excess of federally insured limits in effect as of that date, respectively.

Inventory

Inventory is comprised of components, raw materials and packaging used for the production of our lighting products.  Inventory is stated at the lower of average cost or net realizable value. An allowance for inventory obsolescence is provided when the market value of inventory items is lower than their cost.

Equipment

Equipment is comprised of equipment used in the manufacturing process and related testing and development of our lighting products and is stated at cost. We provide for depreciation using the straight-line method over the estimated useful lives of three to fifteen years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the sale of equipment are reflected in the statements of operations.

Construction in Process

Construction in process is comprised of assets to be used in the manufacturing operations in the Czech Republic not in service as of June 30, 2011 and December 31, 2010.  These assets, when placed in service will be reclassified to equipment and depreciated over their estimated useful lives.

Income Taxes

We recognize the amount of income taxes payable or refundable for the current year and recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement amounts of certain assets and liabilities and their respective tax bases. Deferred tax assets and deferred tax liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to be recovered or settled. A valuation allowance is required when it is more likely than not that we will not be able to realize all or a portion of our deferred tax assets. The fiscal years 2007 to 2010 remain open to examination to U.S. Federal authorities and other jurisdictions in the U.S. where we operate. Sendio has paid no income taxes since its inception and its fiscal years for 2007 to 2010 remain open to examination by Czech tax authorities.

We recognize the impact of an uncertain tax position in the consolidated financial statements of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position.  Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of operations.

Loan Costs

Loan costs are amortized to interest expense using the straight line method, which approximates the effective interest method, over the life of the related loan.

Long-Lived Assets

Long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount that the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

Financial instruments consist of cash, receivables, payables and accrued liabilities, derivative financial instruments , convertible debentures, and loans payable. The fair value of our cash, receivables, payables and accrued liabilities and loans payable are carried at historical cost; their respective estimated fair values approximate their carrying values.  The fair value of our convertible debentures is $3,506,288 at June 30, 2011 based on the present value of the future cash flows of the instrument.

Derivative financial instruments consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. We generally do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the warrants issued in the private placement to institutional investors as described in Notes 7 and 10 contain anti-dilution provision features that are not afforded equity classification because it embodies risks not clearly and closely related to the host contract. These features are required to be bifurcated and carried as a derivative warrant liability, at fair value, in our financial statements.

Fair Value Measurements

ASC 820 “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This hierarchy prioritizes the inputs into three broad levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. Significant fair value measurements resulted from our derivative warrant liability, our discount and beneficial conversion feature on convertible notes and our share-based payment arrangements.

Non-Controlling Interest

Non-controlling interest represents the equity of the 33.3% non-controlling shareholders of Telisar Corporation.  The subsidiary had no operations for all periods presented.

Revenue Recognition

Revenues are recognized when (a) persuasive evidence of an arrangement exists, (b) delivery has occurred and no significant obligations remain, (c) the fee is fixed or determinable and (d) collection is determined to be probable. We recognized our first revenues in the quarter ended June 30, 2011.

Research and Development Costs

For financial reporting purposes, all costs of research and development activities performed internally or on a contract basis are expensed as incurred. For the six months ended June 30, 2011 and 2010, research and development expenses were comprised primarily of technical consulting expenses, salaries and related benefits and overheads, rent, materials and operational costs related to the development of the production line.

Share-Based Payments

We account for share-based compensation expense to reflect the fair value of share-based awards measured at the grant date.  This expense is recognized over the requisite service period and is adjusted each period for anticipated forfeitures. We estimate the fair value of each share-based award on the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model incorporates assumptions as to stock price volatility, the expected life of options, a risk-free interest rate and dividend yield. On October 26, 2007 our Board of Directors approved the Vu1 Corporation 2007 Stock Incentive Plan (“Stock Incentive Plan”).  On March 14, 2011, our Board of Directors increased the number of shares of our common stock that we are authorized to issue under our 2007 Stock Incentive Plan from 10,000,000 shares to 20,000,000 shares.

Comprehensive Income

Comprehensive income includes all changes in equity (net assets) during a period from non-owner sources. Other comprehensive income presented in the accompanying consolidated financial statements consists of foreign currency translation adjustments.

Income (Loss) Per Share

We calculate basic income (loss) per share by dividing income (loss) available to common stockholders by the weighted-average number of shares of common stock outstanding, excluding unvested stock. Diluted income (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential common shares, including unvested stock, had been issued and if the additional common shares were dilutive.  The following table is a reconciliation of the numerators and denominators used in the calculation of basic and diluted (loss) income per share:

	Six months ended
	June 30,
	2011	2010
Net income (loss)	$(3,083,441)	$720,748
Basic weighted-average common shares outstanding	109,486,505	86,080,621
Effect of dilutive securities:
Options	-	448,954
Unvested Stock	-	71,625
Diluted weighted-average common shares outstanding	109,486,505	86,601,200
Basic income (loss) per share	$(0.03)	$0.01
Diluted income (loss) per share	$(0.03)	$0.01

The following potentially dilutive shares of common stock are excluded from the computation of diluted net income (loss) per share for all periods presented because the effect is anti-dilutive:

	Six months ended June 30,
	2011	2010
Warrants	18,578,359	12,585,174
Convertible debt	7,486,815	11,296,096
Stock options	9,496,144	2,846,875
Total potentially dilutive securities	35,561,318	26,728,145

NOTE 3 - GOING CONCERN MATTERS

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate our continuation as a going concern. During the six months ended June 30, 2011, we had no significant revenues, incurred a net loss of $3.1 million, and had negative cash flows from operations of $3.2 million. In addition, we had an accumulated deficit of $73.6 million at June 30, 2011. These factors raise substantial doubt about our ability to continue as a going concern.

Recovery of our assets is dependent upon future events, the outcome of which is indeterminable. Our attainment of profitable operations is dependent upon our obtaining adequate debt or equity financing, developing products for commercial sale, and achieving a level of sales adequate to support our cost structure. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

On June 22, 2011, we raised gross proceeds of $3,500,000 in a private placement of our convertible notes and warrants to certain institutional accredited investors.  See Note 6, “Convertible Debentures. ”

Our efforts to raise additional funds will continue during fiscal 2011 to fund our planned operations and research and development activities, through one or more debt or equity financings.  We have engaged an investment banking firm to assist us in these fundraising efforts.

NOTE 4 – TAX REFUND RECEIVABLE

Tax refund receivable represents the 19% value added tax receivable from the government of the Czech Republic.  No allowance for doubtful accounts has been provided as we believe the amounts are fully collectible.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Sendio Facility Operating Lease and Purchase Agreement

On June 22, 2011, Sendio s.r.o. amended the lease agreement (the “New Lease Agreement”), dated December 2, 2009 for its existing office and manufacturing facilities located in the city of Olomouc in the Czech Republic.  The amendment extended the termination date of the lease from June 30, 2011 to June 30, 2013.  There were no changes in the rent to be paid for the facilities. The annual rent remains CZK 13,365,000, plus applicable VAT taxes (CZK 1,113,750 per month), less amounts paid by existing tenants in the building.  The present rent is CZK 719,556, plus applicable VAT taxes per month after offset of the amounts paid by existing tenants, and will increase if the existing tenants vacate the premises by the amount paid by the vacating tenant. It is presently anticipated that the rent will increase on September 1, 2011 by CZK 357,633 to CZK 1,074,189 due to an existing tenant vacating the premises. Sendio is responsible for utilities, maintenance and certain other costs as defined in the New Lease Agreement.

In addition, on June 22, 2011, Sendio amended and restated the purchase agreement, effective December 9, 2008 and amended March 3, 2009 and December 2, 2009 (the “Purchase Agreement”), for the same facilities with Milan Gottwald (“Mr. Gottwald”), the owner. Under the Purchase Agreement, Sendio has made installment payments totaling CZK 22,667,684 into an escrow account through June 30, 2011 to be applied against the total purchase price of CZK 179,000,000.  This amount has been recorded as a Deposit on building purchase at June 30, 2011 on the accompanying balance sheet.

The remaining purchase price of CZK 156,332,316 is to be paid as follows:

•
Payments totaling CZK 3,332,316 payable in 24 monthly installments beginning July 1, 2011 of CZK 138,846.50 through June 30, 2013 into the escrow account. If any required installment is not made timely as defined in the Purchase Agreement, Mr. Gottwald is entitled to claim a contractual fine of 60% per year on the past-due amount.

•
Payment of the remaining purchase price of CZK 153,000,000 into the escrow account on or prior to June 30, 2013.  If any required installment is not made timely as defined in the agreement, Mr. Gottwald is entitled to claim a contractual fine of 36% per year on the past-due amount.

The Purchase Agreement also specifies that Mr. Gottwald has the right to withdraw from the Purchase Agreement and impose contractual fines in the aggregate amount of up to CZK 26,000,000 in the event that Sendio does not make any installment payment timely.  Mr. Gottwald has the right to collect these from amounts deposited in escrow.

We had previously guaranteed payment by Sendio of up to a maximum of CZK 13,500,000 under the Purchase Agreement. This guarantee has been fully satisfied.

Also in conjunction with the Purchase Agreement, we agreed to privately issue 300,000 shares of our common stock valued at $135,000 based on the closing market price on the effective date of the agreement of $0.45 per share to Mr. Gottwald.  This amount has been recorded as general and administrative expenses in the accompanying statements of operations for the six months ended June 30, 2011.

Other Lease Agreements

On November 1, 2010, we entered into a six month lease agreement for office space for our corporate headquarters located in New York, New York.  Monthly rental payments are $1,320 under the lease.  Subsequent to the expiration of the initial term, the lease agreement continued on a month-to-month basis.

Total rent expense was $258,182 and $234,878 for the six months ended June 30, 2011 and 2010, respectively.

Investment Banking Agreements

On June 7, 2011, we entered into an agreement with Rodman & Renshaw, LLC to act as our exclusive placement agent for the sale of securities on June 22, 2011 as described in Note 6.  The agreement specified cash compensation of 7% of the purchase price paid in an offering plus warrants equal to 7% of common shares issued or issuable under the offering on the same terms as offered to investors in the private placement.  In addition, cash compensation of 7% of any proceeds from the exercise of warrants issued in conjunction with a private placement will be paid.  The agreement terminated 30 days after a successful private placement.  The obligation for fees and warrants survives for 18 months for proceeds raised from investors in the private placement.

On January 24, 2011, we entered into an agreement with Rodman & Renshaw, LLC to act as our exclusive placement agent for the sale of securities on February 8, 2011 as described in Note 10.  The agreement specified cash compensation of 7% of the purchase price paid in an offering plus warrants equal to 7% of common shares issued or ,issuable under the offering on the same terms as offered to investors in the private placement.  In addition, cash compensation of 7% of any proceeds from the exercise of warrants issued in conjunction with a private placement will be paid.  The agreement terminated 30 days after a successful private placement.  The obligation for fees and warrants survives for 18 months for proceeds raised from investors in the private placement.

On February 18, 2010 we entered into a Financial Advisory and Investment Banking Services Agreement to assist us with our fundraising efforts which terminated on June 30, 2010.  The agreement specified compensation for the placement of equity securities of 8% of any gross proceeds, plus warrants equal to 8% of the shares of common stock issued or issuable in any financing from investors identified by the investment banking firm.  In addition, if the investment banking firm moves to conduct a syndicated offering with other brokers, an additional 2% of gross proceeds for a management fee and 3% of gross proceeds will be due for a non-accountable expense allowance plus warrants equal to 5% of shares of common stock issued or issuable in such financing.   The agreement also specified compensation of 6% of gross proceeds with 6% warrant coverage for any mezzanine debt financing and 1.5% of gross proceeds for senior debt with no warrant coverage.

The obligation for payment of fees and warrants as specified above survived until June 30, 2011 for any amounts raised from investors identified and contacted by the investment banking firm.  No amounts are due under this agreement.

On March 10, 2010, we entered into an Investment Banking Agreement to assist us with our fundraising efforts, which expired in June, 2010.  The agreement specified compensation of 7% of any gross proceeds plus warrants equal to 7% of the number of common shares issued or issuable upon conversion in any financing transaction from investors identified by the investment banking firm. In addition, the investment banking firm has a right of first refusal under certain circumstances for a period of 18 months following the termination of the agreement under certain circumstances as defined in the agreement.  The obligation for payment of these fees and warrants survives for one year subsequent to the termination of the agreement for any amounts raised from investors identified and contacted by the investment banking firm.  No amounts are presently due under this agreement.

NOTE 6 – CONVERTIBLE DEBENTURES

On June 22, 2011, pursuant to a Securities Purchase Agreement, dated as of June 16, 2011, with several institutional investors, we completed a private placement of our original issue discount convertible debentures (referred to as the convertible debentures), receiving gross proceeds of $3,500,000.  Each convertible debenture was issued at a price equal to 85% of its principal amount.  The convertible debentures mature two years after the date of their issuance and do not bear regularly scheduled interest.  Investors may convert their convertible debentures into shares of our common stock at any time and from time to time on or before the maturity date, at a conversion price of $0.55 per share.

The convertible debentures will mandatorily convert at our option into shares of our common stock at the conversion price, if the closing bid price for the common stock exceeds $1.50 per share for a period of 10 consecutive trading days, provided that such underlying shares have been fully registered for resale with the U.S. Securities and Exchange Commission (SEC).

The convertible debentures are unsecured, general obligations of our company, and rank pari passu with our other unsecured and unsubordinated liabilities.  The convertible debentures are not redeemable or subject to voluntary prepayment by us prior to maturity.  The convertible debentures are identical for all of the investors except for principal amount.

The investors agreed not to convert their convertible debentures or exercise their warrants, and we will not be permitted to require a mandatory conversion, to the extent such conversion, exercise or issuance would result in beneficial ownership of more than 4.99% of our outstanding shares at such time.

Events of default under the convertible debentures include:

• failure to pay principal or any liquidated damages on any convertible debenture when due;

•           failure to perform other covenants under the convertible debentures that is not cured five trading days after notice by holders;

•           default under the other financing documents, subject to any grace or cure period provided in the applicable agreement, document or instrument;

•           certain events of bankruptcy or insolvency of our company or any significant subsidiary;

•           any default by our company or any subsidiary under any instrument in excess of $150,000 that results in such obligation becoming due and payable prior to maturity;

•           we become party to a change of control transaction, or dispose of greater than 50% of our assets; and

•           failure to deliver common stock certificates to a holder prior to the tenth trading day after a convertible debenture conversion date.

Upon an event of default, the outstanding principal amount of the convertible debentures, plus a default premium, shall become immediately due and payable to the holders of the convertible debentures.

The convertible debentures contain various covenants that limit our ability to:

•	incur additional indebtedness, other than permitted indebtedness as defined in the convertible debenture;

•	incur specified liens, other than permitted liens as defined in the convertible debenture;

•	amend our certificate of incorporation or by-laws in a material adverse manner to the holders; and

•	repay or repurchase more than a de minimus number of shares of our common stock.

As part of the financing, we also agreed not to undertake a reverse or forward stock split or reclassification of our common stock until the one-year anniversary of the closing date, except with the consent of a majority in interest of the holders or in connection with an up-listing of our common stock onto a trading market other than the OTC Bulletin Board.

We also issued to the investors five-year warrants to purchase up to 3,743,409 shares of our common stock at an exercise price of $0.65 per share.  The warrants may be exercised on a cashless basis at any time after the earlier of (i) one year after the date of their issuance or (ii) the completion of the applicable holding period required by Rule 144 in the event the underlying shares have not been fully registered for resale with the SEC.  The warrants are not callable.  Neither the warrants nor the convertible debentures contain a provision for anti-dilution adjustments in the event of a subsequent equity financing at a price less than the respective warrant exercise price or convertible debenture conversion price.

Pursuant to a Registration Rights Agreement, dated as of June 16, 2011, with the investors, we agreed to file a shelf registration statement covering the resale of the shares of common stock issuable upon the conversion of the convertible debentures and exercise of the warrants within 30 days after the closing, use our best efforts to cause the shelf registration statement to be declared effective within 90 days after the closing (or 120 days in the event of a “full review” by the SEC), and keep the shelf registration statement effective until the underlying shares have been sold or may be sold without volume or manner of sale restrictions pursuant to Rule 144 under the Securities Act of 1933 and if we are unable to comply with this covenant, we will be required to pay liquidated damages to the investors in the amount of 1.5% of the investors’ purchase price per month during such non-compliance (capped at a maximum of 10% of the purchase price), with such liquidated damages payable in cash.  We filed the registration statement on July 15, 2011 and it was declared effective on July 26, 2011.  We evaluated any liability under the registration rights agreement at June 30, 2011 and determined no accrual was necessary.

The carrying value at June 30, 2011 and June 22, 2011 (inception) of the convertible debentures is as follows:

	June 30, 2011	6/22/2011 (Issue Date)
Face amount	$4,117,750	$4,117,750
Original issue discount	(611,462)	(617,750)
	3,506,288	3,500,000
Beneficial conversion feature and warrant allocation	(1,435,422)	(1,447,812)
Carrying value	$2,070,866	$2,052,188

The original issue discount of the convertible debentures is being amortized over their two-year life. Total amortization of the original issue discount for the six months ended June 30, 2011 was $6,288.

The proceeds were first allocated between the convertible debentures and the warrants based upon their relative fair values. The estimated fair value of the warrants issued with the convertible debentures of $1,018,582 was calculated using the Black-Scholes option pricing model and the following assumptions: market price of common stock – $0.45 per share; estimated volatility – 84.6%; risk-free interest rate – 1.58%, expected dividend rate – 0% and expected life – 5.0 years. This resulted in allocating $788,972 to the warrants and $2,711,028 to the convertible debentures.

Next, the intrinsic value of the beneficial conversion feature was computed as the difference between the fair value of the common stock issuable upon conversion of the convertible debentures and the total price to convert based on the effective conversion price. This resulted in allocating $658,840 to the beneficial conversion feature. The resulting $1,447,812 discount to the convertible debentures is being amortized over the two-year term of the convertible debentures using the effective interest method and resulted in the recognition of $12,390 of interest expense during the six months ended June 30, 2011.

In conjunction with the placement of the convertible debentures, we paid our investment banker $245,000 as a placement fee and issued five-year warrants to purchase 524,077 shares of our common stock at an exercise price of $0.65 per share.  All terms are identical to the warrants issued to the holders of the convertible debentures. The estimated fair value of the warrants issued with the convertible debentures of $142,601 was calculated using the Black-Scholes option pricing model and the following assumptions: market price of common stock – $0.45 per share; estimated volatility – 84.6%; risk-free interest rate – 1.58%, expected dividend rate – 0% and expected life – 5.0 years.  In addition, we incurred legal and other costs of $53,500 paid in cash.  These costs, totaling $441,101 were recorded as loan costs on the accompanying balance sheet at June 30, 2011 and are being amortized to interest expense using the straight line method, which approximates the effective interest method, over the two-year term of the convertible debentures.  Total loan cost amortization for the six months ended June 30, 2011 was $4,827.

Interest expense related to the convertible debentures is as follows:

	Six months ended
	June 30,
	2011	2010
Amortization of original issue discount	$6,288	$-
Amortization of beneficial conversion feature and warrant allocation	12,390	-
Amortization of loan costs	4,827	-
	$23,505	$-

NOTE 7 – DERIVATIVE WARRANT LIABILITY

On February 9, 2011, we issued five-year warrants to purchase 5,254,890 shares of our common stock at an exercise price of $0.60 per share in conjunction with the private placement described in Note 10.  If we issue common stock or common stock equivalents at a price per share less than the exercise price of the warrants, the exercise price of the warrants is decreased to equal the price at which the common stock or common stock equivalents were issued.  The exercise price cannot be reduced below $0.45 per share. We determined that the potential adjustment to the exercise price of the warrants exceeded the economic dilution suffered and therefore the warrants are not to be considered indexed to our common stock and caused the warrants to be a derivative liability. Derivative financial instruments are classified as liabilities and carried at fair value at each reporting date, with changes reflected in the statements of operations.

On June 22, 2011, the exercise price of the warrants was reduced from $0.60 per share to $0.55 per share as a result of the issuance of the convertible debentures at a conversion price of $0.55 per share as described in Note 6.  As a result, we recognized the difference in the fair value of the warrants of $39,503 as of that date as an additional unrealized fair value change in the derivative gain for the six months ended June 30, 2011.

The following table summarizes the components of changes in our derivative warrant liability during the six months ended June 30, 2011:

Six Months ended June 30, 2011
Beginning balance	$-
Derivatives recognized upon issuance	2,090,648
Fair value change due to repricing, included in income	39,503
Unrealized fair value changes, included in income	(687,765)
Total unrealized gain, included in income	(648,262)

Ending balance	$1,442,386

The Company uses the Black-Scholes option valuation model to measure the fair value of the warrants, and based on the following assumptions, a summary of the fair values are as follows:

	February 9, 2011	June 22, 2011	June 22, 2011	June 30, 2011
Exercise price	$0.60	$0.60	$0.55	$0.55
Trading market price	$0.531	$0.45	$0.45	$0.44
Expected life (years)	5.00	4.64	4.64	4.61
Equivalent volatility	102.90%	82.80%	82.80%	82.80%
Expected dividend rate	0.00%	0.00%	0.00%	0.00%
Risk-free interest rate	2.33%	1.58%	1.58%	1.76%
Fair value	$2,090,648	$1,386,411	$1,425,914	$1,442,386

NOTE 8 – LOAN PAYABLE

On May 15, 2008, Sendio entered into a three-year note payable for the purchase of a vehicle.  The note bore interest at a rate of 24.5% and was payable in 36 equal monthly installments of principal and interest of approximately $575 plus mandatory VAT and insurance.  The note was secured by the vehicle.  The note was paid in full in May, 2011.

NOTE 9 – CAPITAL LEASE OBLIGATION

On May 30, 2008, Sendio entered into a five-year lease agreement for the purchase of certain equipment.  The capital lease obligation bears interest at a rate of 7.7% and requires payments of principal and interest of approximately $630 plus mandatory VAT and insurance over the 60-month term of the leases. The assets acquired under the capital lease obligation are being depreciated over the five-year term of the lease.

NOTE 10 – STOCKHOLDERS’ EQUITY

Preferred Stock

Our Amended and Restated Articles of Incorporation allow us to issue up to 10,000,000 shares of preferred stock without further stockholder approval and upon such terms and conditions, and having such rights, preferences, privileges, and restrictions as the Board of Directors may determine.  No preferred shares are currently issued and outstanding.

Common Stock

Unit Offering

From January 12 to February 4, 2011, we sold 401,500 Units at a subscription price of $1.00 per Unit for net proceeds of $401,500 in our unit private placement.  Each unit consisted of two shares of common stock and a two-year warrant to purchase one share of common stock at an exercise price of $1.00 per share.  A total of 803,000 shares of common stock and warrants to purchase 401,500 shares of common stock at an exercise price of $1.00 were issued.  Included in these amounts are 133,000 shares of our common stock and 66,500 warrants issued upon the conversion of $66,500 accounts payable to R. Gale Sellers, our former Chief Executive Officer and board member.

The net proceeds were allocated based on the relative fair values of the common stock and the warrants on the dates of issuance.  The allocated fair value of the warrants was $67,776 and the balance of the proceeds of $333,724 was allocated to the common stock.

The fair value of the warrants issued in our unit private placement was calculated using the Black-Scholes option valuation model with the following assumptions:

Closing market price of common stock	$0.50 to $0.56
Estimated volatility	105.5% to 108.7%
Risk free interest rate	0.54% to 0.77%
Expected dividend rate	-
Expected life	2 years

Private Placement

On February 8, 2011, we completed a private placement to eight institutional accredited investors of 4,911,112 shares of our common stock, at a purchase price of $0.45 per share, for gross proceeds of $2,210,000.  As part of the private placement, the investors were issued five-year warrants to purchase 4,911,112 shares of our common stock, at an initial exercise price of $0.60 per share.  As discussed in Note 7, the exercise price was reduced on June 22, 2011 to $0.55 per share as a result of the issuance of the convertible debentures as described in Note 6.

These warrants contain a full ratchet provision which reduces the exercise price of the warrant in the event we issue common stock or common stock equivalents at a price lower than the exercise price of the warrants.  The exercise price cannot be reduced below $0.45 per share. As such the warrants have been treated as a derivative warrant liability as discussed in Note 7.

For each of the warrants, the holder will be able to exercise the warrant on a so-called cashless basis at any time following the one-year anniversary of the closing of the private placement in which a registration statement covering the shares of our common stock underlying such warrants is not effective.

The net proceeds from the private placement totaling $2,001,901, following the payment of offering-related expenses of $208,099, are being used by us for our capital expenditure requirements and for working capital and other general corporate purposes.  At the closing of the private placement, we paid Rodman & Renshaw LLC, the placement agent for the private placement, cash compensation of 7% of the gross proceeds of the private placement and a five-year warrant to purchase up to 343,778 shares of our common stock, at an initial exercise price of $0.60 per share. As discussed in Note 7, the exercise price was reduced on June 22, 2011 to $0.55 per share as a result of the issuance of the convertible debentures as described in Note 6.

We have agreed, pursuant to the terms of a registration rights agreement with the investors, to file a shelf registration statement with respect to the resale of the shares of our common stock sold to the investors and shares of our common stock issuable upon exercise of the warrants with the SEC on or before April 10, 2011; and to use our best efforts to have the shelf registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 90 days after the closing date (or 150 days in the event of a review of the shelf registration statement by the SEC). We also agreed to keep the shelf registration statement effective until all registrable securities may be sold under Rule 144 under the Securities Act of 1933 and if we are unable to comply with this covenant, we will be required to pay liquidated damages to the investors in the amount of 1.5% of the investors’ purchase price per month during such non-compliance (capped at a maximum of 10% of the purchase price), with such liquidated damages payable in cash.  We filed the registration statement on April 10, 2011 and it was declared effective on April 18, 2011.  We evaluated any liability under the registration rights agreement at June 30, 2011 and determined no accrual was necessary.

The investors agreed, pursuant to the securities purchase agreement, not to engage in any short sales (as defined in the agreement) until the earlier of the effective date of the shelf registration statement referred to above or the date when the shares of our common stock sold to the investors and shares of our common stock issuable upon exercise of the warrants are eligible for sale under Rule 144 under the Securities Act of 1933.  We also granted the investors the right to participate in future equity financing transactions within the 12 months following the closing of the private placement and agreed to certain restrictions on our ability to sell our equity securities until 60 days after the effective date of the shelf registration statement.

Issuances of Common Stock

On June 15, 2011, we issued 250,000 shares of common stock with a fair value of $112,500 based on the closing market price as of that date of $0.45 per share to Integrated Sales Solutions for services, a company controlled by our President and Chief Operating Officer, Billy K. Hamlin.

On June 22, 2011, we issued 300,000 shares of common stock with a fair value of $135,000 based on the closing market price as of that date of $0.45 per share to Milan Gottwald pursuant to the Sendio facilities purchase agreement as described in Note 5.

Stock and Stock Options issued and exercised pursuant to the 2007 Stock Incentive Plan

Stock issuances

On March 17, 2011, we issued 100,000 shares of common stock from the 2007 Stock Incentive Plan with a fair value of $51,000 based on the closing market price as of that date of $0.51 per share pursuant to the settlement of a dispute with a former consultant and employee to the Company.

On October 4, 2010, we issued 470,588 shares of common stock to Phil Styles, our former Chief Executive Officer, at price of $0.51 per share based on the closing market price for our common stock as of that date.  The shares were issued pursuant to his employment agreement, which provides for the vesting of these shares as his annual salary of $240,000 is earned but unpaid.  During the six months ended June 30, 2011, Mr. Styles converted $47,670 of his salary into 93,470 shares of common stock, and the remaining 253,661 unvested shares were forfeited.

Option issuances

On March 14, 2011, our board of directors increased the number of shares of our common stock that we are authorized to issue under the 2007 Stock Incentive Plan from 10,000,000 shares to 20,000,000 shares.

Also on March 14, 2011, our board of directors issued ten-year options to purchase a total of 625,000 shares of our common stock at an exercise price of $0.52 per share based on the closing market price as of that date to certain  of our directors and an officer. The fair value of the options granted of $285,032 was calculated using the Black-Scholes option valuation model.

On April 27, 2011, we issued five-year options to purchase 2,216,129 shares of our common stock at an exercise price of $0.391 per share based on the closing market price as of that date to Scott C. Blackstone, Ph.D., our Chief Executive Officer in conjunction with his employment agreement as of that date.  The options vest monthly over three years from the date of issuance.  The fair value of the options granted of $616,084 was calculated using the Black-Scholes option valuation model.

We used the following assumptions in the calculations of the Black Scholes option valuation model to calculate the fair value of options issued during the six months ended June 30, 2011:

Closing market price of common stock	$0.391 - 0.52
Estimated volatility	92%
Risk free interest rate	2.06% - 3.36%
Expected dividend rate	-
Expected life	5-10 years

We recognized compensation expense of $615,691 and $40,001 related to the vested portion of stock and stock options based on their estimated grant date fair value as research and development expense or general and administrative expense based on the specific recipient of the award for the six months ended June 30, 2011 and 2010, respectively.

At June 30, 2011, we have unrecognized compensation expense related to stock options of $710,935, of which we anticipate $234,657 will be recognized through December 31, 2011, $205,361 will be recognized in each of the fiscal years 2012 and 2013 and $65,556 will be recognized in 2014.

Warrants

During the six months ended June 30, 2011, we issued five-year warrants to purchase 4,911,112 shares of our common stock, at an initial exercise price of $0.60 per share in a private placement as described above. On June 22, 2011, the exercise price of the warrants was reduced from $0.60 per share to $0.55 per share as a result of the issuance of the convertible debentures at a conversion price of $0.55 per share as described in Note 6. We also issued two-year warrants to purchase 401,500 shares of common stock at an exercise price of $1.00 in our unit offering, described above.  In addition, we issued five-year warrants to purchase 4,267,486 shares of our common stock, at an exercise price of $0.65 per share as described in Note 6.

During the six months ended June 30, 2011 warrants to purchase 139,750 shares of common stock with an exercise price of $0.60 per share expired unexercised.

A summary of our outstanding warrants at June 30, 2011 is as follows:

		Weighted-Average
Exercise	Warrants	Remaining Contractual	Number
Price	Outstanding	Life (Years)	Exercisable
$0.38	75,000	1.8	75,000
$0.55	5,254,890	4.6	5,254,890
$0.65	4,267,486	5.0	4,267,486
$0.75	7,969,333	1.6	7,894,333
$1.00	871,900	1.5	871,900
	18,438,609	3.2	18,363,609

NOTE 11 – RELATED PARTY TRANSACTIONS

In September 2010, we entered into an agreement with Integrated Sales Solutions II, LLC (“ISS”) to enhance our capabilities in designing and establishing sales strategy and distribution channels with retail, electrical utilities, electrical distributors and government agencies. In April 2011, we entered into a six-month agreement with Hamlin Consulting, LLC to advise and assist us in defining logistics, warehousing, finished good requirements, distribution, packaging, merchandising and support for our ESL lighting products. The total fees due under the agreement are $120,000. We work closely with ISS and Hamlin Consulting to develop programs aimed at further developing these channels and potential distribution partnerships. ISS and Hamlin Consulting are controlled by Billy K. Hamlin, a director of our company and our newly appointed President and Chief Operating Officer. We have paid $72,000 to ISS and $60,000 to Hamlin Consulting through June 30, 2011.

In June 2011, we paid a consulting fee of $50,000 to SAM Advisors, LLC for services rendered to the Company.  SAM Advisors LLC is owned by William Smith, our chairman.

NOTE 12 – SUBSEQUENT EVENTS

On July 28, 2011, Bill K. Hamlin, a current member of our board of directors, was appointed to the positions of President and Chief Operating Officer of the Company.  As part of his employment agreement, Mr. Hamlin agreed to convert $105,000 of his annual salary into 262,500 shares of our common stock at a conversion price of $0.40 per share, based on the closing market price of our common stock on the first day of his employment.  These shares will vest in 12 equal monthly installments over the term of his employment agreement.  We have issued Mr. Hamlin stock options to purchase up to 1,400,000 shares of our common stock at an exercise price of $0.40 per share, the closing market price on his first day of employment, from our 2007 Stock Incentive Plan.  A total of 600,000 options will vest over the term of his employment agreement, and the remaining 800,000 options will vest upon meeting certain performance criteria set by the company.

___________ Shares

Common Stock

Prospectus

_____ __, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

SEC registration fees		$2,635.80
FINRA filing fees
National securities exchange listing fee
Legal fees and expenses
Printing and engraving expenses
Blue sky legal and filing fees
Accounting fees and expenses
Miscellaneous
Total	$

Item 14.  Indemnification of Directors and Officers.

Section 317 of the California General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation.

Our board of directors has resolved to indemnify the officers and directors of our company to the fullest extent permitted by Section 317 of the California General Corporation Law, and Article V of our articles of incorporation and Article VI of our by-laws authorize the registrant to provide for indemnification of officers and directors to the same extent.  This indemnification limits the personal monetary liability of directors in performing their duties on behalf of the registrant, to the extent permitted by the California General Corporation Law, and permits the registrant to indemnify its directors and officers against certain liabilities and expenses, to the extent permitted by the California General Corporation Law.  In addition, the registrant maintains a directors’ and officers’ liability insurance policy that insures its directors and officers against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

Additionally, we have entered into indemnification agreements with each of our directors and senior executive officers. The indemnification agreements provide each of the indemnitees with, among other things, indemnification against liabilities relating to their service as directors and officers of our company and the advancement of expenses under certain circumstances, in each case to the fullest extent permitted by law. The indemnification agreements also require us to take commercially reasonable efforts to purchase and maintain one or more policies of directors’ and officers’ liability insurance to cover liabilities asserted against, or incurred by, the indemnitees.

The foregoing summaries are necessarily subject to the complete text of the California General Corporation Law, our articles of incorporation, our by-laws and the agreements referred to above, and are qualified in their entirety by reference thereto.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

From January 12 to February 4, 2011, we sold 401,500 units at a subscription price of $1.00 per unit for net proceeds of $401,500 in our unit private placement.  Each unit consists of two shares of common stock and a two-year warrant to purchase one share of common stock at an exercise price of $1.00 per share.  A total of 803,000 shares of common stock and two-year warrants to purchase 401,500 shares of common stock at an exercise price of $1.00 were issued.  Included in these amounts are 133,000 shares of our common stock and 66,500 warrants issued upon the conversion of accounts payable by R. Gale Sellers, our former Chief Executive Officer and a former member of our board of directors.

On February 9, 2011, we completed a private placement to eight institutional accredited investors of 4,911,112 shares of our common stock at a purchase price of $0.45 per share for gross proceeds of $2,210,000.  As part of the private placement, the investors were issued five-year warrants to purchase up to 4,911,112 shares of our common stock at an initial exercise price of $0.60 per share.  For each of the warrants, the holder will be able to exercise the warrant on a so-called cashless basis at any time following the one-year anniversary of the closing of the private placement that a registration statement covering the shares of our common stock underlying such warrants is not effective.  The net proceeds from the private placement, following the payment of offering-related expenses, were used by us for our capital expenditure requirements and for working capital and other general corporate purposes.

At the closing of the private placement, we paid Rodman & Renshaw LLC, the exclusive placement agent for the private placement, cash compensation of 7% of the gross proceeds of the private placement and a five-year warrant to purchase up to 343,778 shares of our common stock at an initial exercise price of $0.60 per share.  The terms of the placement agent's warrant are substantially identical to the warrants issued to investors in the private placement.

On March 14, 2011, we issued ten-year options to purchase a total of 625,000 shares of our common stock at an exercise price of $0.52 per share based on the closing market price as of that date.

On March 17, 2011, we issued 100,000 shares of common stock from the 2007 Stock Incentive Plan with a fair value of $51,000 based on the closing market price as of that date of $0.51 per share pursuant to the settlement of a dispute with a former consultant and employee to our company.

On June 15, 2011, we issued 250,000 shares of common stock from the 2007 Stock Incentive Plan with a fair value of $112,500 based on the closing market price as of that date of $0.45 per share to Sales Solutions II, LLC, a company controlled by Bill K. Hamlin, one of our directors, for services rendered.

On June 22, 2011, we issued 300,000 shares of common stock from the 2007 Stock Incentive Plan with a fair value of $135,000 based on the closing market price as of that date of $0.45 per share to Milan Gottwald pursuant to the Purchase Agreement for our facilities in the Czech Republic for services.

On June 22, 2011, we completed a private placement of our convertible debentures to 11 institutional investors, receiving gross proceeds of $3,500,000.  Each convertible debenture was issued at a price equal to 85% of its principal amount.  The convertible debentures mature two years after the date of their issuance and do not bear regularly scheduled interest.  Investors may convert their convertible debentures into shares of our common stock at any time and from time to time on or before the maturity date, at a conversion price of $0.55 per share. The convertible debentures will mandatorily convert at our option into shares of our common stock at the conversion price, if the closing bid price for the common stock exceeds $1.50 per share for a period of ten consecutive trading days, provided that such underlying shares continue to be registered for resale with the SEC. We also issued to the investors five-year common stock purchase warrants to purchase up to 3,743,409 shares of our common stock at an exercise price of $0.65 per share.  The warrants may be exercised on a cashless basis at any time after the earlier of (i) one year after the date of their issuance or (ii) the completion of the applicable holding period required by Rule 144 in the event the underlying shares fail to continue to be registered for resale with the SEC. We are using the net proceeds of the June 2011 private placement for our working capital and capital expenditure requirements.

Rodman & Renshaw LLC acted as the exclusive placement agent for the June 2011 private placement.  At closing, we paid a cash placement fee of $245,000 and issued warrants to purchase 524,077 shares of our common stock to Rodman & Renshaw for acting in this capacity.

The common stock and warrants issued in the February 2011 private placement, the convertible debentures and warrants issued in the June 2011 private placement and the securities issued in other transactions described above were exempt from registration under Section 4(2) of the Securities Act of 1933 as a sale by an issuer not involving a public offering or under Regulation D promulgated pursuant to the Securities Act of 1933.  None of the common stock, convertible debentures or warrants, or shares of common stock underlying such convertible debentures and warrants, were registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.  Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Item 16.  Exhibits and Financial Statement Schedules.

(a)           The exhibits listed in the following Exhibit Index are filed as part of this registration statement.

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement.
1.2	*	Form of Underwriters’ Warrant.
3.1A	(1)	Amended and Restated Articles of Incorporation of Vu1 Corporation dated June 30, 2000.
3.1B	(1)	Certificate of Amendment of Articles of Incorporation dated May 19, 2008.
3.1C	(1)	Certificate of Amendment of Articles of Incorporation dated August 25, 2008.
3.2A	(2)	Bylaws of Vu1 Corporation.
3.2B	(3)	Amendment of Bylaws effective August 6, 1997.
4.1	(11)	Form of Common Stock Purchase Warrant of Vu1 Corporation, dated February 3, 2011, for each investor. (15)
5.1	*	Opinion of Greenberg Traurig, LLP, counsel to the registrant, as to the legality of the securities.
10.1	(4)	Vu1 Corporation 2007 Stock Incentive Plan.
10.2	(5)	Form of Vu1 Corporation Stock Option Agreement.
10.4	(6)	Lease Contract between Sendio s.r.o. and Milan Gottwald, dated May 28, 2008.
10.5A	(7)	Purchase Agreement between Sendio s.r.o. and Milan Gottwald, dated November 25, 2008.
10.5B	(8)	Business Agreement, as an annex to the Purchase Agreement, between Sendio, s.r.o and Milan Gottwald, dated March 3, 2009.
10.6	(7)	Deed of Guarantee between Vu1 Corporation and Milan Gottwald, dated November 24, 2008.
10.7	(9)	Tenancy Agreement between Sendio s.r.o. and Milan Gottwald, dated December 2, 2009.
10.8	(9)	Amendment No. 2 to the Purchase Agreement dated November 25, 2008 dated December 2, 2009 between Sendio s.r.o. and Milan Gottwald.
10.9	(10)	Executive Employment Agreement effective October 4, 2010 by and between the Company and Philip Styles.
10.10	(11)	Securities Purchase Agreement, dated as of February 3, 2011, between Vu1 Corporation and each purchaser identified on the signature pages thereto.
10.11	(11)	Registration Rights Agreement, dated as of February 3, 2011, between Vu1 Corporation and each of the several purchasers signatory thereto.
10.13	(12)	Vu1 Corporation 2007 Stock Incentive Plan, as amended on March 14, 2011.
10.14	(13)	Employment Agreement, dated April 27, 2011, between Vu1 Corporation and Scott C. Blackstone, Ph.D.
10.15	(14)	Form of Securities Purchase Agreement, dated as of June 15, 2011, between Vu1 Corporation and each purchaser identified on the signature pages thereto.
10.16	(14)	Form of Original Issue Discount Convertible Debenture issued June 22, 2011, by Vu1 Corporation to each of the purchasers.
10.17	(14)	Form of Common Stock Purchase Warrant issued June 22, 2011, by Vu1 Corporation to each of the purchasers.
10.18	(14)	Registration Rights Agreement, dated as of June 16, 2011, between Vu1 Corporation and each of the purchasers.
10.19	(14)	Amendment No. 1 to the Lease Contract, dated December 2, 2009 between Sendio s.r.o. and Milan Gottwald.
10.20	(14)	Amendment No. 3 to the Purchase Agreement dated November 25, 2008 between Sendio s.r.o. and Milan Gottwald.
10.21	(15)	Employment Agreement, dated July 28, 2011, between Vu1 Corporation and Bill K. Hamlin.
10.22		Manufacturing Agreement, dated October 6, 2011, between Vu1 Corporation and Huayi Lighting Company Ltd.
14.1	(12)	Code of Business Conduct and Ethics.
14.2	(12)	Code of Ethics for the CEO and Senior Financial Officers.
21.1	(12)	List of Subsidiaries.
23.1	*	Consent of Greenberg Traurig, LLP (included in its opinion filed as Exhibit 5.1 hereto).
23.2		Consent of Peterson Sullivan, LLP, independent registered public accountants.
24.1		Power of Attorney (set forth on the signature page of this registration statement).

*	To be filed by amendment.

(1)	Previously filed as an exhibit to, and incorporated herein by reference from, our Current Report on Form 8-K filed on September 15, 2008.

(2)	Previously filed as an exhibit to, and incorporated herein by reference from, our Quarterly Report on Form 10-QSB as filed with the Commission on November 12, 1996.

(3)	Previously filed as an exhibit to, and incorporated herein by reference from, our Annual Report on Form 10-K filed on April 15, 1998.

(4)	Previously filed as an exhibit to, and incorporated herein by reference from, our Quarterly Report on Form 10-QSB as filed with the Commission on November 14, 2007.

(5)	Previously filed as an exhibit to, and incorporated herein by reference from, our Current Report on Form 8-K filed on November 21, 2007.
(6)	Previously filed as an exhibit to, and incorporated herein by reference from, our Current Report on Form 8-K filed on June 3, 2008.

(7)	Previously filed as an exhibit to, and incorporated herein by reference from, our Current Report on Form 8-K filed on December 15, 2008.

(8)	Previously filed as an exhibit to, and incorporated herein by reference from, our Current Report on Form 8-K filed on March 6, 2009.

(9)	Previously filed as an exhibit to, and incorporated herein by reference from, our Current Report on Form 8-K filed on December 15, 2009.

(10)	Previously filed as an exhibit to, and incorporated herein by reference from, our Quarterly Report on Form 10-Q filed on November 22, 2010.

(11)	Previously filed as an exhibit to, and incorporated herein by reference from, our Current Report on Form 8-K filed on February 11, 2011.

(12)	Previously filed as an exhibit to, and incorporated herein by reference from, our Annual Report on Form 10-K filed on March 31, 2011.

(13)	Previously filed as an exhibit to, and incorporated herein by reference from, our Current Report on Form 8-K filed on May 3, 2011.

(14)	Previously filed as an exhibit to, and incorporated herein by reference from, our Current Report on Form 8-K filed on June 22, 2011.

(15)	Previously filed as an exhibit to, and incorporated herein by reference from, our Current Report on Form 8-K filed on August 3, 2011.

(b)	The financial statement schedules are either not applicable or the required information is included in the financial statements and footnotes related thereto.

Item 17.  Undertakings.

A.           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           Intentionally omitted.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Intentionally omitted.

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by  means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on October 19, 2011.

VU1 CORPORATION

By:	/s/ Scott C. Blackstone, Ph.D.
Scott C. Blackstone, Ph.D.
Chief Executive Officer
(principal executive officer)

By:	/s/ Matthew DeVries
Matthew DeVries
Chief Financial Officer
(principal financial and accounting officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Vu1 Corporation, hereby severally constitute and appoint William B. Smith, Scott C. Blackstone, Ph.D. and Matthew DeVries, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William B. Smith	Chairman of the Board	October 19, 2011
William B. Smith

/s/ Scott C. Blackstone, Ph.D.	Chief Executive Officer	October 19, 2011
Scott C. Blackstone, Ph.D.	(principal executive officer)

/s/ Bill K. Hamlin	President, Chief Operating	October 19, 2011
Bill K. Hamlin	Officer and Director

/s/ Matthew DeVries	Chief Financial Officer	October 19, 2011
Matthew DeVries	(principal financial and accounting officer)

/s/ John J. Boyle III	Director	October 19, 2011
John J. Boyle III

/s/ Paul D. Fletcher	Director	October 19, 2011
Paul D. Fletcher

/s/ Charles Hunt, Ph.D.	Director	October 19, 2011
Charles Hunt, Ph.D.

/s/ John E. Rehfeld	Director	October 19, 2011
John E. Rehfeld

/s/ Duncan Troy	Director	October 19, 2011
Duncan Troy

/s/ Mark W. Weber	Director	October 19, 2011
Mark W. Weber